   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1998

                                                      REGISTRATION NO. 333-58693
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            DOBSON WIRELINE COMPANY

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          4813                  73-1533356
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

    13439 NORTH BROADWAY EXTENSION                 BRUCE R. KNOOIHUIZEN
              SUITE 200                       13439 NORTH BROADWAY EXTENSION
    OKLAHOMA CITY, OKLAHOMA 73114                       SUITE 200
            (405) 391-8500                    OKLAHOMA CITY, OKLAHOMA 73114
  (Address, including Zip Code, and                   (405) 391-8500
              telephone                       (Name, address, including Zip
   number, including area code, of             Code, and telephone number,
        registrant's principal                   including area code, of
          executive offices)                        agent for service)

                            ------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                              BRICE TARZWELL, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /
                            ------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ISSUED SEPTEMBER 14, 1998


                               OFFER TO EXCHANGE

                                  ALL OUTSTANDING
                         12 1/4% SENIOR NOTES DUE 2008
                  ($350,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         12 1/4% SENIOR NOTES DUE 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                                       OF

                            DOBSON WIRELINE COMPANY
                                ----------------


    The Exchange Offer will expire at 5:00 p.m., New York City time, on October , 1998, unless extended (if and as extended, the "Expiration Date"). The
Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer."

                            ------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

                            ------------------------


    Dobson Wireline Company, an Oklahoma corporation (the "Company" or "Dobson"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal to exchange $1,000 principal amount of its 12 1/4% Senior Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 12 1/4% Senior Notes Due 2008 (the "Old Notes"), of which an aggregate of $350,000,000 in principal amount was outstanding as of September 10, 1998.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Interest on the New Notes will be paid in cash at a rate of 12 1/4% per annum on each June 15 and December 15, commencing December 15, 1998. The New Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after June 15, 2003 at 106.125% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 15, 2006. In addition, at any time prior to June 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of one or more sales of capital stock of the Company, at 112.250% of their principal amount, plus accrued interest; provided that after any such redemption at least $227.5 million aggregate principal amount of Notes remains outstanding. See "Description of the Notes."


    This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of September 10, 1998. As of such date, a nominee for The Depository Trust Company was the only registered holder of the Old Notes.


    The Company will not receive any proceeds from this Exchange offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1998.

                          CERTAIN TENDER OFFER MATTERS



    The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The New Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Old Notes and all other unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Old Notes and the New Notes (together, the "Notes") will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. After giving effect to the offering and sale of the Old Notes (the "Offering") and the American Telco Acquisition (as defined herein) (together, the "Transactions"), on June 30, 1998, the Company had, on a consolidated basis, $378.0 million of indebtedness outstanding and the Company's subsidiaries had $43.4 million of liabilities in addition to the Notes (including $28.0 million of indebtedness, all of which is secured), all of which effectively would rank senior to the Notes, and the Company had no indebtedness ranking junior to the Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Morgan Stanley & Co. Incorporated, and NationsBanc Montgomery Securities LLC (the "Placement Agents") pursuant to the terms of the Placement Agreement dated June 10, 1998 between the Company and the Placement Agents. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."



    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.


    Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the last date Old Notes are accepted for exchange pursuant to the Exchange Offer (the "Exchange Date"), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

Certain Tender Offer Matters...............................................................................          ii

Periodic Reports...........................................................................................          iv

Available Information......................................................................................          iv

Glossary...................................................................................................           v

Summary....................................................................................................           1

Risk Factors...............................................................................................          11

The Exchange Offer.........................................................................................          27

Selected Consolidated Financial and Other Data.............................................................          35

Pro Forma Condensed Consolidated Financial Data............................................................          37

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          42

Business...................................................................................................          54

Management.................................................................................................          72

Principal Shareholders.....................................................................................          79

Description of Certain Indebtedness........................................................................          80

Description of the Notes...................................................................................          81

Certain U.S. Federal Tax Consequences......................................................................         109

Plan of Distribution.......................................................................................         113

Legal Matters..............................................................................................         114

Experts....................................................................................................         114

Index to Financial Statements..............................................................................         F-1

                            ------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD SHARES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                PERIODIC REPORTS

    The Company has agreed that, whether or not required by the rules and regulations of the Commission, so long as any Old Notes or New Notes are outstanding, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act as if it were subject thereto. The Company will supply the Trustee and each holder of Old Notes or New Notes, without cost, copies of such reports and other information.
                            ------------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement", which term includes all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contracts, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Upon effectiveness of the Registration Statement of which this Prospectus is a part, the Company became subject to the informational requirements of the Exchange Act, and in accordance therewith, will file reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at precribed rates. Such material can also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.
                            ------------------------

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                    GLOSSARY

    ACCESS--telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.


    ACCESS CHARGE REFORM ORDER--An order released by the FCC on May 16, 1997 that revised its access charge structure.



    ANP--Advanced network presence.


    ACSI--American Communications Services, Inc.

    ACCESS CHARGES--The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

    ADVANCED NETWORK PRESENCE UNIT ("ANP")--unit that links the Company's leased lines to its switches and enables the Company to provide digital local and long distance switch services and ATM-based data services in a market area.

    ALLEGIANCE TELECOM--Allegiance Telecom, Inc.

    AMERICAN TELCO--collectively, American Telco, Inc. and American Telco Network Services, Inc.

    AMERICAN TELCO ACQUISITION--pending acquisition of American Telco, Inc. and American Telco Network Services, Inc. by Dobson Wireline Company.

    AMERITECH--Ameritech Corporation.

    AT&T--AT&T Corp.

    ATM (ASYNCHRONOUS TRANSFER MODE)--a switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard 53 bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multimedia" information) at varying rates. The ATM format can be used by many different information systems.

    BELL ATLANTIC--Bell Atlantic Corporation.

    BELLSOUTH--BellSouth Corporation.


    CAPS--Competitive access providers.


    CENTRAL OFFICES--the switching centers or central switching facilities for the Company and other CLECs and/or ILECs.


    CLASS V SWITCH(ES)--central office switching system operated by local telephone companies.



    CLEC--Competitive local exchange carrier.


    COLLOCATION--the ability of a competitor carrier to connect its network to the local exchange carrier's central offices. Physical collocation occurs when a competitor carrier places its network connection equipment inside the local exchange company's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange company permits a competitor carrier to connect its network to the local exchange company's central offices on comparable terms, even though the competitor carrier's network connection equipment is not physically located inside the central offices.


    CTIA--Cellular Telecommunications Industry Association.


    DEDICATED LINES--telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the ILEC's public switched networks).

    DIGITAL--a method of storing, processing and transmitting information through the use of distance electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).


    DIRECT T--Bundled services and integrated billing offered under its LOGIX brand name.



    DS3 OR DIGITAL SERVICES LEVEL 3--the equivalent of 28 T-1 fiber optic channels, a standard unit of measurement in the industry.


    EXCEL--Excel Communications, Inc.

    FCC--Federal Communications Commission.

    GTE--GTE Corporation.


    HCF--High cost support funds.



    IBM--International Business Machines Corporation.


    ICG--ICG Communications, Inc.


    ICP--Integrated communications provider.



    ILEC--Incumbent local exchange carrier.


    INTERCONNECTION--interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.


    INTERCONNECTION AGREEMENT--The Company's interconnection agreements with SBC and GTE.



    INTEREXCHANGE CARRIER, OR IXC--usually referred to as long distance providers. Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. There are many facilities-based IXCs, including, AT&T, MCI, WorldCom, Sprint and IXC Communications, Inc., as well as many resellers that are authorized to provide IXC service.


    INTERLATA--telecommunications services originating in one LATA and terminating in another LATA.

    INTERMEDIA COMMUNICATIONS--Intermedia Communications, Inc.

    INTRALATA--telecommunications services originating and terminating in the same LATA.


    ISDN--integrated service digital network.


    ISP (INTERNET SERVICE PROVIDER)--a company that provides subscribers basic access to the Internet, along with additional services that may include E-Mail, site hosting, web page development, and other Internet-related services, along with technical support of these services.

    LATA (LOCAL ACCESS AND TRANSPORT AREA)--a geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

    LCI--LCI International Telecom Corp.


    LOCAL COMPETITION ORDER--Adoption by the FCC on August 8, 1996 of rules and policies which implemented the local competition provisions of the Telecommunications Act.



    LOGIX--The brand name under which the Company offers bundled services and integrated billing.

    LOCAL EXCHANGE--a geographic area determined by the local exchange carrier in which calls generally are transmitted without toll charges to the calling or called party.

    LOCAL EXCHANGE CARRIER OR LEC--a company providing local telephone services, including the RBOCs, GTE and independent companies such as the Company.


    MCI--MCI Communications Corporation.


    NYNEX--NYNEX Corporation.

    OCC--Oklahoma Corporation Commission.

    OKLAHOMA TELECOM ACT--Oklahoma Telecommunications Act of 1997.


    OSS--Operations support systems.



    OTA--Oklahoma Telephone Association.



    OUSF--Oklahoma Universal Service Fund.



    PIC-C CHARGES--pre-subscribed interexchange carrier charge.


    POPS (POINTS OF PRESENCE)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.


    PRICE CAP LECS--local exchange carriers subject to FCC's price cap rules.


    "PUC" OR "PUBLIC UTILITIES COMMISSION"--a state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

    QWEST--Qwest Communications Corporation.

    RBOC(S)--the five remaining of the seven original Regional Bell Operating Companies established by the Department of Justice's 1982 breakup of the Bell System. The 1982 breakup created two distinct segments of telecommunication service: local and long distance.

    RECIPROCAL COMPENSATION--compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one-way access charges by which IXCs compensate LECs for originating and terminating traffic.

    RESALE--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

    RUS/RTB FACILITY--loan agreements between and among Dobson Telephone, the United States of America, Rural Utilities Services ("RUS") and the Rural Telephone Bank ("RTB").

    SBC--SBC Communications, Inc.


    S/L--Schools and libraries and rural health care funds.


    SPRINT--Sprint Corporation.

    SWITCH--a sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

    TELECOMMUNICATIONS ACT--the Telecommunications Act of 1996.

    TELEPORT--Teleport Communications Group, Inc.


    UNBUNDLED ACCESS--access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

    UNBUNDLED NETWORK ELEMENTS--elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities.


    UNIVERSAL SERVICE ORDER--An order released by the FCC on May 8, 1997 which established an expanded federal universal service subsidy regime.



    US WEST--US WEST Communications, Inc.



    USF--Universal service funds.



    UUNET--UUNET Technologies, Inc., the largest ISP and subsidiary of WorldCom.


    VSAT--very small aperture terminal with a low band width.


    WILLRUSS--WillRuss Limited Liability Company, owner of the building from which the Company leases its headquarters.


    WORLDCOM--WorldCom, Inc.


    WRTA--Western Rural Telephone Association.



    WTO--World Trade Organization.



    ZENEX ACQUISITION--The Company's acquisition of certain long distance customers and related assets of Zenex for approximately $4.7 million.



    ZENEX--Zenex Communications, Inc., an Oklahoma City based reseller of long distance and value-added services.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, THE NOTES THERETO AND THE OTHER FINANCIAL DATA CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO "DOBSON WIRELINE" REFER TO DOBSON WIRELINE COMPANY AND ITS SUBSIDIARIES, INCLUDING AMERICAN TELCO FROM AND AFTER CONSUMMATION OF THE ACQUISITION ON JUNE 15, 1998 AND REFERENCES HEREIN TO "AMERICAN TELCO" REFER COLLECTIVELY TO AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC. CERTAIN TECHNICAL TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE "GLOSSARY" BEGINNING ON PAGE V AND CERTAIN TERMS USED IN THE INDENTURE RELATING TO THE NOTES ARE DEFINED UNDER "DESCRIPTION OF THE NOTES-- CERTAIN DEFINITIONS" BEGINNING ON PAGE 83.


                                  THE COMPANY


    Dobson Wireline Company seeks to be the leading provider of integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States. Since 1936, the Company, through its predecessors and subsidiaries, has provided incumbent local exchange carrier ("ILEC") services in Oklahoma. In addition, Dobson Wireline operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado, providing wholesale long-haul services. Dobson Wireline recently began offering switch-based services as an integrated communications provider (an "ICP") in Oklahoma City and Tulsa under its LOGIX-TM- brand name and expects to commence offering these services in Amarillo in late 1998.



    In order to accelerate the expansion of its ICP business, on June 15, 1998, Dobson Wireline acquired Houston-based American Telco for $131.5 million. American Telco provides long distance and local telecommunications services to approximately 22,400 customers in Houston, Dallas, Fort Worth, San Antonio and Austin, of which approximately 16,400 are business customers.



    On June 12, 1998, the Company consummated the offering of the Old Notes (the "Offering") and received net proceeds of approximately $338 million. Of these proceeds approximately $122 million (including premiums of approximately $.8 million) were used to purchase securities which secure the first six interest payments on the Notes, $126.5 million were used to finance the American Telco Acquisition (together with a previous $5 million earnest money deposit) and the balance will be used for general corporate purposes.


SERVICES STRATEGY

    The Company's objective is to be the dominant alternative provider of integrated local, long distance and data services packaged with wireless offerings to small and medium-sized business customers in the Southwest. The Company has developed customer focused strategies to build market share in existing and new markets while utilizing innovative and efficient network deployment techniques to maximize customer satisfaction and financial returns. The principal elements of the Company's services strategy include:


    DELIVERING INNOVATIVE TELECOMMUNICATIONS SOLUTIONS FOR BUSINESS
    CUSTOMERS. The Company believes that there is substantial demand from small and medium-sized businesses for bundled telecommunications services provided on a single monthly bill and with a single point of contact for all sales and service. Under its LOGIX-TM- brand name, the Company offers local, long distance, enhanced data, Internet, wireless and systems integration services to customers with convenient integrated billing through its "DIRECT T-SM-" bundled service offering.



    FOCUSING ON THE SOUTHWEST. In order to leverage its extensive telecommunications networks and long-standing customer and business relationships in the region, the Company intends to continue to focus on the Southwest, initially targeting Oklahoma and Texas. The Company believes that this regional focus will enable it to take advantage of economies of scale in management, network operations, sales and marketing.

    BUILDING MARKET SHARE THROUGH DIRECT SALES AND SUPERIOR CUSTOMER
    SERVICE. The Company believes that the key to revenue growth in its target markets is to acquire customers through direct sales efforts and retain those customers by offering a high level of customer service. The Company believes that, in servicing the small and medium-sized business market, using a consultative, face-to-face sales and service strategy with a single point of contact is a highly effective method of acquiring customers and developing long-term customer relationships.



    INCREASING PRODUCTIVITY AND EFFICIENCY THROUGH CONTINUED ENHANCEMENT OF OSS. The Company believes that fully integrated and scalable operations support systems ("OSS") will increase productivity and efficiency and provide a competitive advantage. The Company currently deploys tailored systems and procedures for its OSS and other back office systems and customer service, and intends to replace its existing OSS with a fully integrated, scalable system which can be expanded as the Company grows its customer base.


NETWORK STRATEGY


    The Company will seek to efficiently expand its network infrastructure to offer facilities-based services in attractive markets while minimizing its up front capital expenditures. The principal elements of the Company's network strategy include:



    MAXIMIZING OPERATING MARGINS WITH A TARGETED SERVICE AREA. The Company targets customers within a specified geographic zone surrounding its network infrastructure, thereby controlling the cost of services. By focusing its sales efforts on customers within these zones and bypassing the ILEC's, the Company believes it can generate higher gross margins than could be obtained by reselling ILEC services.



    EMPLOYING ADVANCED REMOTE SWITCHING TECHNOLOGY. In entering new markets the Company intends to deploy an advanced network presence unit (an "ANP") which utilizes minaturized switching technology. As customer telecommunications traffic warrants, the Company will install a Class V switch and redeploy ANPs to a new market area. By using ANP units and Class V switches, the Company believes it will have lower operating costs than reselling.


    CONTROLLING SERVICE QUALITY. The Company's strategy is to have direct control of the quality of service and responsiveness to its customers by utilizing the Company's own switches and providing a direct connection which eliminates the reliance on other switching providers, in contrast to reselling.

LEVERAGING EXISTING OPERATIONS AND PROVEN MANAGEMENT TEAM


    The Company believes that its ability to leverage its existing local exchange and fiber operations and to draw upon its senior management's extensive experience and expertise in facilities-based telecommunications services will provide it with a competitive advantage. Collectively, the executives of the Company have in excess of 125 years of telecommunications experience.



                                  RISK FACTORS



    An investment in the Notes involves a high degree of risk. The risks that a potential investor should consider before making an investment in the Notes include, but are not limited to, risks associated with: (i) the Company's leverage and its ability to meet required debt service; (ii) the Company's significant capital requirement associated with its operations; (iii) covenant restrictions contained in instruments governing the Company's indebtedness, including the Notes; (iv) the negative impact on EBITDA from CLEC Services; (v) the Company's status as a holding company which may impair its ability to incur additional secured indebtedness; (vi) the Company's acquisitions and ability to manage growth; (vii) the dependence of the Company on ILECs; (viii) the Company's local service strategies; (ix) the existence of pricing pressures and risks relating to the Company's long-distance business; (x) the dependence of the

Company on leased trunk capacity and its need to obtain permits, rights-of-way and other third-party agreements; (xi) the Company's dependence upon billing, customer service and information systems; (xii) the year 2000 issue; (xiii) competition; (xiv) rapid technological changes; (xv) the dependence of the Company on its key personnel; (xvi) regulation; (xvii) fraudulent conveyance statutes; (xviii) the absence of a public market for the notes and restrictions on the transferability of the Old Notes; and (xix) the control of the Company by Dobson Communications Corporation. See "Risk Factors."



                          TERMS OF THE EXCHANGE OFFER



    This Exchange Offer is being made pursuant to the terms of the registration rights agreement dated as of July 12, 1998 (the "Registration Rights Agreement") entered into between the Company and Morgan Stanley & Co. Incorporated, and NationsBanc Montgomery Securities LLC (the "Placement Agents"). See "The Exchange Offer--Purpose and Effect of the Exchange Offer."



The Exchange Offer................  Pursuant to the Exchange Offer, $1,000 principal amount of New Notes will be issued in exchange for each $1,000
                                    principal amount of Old Notes that are validly tendered
                                    and not withdrawn. As of September 10, 1998,
                                    $350,000,000 aggregate principal amount of Old Notes
                                    were outstanding. Holders of Old Notes whose Old Notes
                                    are not tendered and accepted in the Exchange Offer will
                                    continue to hold such Old Notes and will be entitled to
                                    all the rights and preferences and will be subject to
                                    the limitations applicable thereto under the Indenture
                                    governing the Old Notes and the New Notes. Following
                                    consummation of the Exchange Offer, the holders of Old
                                    Notes will continue to be subject to the existing
                                    restrictions upon transfer thereof and the Company will
                                    have no further obligation to such holders to provide
                                    for the registration under the Securities Act of the Old
                                    Notes held by them. Following the completion of the
                                    Exchange Offer, none of the Notes will be entitled to
                                    the contingent increase in interest rate provided with
                                    respect to the Old Notes.

Resale............................  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties,
                                    the Company believes the New Notes issued pursuant to
                                    the Exchange Offer may be offered for resale, resold and
                                    otherwise transferred by any holder thereof (other than
                                    broker-dealers, as set forth below, and any such holder
                                    that is an affiliate of the Company within the meaning
                                    of Rule 405 under the Securities Act) without compliance
                                    with the registration and prospectus delivery provisions
                                    of the Securities Act, provided that such New Notes are
                                    acquired in the ordinary course of such holder's
                                    business and that such holder has no arrangement or
                                    understanding with any person to participate in the
                                    distribution of such New Notes. Any holder who tenders
                                    in the Exchange Offer with the intention to participate,
                                    or for the purpose of participating, in a distribution
                                    of the New Notes or who is an affiliate of the Company
                                    may not rely upon such interpretations by the staff of
                                    the Commission and, in the absence of an exemption
                                    therefrom, must comply with the registration and
                                    prospectus delivery requirements of the Securities Act
                                    in connection with any secondary resale transaction.
                                    Failure to comply with such requirements in such

                                    instance may result in such holder incurring liabilities
                                    under the Securities Act for which the holder is not
                                    indemnified by the Company. Each broker-dealer (other
                                    than an affiliate of the Company) that receives New
                                    Notes for its own account pursuant to the Exchange Offer
                                    must acknowledge that it will deliver a prospectus
                                    meeting the requirements of the Securities Act in
                                    connection with any resale of such New Notes. The Letter
                                    of Transmittal states that by so acknowledging and by
                                    delivering a prospectus, a broker-dealer will not be
                                    deemed to admit that it is an underwriter within the
                                    meaning of the Securities Act. The Company has agreed
                                    that, for a period of 180 days after the Exchange Date,
                                    it will make this Prospectus available to any
                                    broker-dealer for use in connection with any such
                                    resale. See "Plan of Distribution."

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on October   , 1998, unless extended, in
                                    which case the term Expiration Date shall mean the
                                    latest date and time to which the Exchange Offer is
                                    extended. Any extension, if made, will be publicly
                                    announced through a release to the Dow Jones News
                                    Service and as otherwise required by applicable law or
                                    regulations.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange
                                    Offer--Conditions of the Exchange Offer." The Exchange
                                    Offer is not conditioned upon any minimum principal
                                    amount of Old Notes being tendered.

Procedures for Tendering Old
  Notes...........................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or a
                                    facsimile thereof, together with such Old Notes and any
                                    other required documentation to United States Trust
                                    Company of New York, the Exchange Agent, at the address
                                    set forth herein and therein. By executing the Letter of
                                    Transmittal, each holder will represent to the Company
                                    that, among other things, the New Notes acquired
                                    pursuant to the Exchange Offer are being obtained in the
                                    ordinary course of business of the person receiving such
                                    New Notes, whether or not such person is the holder,
                                    that neither the holder nor any such other person has an
                                    arrangement or understanding with any person to
                                    participate in the distribution of such New Notes and
                                    that neither the holder nor any such other person is an
                                    affiliate of the Company within the meaning of Rule 405
                                    under the Securities Act. See "The Exchange Offer--Terms
                                    of the Exchange Offer--Procedures for Tendering Old
                                    Notes" and "The Exchange Offer--Terms of the Exchange
                                    Offer--Guaranteed Delivery Procedures."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Old Notes in the

                                    Exchange Offer should contact such registered holder
                                    promptly and instruct such registered holder to tender
                                    on such beneficial owner's behalf. If such beneficial
                                    owner wishes to tender on its own behalf, such owner
                                    must, prior to completing and executing the Letter of
                                    Transmittal and delivering its Old Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Old Notes in such owner's name or obtain a properly
                                    completed stock power from the registered holder. The
                                    transfer of registered ownership may take considerable
                                    time and may not be able to be completed prior to the
                                    Expiration Date. See "The Exchange Offer--Terms of the
                                    Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date, must tender their Old Notes according
                                    to the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Terms of the Exchange Offer--Guaranteed
                                    Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes...........  Subject to certain conditions (as described more fully in "The Exchange Offer--Conditions of the Exchange
                                    Offer"), the Company will accept for exchange any and
                                    all Old Notes which are properly tendered in the
                                    Exchange Offer and not withdrawn prior to 5:00 p.m., New
                                    York City time, on the Expiration Date. The New Notes
                                    issued pursuant to the Exchange Offer will be delivered
                                    as promptly as practicable following the Expiration
                                    Date.

Withdrawal Rights.................  Except as otherwise provided herein, tenders of Old
                                    Notes may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer--Withdrawal
                                    of Tenders of Old Notes."

Certain Federal Income Tax
  Considerations..................  For a discussion of certain federal income tax considerations relating to the exchange of New Notes for
                                    Old Notes, see "Certain U.S. Federal Income Tax
                                    Consequences."

Exchange Agent....................  United States Trust Company of New York is the Exchange
                                    Agent. The address, telephone number and facsimile
                                    number of the Exchange Agent are set forth in "The
                                    Exchange Offer--Exchange Agent."

                             TERMS OF THE NEW NOTES


    The Exchange Offer applies to $350,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for in accordance with the terms of the Registration Rights Agreement which rights will terminate upon consummation of the Exchange Offer. See "Description of the Notes."


Issuer............................  Dobson Wireline Company.

Securities Offered................  $350 million aggregate principal amount of 12 1/4%
                                    Senior Notes due 2008.

Maturity..........................  June 15, 2008.

Interest..........................  Interest on the Notes is payable semiannually in cash on
                                    June 15 and December 15 of each year commencing December
                                    15, 1998.

Optional Redemption...............  The Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time on
                                    or after June 15, 2003, initially at 106.125% of their
                                    principal amount, plus accrued interest, declining to
                                    100% of their principal amount, plus accrued interest,
                                    on or after June 15, 2006. In addition, at any time
                                    prior to June 15, 2001, the Company may redeem up to 35%
                                    of the aggregate principal amount of the Notes with the
                                    proceeds of one or more sales of Capital Stock of the
                                    Company (other than Disqualified Stock), at 112.250% of
                                    their principal amount, plus accrued and unpaid
                                    interest; PROVIDED, HOWEVER, that after any such
                                    redemption at least 65% of the aggregate principal
                                    amount of Notes originally issued remains outstanding.
                                    See "Description of the Notes--Optional Redemption."

Security..........................  Of the net proceeds from the sale of the Old Notes, $121 million was invested in a portfolio of securities (the
                                    "Pledged Securities"), consisting of U.S. government
                                    securities, which secure the payment in full of the
                                    first six scheduled interest payments due on the Notes.
                                    After the first six interest payments, the Notes will be
                                    unsecured. The Pledged Securities will be held by the
                                    Trustee for the benefit of the holders of the Notes
                                    under an escrow and security agreement pending
                                    disbursement. See "Description of the Notes--Security."

Change of Control.................  Upon a Change of Control (as defined herein), the
                                    Company will be required to make an offer to purchase
                                    the Notes at a purchase price equal to 101% of their
                                    principal amount, plus accrued interest to the date of
                                    purchase. There can be no assurance that the Company
                                    will have sufficient funds available at the time of any
                                    Change of Control to make any required debt repayment
                                    (including repurchases of the Notes). See "Description
                                    of the Notes--Repurchase of Notes upon a Change of
                                    Control."

Ranking...........................  The Notes are unsecured (except as described above under
                                    "--Security"), unsubordinated indebtedness of Dobson
                                    Wireline Company ranking PARI PASSU with Dobson Wireline
                                    Company's

                                    unsecured, unsubordinated indebtedness and senior in
                                    right of payment to all subordinated indebtedness of
                                    Dobson Wireline Company. The Notes are effectively
                                    subordinated to all liabilities of the Company's
                                    subsidiaries, including trade payables. At June 30,
                                    1998, the Company had approximately $378.0 million of
                                    indebtedness outstanding and the Company's subsidiaries
                                    had approximately $43.4 million of liabilities,
                                    including approximately $28.0 million of indebtedness,
                                    all of which is secured. See "Risk Factors--Leverage;
                                    Ability to Meet Required Debt Service" and "--Holding
                                    Company Structure; Ability to Incur Additional Secured
                                    Indebtedness."

Certain Covenants.................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its
                                    Restricted Subsidiaries (as defined herein) to incur
                                    indebtedness, pay dividends, prepay subordinated
                                    indebtedness, repurchase capital stock, make
                                    investments, create liens, engage in transactions with
                                    stockholders and affiliates, sell assets and engage in
                                    mergers and consolidations. However, these limitations
                                    will be subject to a number of important qualifications
                                    and exceptions. See "Description of the
                                    Notes--Covenants."

Book-Entry; Delivery and Form.....  Transfers of Notes between participants and The
                                    Depository Trust Company ("DTC") will be effected in the
                                    ordinary way in accordance with DTC rules and will be
                                    settled in same-day funds. See "Description of the
                                    Notes."


                                USE OF PROCEEDS


    The Company will not receive any proceeds from the issuance of the New Notes pursuant to this Prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA



    The following tables set forth certain historical financial data for Dobson Wireline. The summary historical financial data as of and for the years ended December 31, 1995, 1996 and 1997 were derived from the Company's audited consolidated financial statements. The summary historical financial data as of and for the six months ended June 30, 1997 and 1998 were derived from the Company's unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations and financial position for such periods and as of such dates. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the full year. The summary historical financial data should be read in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.


                                                                                   YEAR ENDED DECEMBER 31,
                                                                                  -------------------------
                                                                                   1995     1996     1997
                                                                                  -------  -------  -------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  ILEC..........................................................................  $13,697  $14,365  $15,361
  Fiber.........................................................................    2,501    3,430    4,589
  ICP (3).......................................................................       67      113      227
                                                                                  -------  -------  -------
    Total revenue...............................................................   16,265   17,908   20,177

Operating expenses:
  Cost of service...............................................................    2,471    2,823    3,269
  Selling, general and administrative...........................................    6,532    7,815    8,735
  Depreciation and amortization.................................................    4,124    4,479    4,931
                                                                                  -------  -------  -------
    Total operating expenses....................................................   13,127   15,117   16,935
                                                                                  -------  -------  -------
Operating income (loss).........................................................    3,138    2,791    3,242
Interest expense................................................................   (1,980)  (2,194)  (2,459)
Other income (expense), net.....................................................     (267)     (83)     103
                                                                                  -------  -------  -------
Income (loss) before income taxes, extraordinary items and cumulative effect of
  change in accounting principle................................................      891      514      886
Income tax (provision) benefit..................................................     (391)    (183)    (337)
                                                                                  -------  -------  -------
Income (loss) before extraordinary items and cumulative effect of change in
  accounting principle..........................................................      500      331      549
Extraordinary item (1)..........................................................    --       --        (217)
                                                                                  -------  -------  -------
Income (loss) before cumulative effect of change in accounting principle........      500      331      332
Cumulative effect of change in accounting principle (2).........................    --       --       --
                                                                                  -------  -------  -------
Net income (loss)...............................................................  $   500  $   331  $   332
                                                                                  -------  -------  -------
                                                                                  -------  -------  -------
Basic net income (loss) per common share........................................  $ 4,995  $ 3,311  $ 3,321
                                                                                  -------  -------  -------
                                                                                  -------  -------  -------
Basic weighted average common shares outstanding................................      100      100      100
                                                                                  -------  -------  -------
                                                                                  -------  -------  -------

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                                  -----------------
                                                                                   1997      1998
                                                                                  -------  --------

STATEMENT OF OPERATIONS DATA:
Revenue:
  ILEC..........................................................................  $ 7,702  $  7,864
  Fiber.........................................................................    2,214     2,400
  ICP (3).......................................................................       76     4,371
                                                                                  -------  --------
    Total revenue...............................................................    9,992    14,635
Operating expenses:
  Cost of service...............................................................    1,337     6,264
  Selling, general and administrative...........................................    3,841     8,724
  Depreciation and amortization.................................................    2,346     3,129
                                                                                  -------  --------
    Total operating expenses....................................................    7,524    18,117
                                                                                  -------  --------
Operating income (loss).........................................................    2,468    (3,482)
Interest expense................................................................   (1,238)   (2,721)
Other income (expense), net.....................................................       67       396
                                                                                  -------  --------
Income (loss) before income taxes, extraordinary items and cumulative effect of
  change in accounting principle................................................    1,297    (5,807)
Income tax (provision) benefit..................................................     (493)      718
                                                                                  -------  --------
Income (loss) before extraordinary items and cumulative effect of change in
  accounting principle..........................................................      804    (5,089)
Extraordinary item (1)..........................................................     (217)    --
                                                                                  -------  --------
Income (loss) before cumulative effect of change in accounting principle........      587    (5,089)
Cumulative effect of change in accounting principle (2).........................    --         (699)
                                                                                  -------  --------
Net income (loss)...............................................................  $   587  $ (5,788)
                                                                                  -------  --------
                                                                                  -------  --------
Basic net income (loss) per common share........................................  $ 5,872  $(57,885)
                                                                                  -------  --------
                                                                                  -------  --------
Basic weighted average common shares outstanding................................      100       100
                                                                                  -------  --------
                                                                                  -------  --------



                                                                                                                    JUNE 30, 1998
                                                                                                                    -------------
                                                                                                                         (IN
                                                                                                                     THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................................................................................    $  81,726
Property, plant and equipment, net................................................................................       44,681
Total assets......................................................................................................      407,654
Total debt........................................................................................................      378,004
Stockholder's equity..............................................................................................       14,289


                                                                                   YEAR ENDED DECEMBER 31,
                                                                                  -------------------------
                                                                                   1995     1996     1997
                                                                                  -------  -------  -------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
  EBITDA (4)....................................................................  $ 7,262  $ 7,270  $ 8,173
Cash flow provided by (used in):
  Operating activities..........................................................  $ 3,659  $ 6,349  $ 3,704
  Investing activities..........................................................   (4,191)  (5,485)  (3,460)
  Financing activities..........................................................     (239)    (619)    (619)
Ratio of earnings to fixed charges (5)..........................................    1.45x    1.23x    1.36x
Capital expenditures............................................................  $ 2,357  $ 3,902  $ 5,442

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                                  -----------------
                                                                                   1997      1998
                                                                                  -------  --------

OTHER FINANCIAL DATA:
  EBITDA (4)....................................................................  $ 4,814  $   (352)
Cash flow provided by (used in):
  Operating activities..........................................................  $ 1,869  $  1,390
  Investing activities..........................................................   (1,246) (136,932)
  Financing activities..........................................................     (770)  217,014
Ratio of earnings to fixed charges (5)..........................................    1.88x     --
Capital expenditures............................................................  $ 1,017  $  6,140

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                  -------------------------
                                                                                   1995     1996     1997
                                                                                  -------  -------  -------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)
OTHER DATA (AT PERIOD END):
Access lines....................................................................   11,806   11,959   12,724
Route miles (6).................................................................      516      545      545
Fiber miles (7).................................................................   11,189   11,537   11,554
Switches........................................................................       12       12       13

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                                  -----------------
                                                                                   1997      1998
                                                                                  -------  --------

OTHER DATA (AT PERIOD END):
Access lines....................................................................   12,446    35,667
Route miles (6).................................................................      545       545
Fiber miles (7).................................................................   11,554    11,554
Switches........................................................................       12        16


------------------------------


(1) Extraordinary items reflect expense associated with early extinguishment of debt, net of income tax benefit.



(2) Cumulative effect of change in accounting principle reflects the charge taken, net of income tax benefit, as a result of the implementation of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-up Activities," effective January 1, 1998.



(3) ICP revenue includes network management services provided to affiliates of Dobson Wireline. For 1995 and 1996 and the three months ended June 30, 1997, the network management services account for all of the ICP revenue and for 1997 and the six months ended June, 1998, for $124,000 and $35,200 of the ICP revenue, respectively.



(4) EBITDA represents operating income excluding the charge for depreciation and amortization expense. EBITDA is provided because it is a measure commonly used in the industry to determine a company's ability to incur or service debt. EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.



(5) For the six months ended June 30, 1998, earnings were insufficient to cover fixed charges by $5.8 million. "Earnings" is defined as earnings before extraordinary items, accounting changes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, income taxes and a portion of rent expense under operating leases representative of interest.



(6) Route miles refers to the number of miles over which fiber optic cables are installed.



(7) Fiber miles refers to the number of route miles multiplied by the number of fibers installed along that path.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA



    The following summary unaudited pro forma consolidated statements of operations were derived from the pro forma condensed consolidated statements of operations included elsewhere in this Prospectus. The pro forma statement of operations data give effect to the Offering and the American Telco Acquisition as if they occurred on January 1, 1997. The summary unaudited pro forma consolidated financial data are based on certain assumptions that management believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Offering and the American Telco Acquisition had been completed on such date, nor does it purport to indicate the future financial position or results of future operations of the Company. The pro forma consolidated financial data should be read in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.



                                                                   YEAR ENDED
                                                                  DECEMBER 31,    SIX MONTHS ENDED
                                                                      1997          JUNE 30, 1998
                                                                 ---------------  -----------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                            SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  ILEC.........................................................     $  15,361         $   7,864
  Fiber........................................................         4,589             2,400
  ICP..........................................................        52,268            33,899
                                                                 ---------------  -----------------
    Total......................................................     $  72,218         $  44,163
Operating expenses:
  Cost of service..............................................        32,723            23,854
  Selling, general and administrative..........................        27,275            16,596
  Depreciation and amortization................................        17,210             8,882
                                                                 ---------------  -----------------
    Total operating expenses...................................        77,208            49,332
                                                                 ---------------  -----------------
Operating loss.................................................        (4,990)           (5,169)
Interest expense...............................................       (46,534)          (22,979)
Other income, net..............................................           335               428
Income tax benefit.............................................         1,245            --
                                                                 ---------------  -----------------
Loss before extraordinary items and cumulative effect of change
  in accounting principle......................................     $ (49,944)        $ (27,720)
                                                                 ---------------  -----------------
                                                                 ---------------  -----------------
Basic net loss per common share................................     $(499,440)        $(277,200)
                                                                 ---------------  -----------------
                                                                 ---------------  -----------------
Basic weighted average common shares outstanding...............           100               100
                                                                 ---------------  -----------------
                                                                 ---------------  -----------------
OTHER FINANCIAL DATA:

Ratio of earnings to fixed charges (1).........................        --                --
Capital expenditures...........................................     $   9,524         $   6,140

OTHER DATA (AT PERIOD END):
  Access lines.................................................        20,674            35,667
  Route miles (2)..............................................           545               545
  Fiber miles (3)..............................................        11,554            11,554
  Switches.....................................................            16                16


------------------------------


(1) On a pro forma basis for the year ended December 31, 1997, and the six months ended June 30, 1998, the Company's earnings would have been insufficient to cover its fixed charges by $51.2 million and $27.7 million, respectively. "Earnings" is defined as earnings before extraordinary items, accounting changes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, income taxes and a portion of rent expense under operating leases representative of interest.



(2) Route miles refers to the number of miles over which fiber optic cables are installed.



(3) Fiber miles refers to the number of route miles multiplied by the number of fibers installed along that path.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

LEVERAGE; ABILITY TO MEET REQUIRED DEBT SERVICE


    The Company is highly leveraged. At June 30, 1998, the Company had $378.0 million of indebtedness and stockholder's equity of $14.3 million. On a pro forma basis, after giving effect to the American Telco Acquisition and the Offering as if they had occurred on January 1, 1997, for the year ended December 31, 1997, and the six months ended June 30, 1998, the Company's EBITDA minus interest expense and capital expenditures other than acquisition costs incurred in the American Telco Acquisition would have been $(43.8) million and $(26.8) million, respectively. For the year ended December 31, 1997, and the six months ended June 30, 1998, on a pro forma basis, after giving effect to the American Telco Acquisition and the Offering, the Company's earnings would have been insufficient to cover fixed charges by $51.2 million and $27.7 million, respectively, and EBITDA would have been insufficient to cover interest expense by $34.3 million and $19.3 million, respectively. See Note 4 of the Notes to Selected Consolidated Financial and Other Data and "Description of Certain Indebtedness."



    The Company experienced a substantial increase in total indebtedness and debt service requirements as a result of the American Telco Acquisition and the Offering. The successful implementation of the Company's strategies, including the expansion of its network, operations and systems, and sustained growth in its cash flow will be necessary for the Company to meet its debt service requirements, including those under the Notes. There can be no assurance that the Company will successfully implement its strategies or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service and working capital requirements.


    If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its existing or future debt obligations, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of interest on or principal of the Notes. The Company's ability to meet its obligations will depend upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors.

    The level of the Company's indebtedness could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) the level of its indebtedness could limit the Company's flexibility in planning for, or reacting to, changes in its business; (iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally; (v) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments required by the Notes; and (vi) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

SIGNIFICANT CAPITAL REQUIREMENTS


    Expansion of the Company's network, operations and services will require significant capital. The Company has budgeted total capital expenditures, excluding acquisitions, of approximately $58.1 million for 1998 and approximately $23.5 million in 1999, and anticipates substantial capital expenditures thereafter. Budgeted capital expenditures will be primarily for:
(i) the expansion of the Company's facilities-based ICP services including acquisition and installation of switches; (ii) market expansion; and

(iii) infrastructure enhancements, principally for OSS. The Company believes that cash on hand, cash flow from operations and borrowings under the RUS/RTB Facility (as defined herein), will provide sufficient funds to enable the Company to fund the replacement of its OSS and the expansion of its business as currently planned, including its negative cash flows from its ICP services. The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimate depending on the demand for the Company's services and as a result of regulatory, technological and competitive developments (including new market developments and new opportunities) in the Company's industry. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity and debt financings, including vendor financing. There can be no assurance, however, that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis and within the limitations contained in the Indenture and the terms of the Company's other existing or future indebtedness or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds would require the Company to delay or abandon some or all of its future expansion plans or expenditures, which could limit the ability of the Company to meet its debt service obligations (including obligations under the Notes) and could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."


COVENANT RESTRICTIONS

    The existing and future instruments governing the indebtedness of the Company and its subsidiaries impose or may impose significant operating and financial restrictions on the Company and its subsidiaries. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In addition, the indebtedness of Dobson Telephone Company ("Dobson Telephone") under the RUS/RTB Facility is secured by liens upon substantially all of Dobson Telephone's assets, and requires the maintenance of certain financial ratios. See "Description of Certain Indebtedness." These restrictions could also limit the ability of the Company and its subsidiaries to effect future financings. A failure by the Company or its subsidiaries to comply with these restrictions could lead to a default under the terms of such indebtedness notwithstanding the ability of the Company to meet its debt service and dividend obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued and unpaid interest. In such event, a significant portion of the Company's other indebtedness may become immediately due and payable and there can be no assurance that the Company and its subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are acceptable to the Company.


NEGATIVE IMPACT ON EBITDA FROM ICP SERVICES



    On a pro forma basis, after giving effect to the American Telco Acquisition and the Offering, the Company would have incurred operating losses of approximately $5.0 million and $5.2 million and have had EBITDA of approximately $12.2 million and $3.7 million for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively. As a result of the continued expansion of its ICP services, the Company has and will continue to incur significant increases in expenses associated with these activities which will significantly reduce its EBITDA until it can develop and expand its ICP service customer base. There can be no assurance that an adequate customer base will be achieved or sustained or that the Company will be able to achieve positive cash flow or positive EBITDA with respect to its ICP services. The Company does not expect to achieve a significant market share for its services.


HOLDING COMPANY STRUCTURE; ABILITY TO INCUR ADDITIONAL SECURED INDEBTEDNESS


    Dobson Wireline Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. Dobson Wireline Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest on and principal of the Notes. Receipt of funds from its subsidiaries will be restricted by the terms of existing and future indebtedness including the loan agreements with the United States of America--Rural Utilities Service ("RUS") and the Rural Telephone Bank ("RTB") (the "RUS/RTB Facility"). See "Description of Certain Indebtedness." Dobson Wireline Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because Dobson Wireline Company's subsidiaries have not guaranteed Dobson Wireline Company's obligations on the Notes, any right of Dobson Wireline Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the right of the holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary senior to that held by the Company. The indebtedness of Dobson Telephone, the Company's subsidiary that conducts it ILEC business, under the RUS/RTB Facility is secured by substantially all of Dobson Telephone's assets. Accordingly, the Notes will be effectively subordinated to the liabilities (including trade payables and indebtedness under the RUS/RTB Facility) of the subsidiaries of the Company. See "Description of Certain Indebtedness."



    The Notes will be general unsecured, unsubordinated indebtedness of the Company. At June 30, 1998, the Company and its subsidiaries had outstanding approximately $378.0 million aggregate principal amount of indebtedness. In the event the Company obtains additional funds through the incurrence of secured indebtedness and a default were to occur with respect to any such indebtedness, the holders of such indebtedness would be entitled to payment out of the proceeds of their collateral prior to the holders of general unsecured indebtedness, including the Notes, notwithstanding the existence of an event of default with respect to the Notes. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of secured indebtedness would have a claim, prior to the holders of the Notes, on the assets of the Company securing such indebtedness. In addition, to the extent that the value of the collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness would be entitled to share with respect to any other assets of the Company on a pro rata basis with the Notes. Assets remaining after satisfaction of the claims of holders of secured indebtedness may not be sufficient to pay amounts due on any or all of the Notes then outstanding. The Indenture will permit the Company to incur additional indebtedness and to secure such indebtedness.


RISKS ASSOCIATED WITH ACQUISITIONS; ABILITY TO MANAGE GROWTH

    The Company is subject to risks that acquired businesses, including American Telco, will not perform as expected and that the returns from such acquisitions will not support indebtedness incurred to effect such acquisition or the capital expenditures needed to develop and expand the systems acquired in the acquisitions. Expansion of the Company's operations may also place a significant strain on the Company's management, financial and other resources, and in the case of acquisitions, divert the resources and management time of the Company. In addition, the integration of acquired systems with existing operations may cause the Company to incur considerable expense in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results. This integration will involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with the Company's existing systems. Other integration risks include the difficulty in assimilating the acquired operations and personnel, the potential disruption of the Company's ongoing business, the possible inability of management to maintain uniform standards, controls, procedures and policies and the potential impairment of relationships with employees or customers as a result of changes in management.

    The expansion and development of the Company's business will depend on, among other things, the Company's ability to successfully implement its sales and marketing strategy, evaluate markets, secure financing, obtain required government authorizations, implement interconnection to, and collocation with, facilities owned by ILECs, obtain appropriately priced unbundled network elements and wholesale services from the ILECs, purchase and install switches in new markets, provision new customers, and implement efficient operating support systems and other back office systems, all in a timely manner, at reasonable cost, and on satisfactory terms and conditions. The Company's ability to continue to successfully manage its growth will require the Company to enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel, all of which will result in higher operating expenses. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. Any failure to expand these areas and to implement and improve the acquired and existing systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to successfully integrate the American Telco Acquisition or any other businesses it may acquire, that any acquired business will perform as expected or that any such acquired business will not experience high employee or customer turnover rates after the acquisition. The Company's inability to manage its growth effectively or implement its expansion and growth strategy successfully could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON ILECS

    The Company is dependent on ILECs to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically, charges for such access service have represented a significant percentage of the overall cost of providing long distance service. In May 1997, the FCC adopted changes to its interstate access rules that, among other things, will reduce per-minute access charges and substitute new per-line, flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact of these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions or is not charged per-line monthly charges in a manner proportionally equivalent to those of its competitors.


    The Company, generally, will be dependent on ILECs for provision of competitive local telephone service through access to local loops and origination and termination service and, in some markets, central office switches of such carriers. Any successful effort by the ILECs to deny, delay or substantially limit the Company's access to these unbundled network elements or wholesale services would have a material adverse effect on the Company's ability to provide local telephone services. Although the Telecommunications Act of 1996 (the "Telecommunications Act") imposes interconnection obligations on ILECs, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. The Eighth Circuit Court of Appeals recently struck down certain FCC rules intended to govern such rates, terms and conditions. See "--Regulation." One result of this decision is to give state utility commissions a principal role in implementing ILEC's interconnection obligations under the Telecommunications Act. It is uncertain whether such commissions will adopt and enforce rules or take other actions that will permit new carriers to have economical use of incumbent local exchange carrier networks and facilities. The Company's interconnection agreements with SBC and GTE (the "Interconnection Agreements") allow the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis. The terms of the Interconnection Agreements, including interim pricing terms agreed to by the Company and SBC and GTE, have been approved by state regulatory authorities in Oklahoma and Texas, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreements do not resolve all operational issues which issues the Company and SBC and GTE continue to negotiate to resolve. Also, many issues relevant to the terms and conditions by which competitors may use the ILEC network and wholesale services remain to be resolved. For example, SBC and certain other ILECs have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the ILEC, the ILEC retains the right to receive the access revenues associated with the access service to the customers served on that basis. Although the FCC has rejected this position, further legal challenges are in progress and other important issues related to this form of interconnection remain open. Many new carriers, including the Company, have experienced problems with respect to provisioning, interconnection and the operational support systems used by new carriers to order and receive network elements and wholesale services from the ILECs. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC has created a task force to examine problems that have slowed the development of local telephone competition. The Telecommunications Act creates incentives for the Regional Bell Operating Companies ("RBOCs") such as SBC to permit access to their facilities by denying such carriers the ability to provide long distance services until there is adequate competition at the local level. However, the U.S. District Court for the Northern District of Texas has found these provisions unconstitutional (the "SBC Decision"), but this order has been stayed pending appeal. SBC is not yet permitted to offer long distance services in any state in its region. There can be no assurance, however, that SBC or other RBOCs will be accommodating to the Company once they are permitted to offer in-region long distance service. Should the Company be unable to obtain the cooperation of an ILEC in a region, whether or not such ILEC has been authorized to offer long distance service, the Company's ability to offer local services in such region on a timely and cost-effective basis would be adversely affected. See "Business--Services" and "--Regulation."


RISKS RELATED TO LOCAL SERVICES STRATEGY


    The Company has recently entered the competitive local telecommunications services industry. The local telephone services market has only recently been opened to competition through the passage of the Telecommunications Act and subsequent state and federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies, including state commissions and the FCC, have not completed all actions needed to implement the local service competition provisions of the Telecommunications Act, and there is little experience under those decisions that have been made to date. The Company must continue to make significant operating and capital investments and marketing and advertising expenditures in order to implement its local exchange services strategy. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems, and new marketing initiatives, and to train its sales force in connection with selling these services. The Company is replacing its existing OSS with a scalable OSS to manage the expanding business as well as to stay competitive. The Company will face significant competition from ILECs, whose core business is providing local dial tone service. The ILECs, who currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants in their markets such as the Company. The Company also will face significant competitive product and pricing pressures from other ILECs and from other firms seeking to compete in the local services market outside of their respective regions and historical markets.

    The Company expects that the continued roll-out of its ICP services will have an adverse impact on its gross margin because the gross margin on its ICP services is lower than the gross margin on its fiber and ILEC services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenue."


PRICING PRESSURES AND RISKS RELATING TO LONG DISTANCE BUSINESS

    The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The long distance business is extremely competitive, and prices have declined substantially in recent years and are expected to continue to decline. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new fiber optic and other long distance transmission networks in the southern and southwestern United States. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Since the cost of the actual fiber (as opposed to construction costs) is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances may greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's long-haul fiber business. If industry capacity expansion results in capacity that exceeds overall demand along any of the Company's long-haul fiber routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions, such as the long distance capacity purchasing alliance among certain RBOCs announced in the spring of 1996, could result in additional pricing pressure on long distance carriers. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions. See "--Competition."


    In addition to supplying long-haul fiber capacity, the Company relies on other carriers to provide transmission and termination services for its long distance traffic. The Company has resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis, with some agreements containing minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of the Company's future customers. In the event the Company fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges, and in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Costs and Expenses."



DEPENDENCE ON LEASED TRUNKING CAPACITY; FUTURE NEED TO OBTAIN PERMITS,
  RIGHTS-OF-WAY, AND OTHER THIRD-PARTY AGREEMENTS



    Under its competitive local services strategy, the Company will initially lease from ILECs and other ICPs local fiber trunking capacity connecting the Company switch to particular ILEC central offices. In some instances, the Company may replace this leased trunk capacity in the future with its own fiber if warranted by traffic volume growth. There can be no assurance that all such required trunking capacity will be available to the Company on a timely basis or on terms acceptable to the Company. The failure to obtain such leased fiber could delay the Company's ability to penetrate certain market areas or require it to make additional, unexpected up-front capital expenditures to install its own fiber and could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. If and when the Company seeks to install its own fiber, the Company must obtain local franchises and other permits, as well as rights-of-way to utilize underground conduit and aerial pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local government and transit authorities. There can be no assurance that the Company will be able to obtain and maintain the franchises, permits and rights needed to implement its network buildout on acceptable terms. The failure to enter into and maintain any such required arrangements for a particular network may affect the Company's ability to develop that network and may have a material adverse effect on the Company.

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS


    Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and customer service and information systems for Dobson Wireline's ILEC and ICP services are provided by third party vendors. The inability of the Company to obtain these services from third parties or the failure of these third parties to provide adequate services could have a material adverse effect on the Company. As the Company expands its ICP operations and integrates the operations of American Telco with existing operations, the need for enhanced billing, customer service and information systems will increase significantly. The Company's plans for the replacement of its OSS, for the most part, depend on the Company's retention of appropriate third party vendors that can provide products and services that meet the Company's needs and deliver such products and services. Integrating American Telco's customers into a new billing system and implementing any new OSS involves inherent risks and often there are delays and errors. For example, in connection with the commencement of its ICP services, American Telco initially experienced problems with its billing systems resulting in customer billings which were less than 100% of charges. Errors or delays in integrating and implementing a new billing program or OSS, failure of the Company's vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs or the inability of the Company to identify adequately all of its information and processing needs, or to upgrade systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives and on its financial condition and results of operations and on its ability to pay interest and principal on the Notes.



RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE



    The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.



    To date, the Company has completed an inventory of its automated systems and services and an analysis that identified significant risk areas by line of business, identified specific compliance requirements, and identified costs and estimated completion dates for affected systems. The Company does not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, the Company has historically relied on outsourcing relationships for most of its business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. Management has also focused on evaluating software systems of acquired companies. Management has determined that American Telco's OSS is not Year 2000 compliant; however, the Company believes its new OSS which will replace American Telco's, will be Year 2000 compliant and will be in place by 2000. As a result, the remediation approach is not focused on a large scale in-house effort, but on identifying those systems and services that are not currently Year 2000 compliant and either upgrading to a compliant version or replacing with an alternative compliant product or service. The Company's analysis revealed that for most of the Company's information systems, services and telecommunications infrastructure, Year 2000 compliant releases will be included as a part of existing maintenance and/or service agreements at no additional cost to the Company and should be in place by the second quarter of 1999. The total costs identified to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements are approximately $.1 million. Additionally, such costs will be expensed as incurred, which will have an adverse effect on the current operating results.



    The Company will continue to analyze systems and services that utilize date embedded codes that may experience operational problems when the Year 2000 is reached. The Company will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, customers and others with which it does business to coordinate Year 2000 compliance. To further mitigate risks, the Company will conduct its own Year 2000 tests on mission critical systems as their Year 2000 compliant versions are released by vendors.


COMPETITION


    The Company operates in a highly competitive environment, and the level of competition, particularly with respect to pricing, is increasing. Local telephone and telecommunications services originating and terminating in the same local access and transport area ("intraLATA") substantially similar to those offered by the Company are also offered by the ILECs serving the markets that the Company currently serves and plans to serve. SBC Communications, Inc. ("SBC") is the ILEC and a particularly strong competitor in most of the markets currently served by the Company. SBC and other ILECs already have long standing relationships with their customers and can marshall greater technical and financial resources. SBC and other ILECs have the potential to subsidize services of the type offered by the Company from service revenues not subject to effective competition, which could result in even more intense price competition. The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace (such as AT&T, MCI, Sprint and WorldCom), from RBOCs operating outside their current local service regions, other ICPs, resellers, competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors to the Company. See "--Dependence on ILECs."



    The Company competes with long distance carriers in the provision of interLATA long distance retail and wholesale carriers' carrier services. The long distance market for telecommunications services orginating in one local access and transport area ("LATA") and ending in another LATA ("interLATA") consists of numerous competitors including AT&T, MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom"), IXC Communications, Inc., Qwest Communications Corporation ("Qwest"), Excel Communications, Inc. ("Excel") and LCI International Telecom Corp. ("LCI"). Other competitors of the Company in the retail and carrier services markets are likely to include RBOCs providing out-of-region (and, with the future removal of regulatory barriers, in-region) long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. The Company also may increasingly face competition from firms offering long distance data and voice services over the Internet. Such firms could enjoy a significant cost advantage because at this time they are not required to pay carrier access charges or universal service fees. In addition, the Company competes with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than those of the Company. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline, which will adversely affect the Company's gross margins as a percentage of revenues. In 1997, the FCC announced changes to its interstate access rules that will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates. AT&T has committed to reducing its long distance rates to reflect access cost reductions, and other competitors of the

Company are likely to make similar reductions. In such event, the Company may need to reduce its rates to respond to competitive pressures. See
"Business--Regulation."


    The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for the Company by removing or substantially reducing barriers to local exchange competition. However, these new competitive opportunities are expected to be accompanied by new competitive opportunities for the ILECs. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs are permitted to engage in increased volume and discount pricing practices or charge competitive local exchange carriers increased fees for interconnection to their networks, or if the ILECs seek to delay implementation of interconnection by competitors to their networks, the Company's results of operations and financial condition could be adversely affected. For example, the FCC recently provided that pre-subscribed interchange carrier charges (or "PIC-C charges") would be required to be paid by long distance carriers to the local exchange carriers which are intended to partially offset lowered interstate access rates. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of its markets.


    The Company believes that the principal competitive factors affecting its business operations are price, quality, reliability, billing and customer service and responsiveness, and service features. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, offered by others. Any such reductions could adversely affect the Company.


    In addition, the recent trend toward mergers and strategic alliances among RBOCs and larger telecommunications carriers since passage of the Telecommunications Act raises serious questions about the adverse effect of these mergers and alliances upon the development of competition in the telecommunications industry. On June 24, 1998, AT&T announced its proposed acquisition of Tele-Communications, Inc. On May 11, 1998, SBC and Ameritech announced their merger which, if approved, would reduce the seven original RBOCs to four. If approved, this merger would leave one RBOC, SBC, with control of a significant portion of local exchange and business access lines in the U.S. It also will significantly reduce competition between RBOCs, such as Ameritech's previously announced plans to launch local service in Texas and St. Louis, Missouri in 1998 and in other markets within SBC's region. At the same time, SBC's competitors have won less than two percent of SBC's market share in its local markets as a whole. SBC already has merged with Pacific Bell, and a merger with Southern New England Telecommunications in Connecticut is pending. Two other RBOCs, Bell Atlantic and NYNEX, have also merged. Worldcom has acquired MFS Communications Co., Inc. and Brooks Fiber Properties, Inc., and has a merger agreement with MCI for which it is seeking regulatory approvals. In January 1998, AT&T announced plans to acquire another ICP, Teleport Communications Group Inc. ("Teleport"). In March 1998, Qwest announced that it would acquire LCI. On May 6, 1998 US WEST Communications, Inc. ("US WEST") announced that it had entered into a marketing arrangement with Qwest whereby US WEST would market Qwest long distance services to US WEST's in-region customers. One week later, Ameritech announced a similar marketing arrangement with Qwest to market long distance services to Ameritech's in-region customers. On May 14 and 15, 1998 a coalition of ICPs and interexchange carriers filed suits in federal district courts in Seattle and Chicago seeking a declaratory ruling that US WEST and Ameritech are providing long distance services in violation of the Telecommunications Act. The plaintiffs are seeking a preliminary and final injunction prohibiting US WEST and Ameritech from marketing in their regions the long distance services of Qwest or any other long distance carrier. On June 4, 1998, the federal district court in Seattle granted the coalition's request for a preliminary injunction preventing US WEST from marketing to additional customers under its Qwest teaming agreement. On June 10, 1998, the federal district court in Chicago denied a preliminary injunction of the Ameritech/Qwest joint marketing agreement; however, on June 30, 1998, the FCC ordered Ameritech to cease marketing Qwest long distance service for 90 days while the FCC rules on the legality of the joint marketing agreement. In March 1997 BellSouth and International Business Machines Corporation ("IBM") also announced an alliance to provide Internet and intranet services to businesses in the southern United States.

    To complement its telecommunications services offerings, the Company offers data transmission services. The data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. The Company's competitors in this market include Internet service providers ("ISPs"), other telecommunications companies, online service providers and Internet software providers. Many of the Company's competitors have greater financial, technological, marketing, personnel and other resources than those available to the Company. The profitability of the Company's Internet access services may be adversely affected by its ability to obtain "peering" arrangements with ISPs. In recent years, major ISPs routinely exchanged traffic with other ISPs that met certain technical criteria on a "peering" basis, meaning that each ISP accepted traffic routed to Internet addresses on its system from its "peers" on a reciprocal basis, without payment of compensation. In 1997, however, UUNET Technologies, Inc. ("UUNET"), the largest ISP, announced that it intends to greatly restrict its use of peering arrangements with other providers, and would impose charges for accepting traffic from providers other than its "peers." Other major ISPs have reportedly adopted similar policies. There can be no assurance that the Company will be able to negotiate "peer" status with any of the major nationwide ISPs, or that it will be able to terminate traffic on ISPs' networks at favorable prices. In addition, the pending merger between WorldCom (UUNET's parent) and MCI (another major ISP) is expected to increase the concentration of market power to ISP backbone services, and may adversely affect the Company's ability to obtain favorable peering terms.


    In February 1998, US WEST, Bell Atlantic and Ameritech, petitioned the FCC under Section 706 of the Telecommunications Act to allow them to build and operate packet- and cell-switched data networks across LATA boundaries, to permit them to carry interLATA data traffic incident to their provision of digital subscriber line services, to not require them to make those data services available on a discounted resale basis, and to not require them to make the non-bottleneck elements of such services available on an unbundled basis. The Company provides or may provide certain services with which these proposed services (or similar services offered by other RBOCs) would compete if these petitions are granted by the FCC.


    The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by the Company. Under this agreement, the United States and 72 other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect against anticompetitive behavior by dominant telephone companies effective in some cases as early as January 1, 1998.

    The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's wireline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communications. Competition with providers of wireless telecommunications services may be intense. Many of the Company's potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company. Furthermore, the FCC has made spectrum available through public auction over the past several years and most recently in early 1998 for use in wireless communications. This additional spectrum is intended by the FCC to be used for broadband, data and video and transmission but its use in wireless local loop is also possible.

    In connection with the Company's fiber business, its competitors may build additional fiber capacity in the geographic areas served by the Company's fiber optic operations. The Company believes that other companies are building new nationwide long-haul fiber optic networks. In addition, many telecommunications companies are acquiring switches, and users of switches will have an increasing number of alternative providers of switched long-distance services. The Company competes primarily on the basis of price, availability, transmission quality, customer service and a variety of other services. The ability of the Company to compete effectively in the fiber business will depend on its ability to maintain high-quality services at prices generally equal to or below those charged by its competitors.

RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. The effect of technological changes on the business of the Company, such as changes relating to emerging wireline and wireless transmission technologies and the use of the Internet for traditional voice, data or broadband technology cannot be predicted, and there can be no assurance that technological developments will not have a material adverse effect on the Company. In addition, the Company may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage. There can be no assurance that the Company will be able to obtain access to new technology on a timely basis or on satisfactory terms. Any failure by the Company to obtain new technology could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's businesses are managed by a small number of management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified operating, marketing, financial, sales and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and there can be no assurance that the Company will be able to hire or retain necessary personnel. See "--Risks Associated with Acquisitions; Ability to Manage Growth."

REGULATION

    The Company is required to obtain certain authorizations from the FCC and state public utility commissions ("PUCs") to offer certain of its telecommunications services, as well as file tariffs for many of its services. In October 1996, the FCC approved an order that eliminated the tariff filing requirements for interstate domestic long distance provided by non-dominant carriers, such as the Company. In February 1997, the U.S. Court of Appeals for the District of Columbia Circuit stayed the FCC order pending appeal on the merits. If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer interstate services. To date the Company has not experienced significant difficulties in receiving certification, maintaining tariffs or otherwise complying with its regulatory obligations. The Company will face new regulatory obligations as it enters new local telephone markets. It also is likely that state PUCs will regulate the local telephone services offered by the Company and other competitive local exchange carriers more heavily than competitive long distance services have been regulated in the past. Because the FCC and the states have yet to adopt many of the rules and policies necessary to fully implement local telephone competition, or to respond to other related issues, it is uncertain how burdensome these requirements will be for the Company. There can be no assurance that the FCC or state commissions will continue to grant required authority as the Company expands its business. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the

Company to incur substantial legal and administrative expenses. In addition, the Company must obtain prior FCC authorization for the provision of international long distance services.


    In addition, the Company's ability to provide local telephone service is heavily dependent upon implementation of the provisions of the Telecommunications Act. The Telecommunications Act preempted state and local laws to the extent that they prohibited local telephone competition, and imposed a variety of new duties on ILECs intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to the incumbent local exchange carrier's network. However, negotiations with ILECs have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state commission to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with ILECs or that commission-arbitrated terms and conditions on the parties in arbitration will be acceptable to the Company. Interconnection agreements are also subject to approval by state commissions, often before the Company can begin to utilize such agreements in that state. The Company also faces issues related to implementation of the Interconnection Agreements.


    On August 8, 1996, the FCC adopted rules and policies implementing the local competition provisions of the Telecommunications Act, including interconnection obligations of all telecommunications carriers, including obligations of ICPs and LECs, and ILEC pricing of interconnection, unbundled elements and resold services ("Local Competition Order"). These rules, in general, were considered favorable to new competitive entrants, but these rules have not been fully implemented. The FCC's rules were challenged in the federal courts by the RBOCs, GTE, large independent ILECs and state regulatory commissions. In October 1996, the U.S. Court of Appeals for the Eighth Circuit ("Eighth Circuit") issued a stay of the implementation of certain of the FCC's rules, and on July 18 and October 14, 1997, the Eighth Circuit issued decisions finding that the FCC lacked statutory authority under the Telecommunications Act for a major portion of its rules. In particular, the Eighth Circuit found that the FCC was not empowered to establish national pricing standards governing unbundled local network elements or wholesale local services of the ILECs, or to require such carriers to provide network elements in a combined form. The Eighth Circuit also struck down an FCC rule that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the ILECs and other carriers. The overall impact of the Eighth Circuit's decision is to limit the obligations of ILECs as originally interpreted by the FCC, materially reduce the jurisdictional role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. On January 26, 1998, the Supreme Court granted petitions by the FCC and other parties to review the Eighth Circuit decisions. A decision from the Supreme Court is not expected until early 1999. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the Eighth Circuit decisions, lessening the significance of the reduced FCC role. At this time it is premature to assess the impact of the Eighth Circuit decisions and there can be no assurance that those decisions and related developments will not have a material adverse effect on the Company. Indeed, a number of state commissions have set prices for unbundled network elements that are substantially higher and wholesale discount rates lower for resale services than the Local Competition Orders provided on an interim basis. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges, and there can be no assurance that decisions affecting those rules will not be adverse to companies seeking to enter the local telephone market.


    In a related development, the FCC is considering proposed new policies and rules that would grant the ILECs additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the ILECs could have a material adverse effect on the

Company. The Company also could be adversely affected by FCC or state regulatory decisions affecting access charges and universal service. See
"Business--Regulation."

    On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime (the "Universal Service Order"). For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.3 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications services, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on intrastate, interstate and international "end user" gross telecommunications revenues effective January 1, 1998. For the first two quarters of 1998, the assessment for the rural, high cost and low income fund has been 3.19% and 3.14% of interstate and international end user telecommunications revenues. For the same period, the assessment for schools and libraries and rural health care funds ("S/L") was 0.76% of intrastate, interstate, and international end user telecommunications services. However, while the FCC has proposed a slightly lower assessment for the rural, high cost and low income fund for the third quarter of 1998 (3.08%), the proposed S/L factor of 1.54% is more than double the comparable rate for the second quarter. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for a stay of the May 8th order with the FCC. That petition is pending, as well as several other petitions for administrative reconsideration.

    On May 16, 1997, the FCC released an order revising its access charge rate structure (the "Access Charge Reform Order"). The Access Charge Reform Order substantially increases the costs that local exchange carriers which are subject to the FCC's price cap rules ("price cap LECs"), recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. In the order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The FCC has stated that this plan will grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC further implements this approach to the lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services and on the Company's ILEC operations. An October 1997 FCC access charge decision, for example, requires local exchange carriers to provide interexchange carriers with certain information about the number and types of charges they impose on interexchange carriers' presubscribed customers. Several parties have appealed the Access Charge Reform Order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Eighth Circuit where they are currently pending.

    The Telecommunications Act potentially impacts the Company's ILEC operations. Under previous regulations access charges contained implicit support for high-cost areas. The FCC has initiated proceedings to overhaul the contribution mechanism for federal support revenue. On May 16, 1997, the FCC issued the Access Charge Reform Order that would remove implicit universal service support from access revenues and place more emphasis for such support on high cost support funds ("HCF") from state jurisdictions and federal universal service funds ("USF"). To the extent reductions in access charges are not offset by explicit universal service subsidies, this could have a material adverse effect upon the Company's operations. Until such time as the appeals of the Universal Service Order and/or Access Charge Reform Order are decided, there can be no assurance of how either of these Orders will be implemented or enforced or what effect the Orders will have on competition within the telecommunications industry generally, or on the competitive position of the Company, in particular.

    The Company's rural ILEC operations are regulated in large part by the Oklahoma Corporation Commission (the "OCC"). The OCC sets rates, terms and conditions of service and mandates minimum service and quality of service requirements. Changes in the regulation of its rural local exchanges could have a material adverse effect on the Company. Dobson Telephone, like other companies which operate in areas where, due to factors such as geographical conditions or subscriber density, the cost to provide service is higher than normal, receives support revenue from federal and state agencies. For the years ended December 31, 1995, 1996 and 1997, and six months ended June 30, 1997 and 1998, support revenue accounted for, $4.3 million (30.9%), $5.2 million (36.1%), $5.5 million (35.6%), $2.7 million (35.7%) and $2.4 million (30.9%), respectively, of the Company's ILEC revenue.


    In July 1997 the Oklahoma Telecommunications Act of 1997 (the "Oklahoma Telecom Act") became effective. The Oklahoma Telecom Act created the Oklahoma Universal Service Fund ("OUSF") with one of its stated purposes to promote and ensure the availability of both primary universal services, at rates that are reasonable and affordable, and special universal services, and to provide for reasonably comparable services at affordable rates in rural areas as well as in urban areas. The OUSF has been implemented so that funds can be made available to eligible local exchange telecommunications service providers. The Company's local exchange operations have been determined by the OCC to be eligible to receive both federal universal funds and OUSF funds. The Oklahoma Telecom Act specifically provides that eligible local exchange telecommunications service providers are to receive OUSF funding to reimburse them for their reasonable investment and expenses incurred in providing universal services which are not recovered from the federal universal service fund or any other state or federal fund, for infrastructure expenditures or costs incurred in response to facility or service requirements established by governmental mandate and for other purposes deemed necessary by the OCC to preserve and advance universal service. The OCC is promulgating rules to implement the Oklahoma Telecom Act. The interpretation of the Oklahoma Telecom Act and application of the OCC rules implementing the OUSF could have a material effect on Company's wireline operations. With respect to federal support revenue, the FCC has adopted changes that may, over time, reduce or eliminate subsidies to telephone companies in areas where the cost of connecting and maintaining phone lines is higher than the norm. Such changes could have a material adverse effect on the Company's rural local exchange operations.

FRAUDULENT CONVEYANCE STATUTES


    Various laws enacted for the protection of creditors may apply to the Company's incurrence of indebtedness and other obligations in connection with the American Telco Acquisition, including the issuance of the Notes. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company.



    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. On the basis of its historical financial information, its recent operating history and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the American Telco Acquisition, the Company was not be rendered insolvent, will have sufficient capital for the business in which it will be engaged and will be able to pay its debts as they mature; however, management has not obtained any independent opinion regarding such issues. In addition, there can be no assurance as to what standard a court would apply in making such determination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERABILITY OF OLD
  NOTES



    The Notes are a new issue of securities for which there is currently no active trading market. The Notes may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, the financial condition and prospects of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to apply for a listing or quotation of the Notes. Although the Placement Agents have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given as to the development or liquidity of any trading market for the Notes.



    The Old Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. The Company has registered the New Notes under the Securities Act and is obligated to use its best efforts to complete an exchange offer for the Old Notes, but no assurance can be given as to the development of or liquidity of the trading market of the Notes thereafter. See "Description of the Notes--Registration Rights."


CONTROL BY DOBSON COMMUNICATIONS CORPORATION

    Dobson Communications is the ultimate parent of the Company. Substantially all of Dobson Communications' outstanding Class A Common Stock is beneficially owned by Everett R. Dobson, Dobson Communications' Chairman of the Board, President and Chief Executive Officer, and his affiliates. Certain decisions concerning the operations and financial structure of the Company may present a conflict of interest between the holders of the capital stock of Dobson Communications and the holders of the Notes. For example, if the Company encounters financial difficulty or is unable to pay its debts as they mature, the interests of the holders of the capital stock of Dobson Communications might conflict with those of holders of the Notes. In addition, equity investors may have an interest in the Company pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment in the Company, even though such transactions might involve risk to the holders of the Notes.

FORWARD-LOOKING STATEMENTS


    The description of the Company's plans set forth herein, including the Company's plans and strategies, its anticipation of revenues from designated markets, the markets for the Company's services and products, planned capital expenditures and possible regulatory requirements, and other statements which predict or forecast future events or which are dependent on future events for their accuracy, are forward-looking statements. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, or the Company's performance to differ materially from such plans include, without limitation, the Company's ability to satisfy the financial covenants of its existing debt instruments and to raise additional capital; the Company's ability to integrate acquired operations with existing operations, to manage its rapid growth successfully and to compete effectively in its ILEC, fiber and ICP businesses against competitors with greater financial, technical, marketing and other resources; changes in end-user requirements and preferences; the development of other technologies and products that may gain more commercial acceptance than those of the Company; the Company's ability to successfully market its services to current and new customers, interconnect with ILECs, expand or replace its OSS and other back office systems, provision new customers, access markets, install facilities, including switching electronics, and obtain leased trunking capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions; as well as unexpected regulatory, legislative and judicial developments. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on June 12, 1998 to Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC (together, the "Placement Agents") in reliance on Section 4(2) of the Securities Act. The Placement Agents offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and
(ii) outside the United States to persons other than U.S. Persons, which term includes dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.


    In connection with the sale of the Old Notes, the Company and the Placement Agents entered into a Registration Rights Agreement dated as of June 12, 1998, which required the Company to file with the Commission a registration statement under the Securities Act with respect to the New Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.


    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


    By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.



    Following the completion of the Exchange Offer, none of the Old Notes will be entitled to the contingent increase in interest rate applicable to the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors-- Consequences of the Exchange Offer on Non-Tendering holders of the Old Notes."



    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes may wish to consult their own financial advisors and tax advisors with respect to their particular tax situation in making their own decisions on whether to participate in the Exchange Offer.


TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, certificates representing New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered for exchange.


    As of September 10, 1998, $350,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.


    Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

    The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on October   , 1998, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be as soon as practicable following the Expiration Date.


    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

    In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

    INTEREST ON THE NEW NOTES. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or the New Notes, from June 12, 1998.

    PROCEDURES FOR TENDERING OLD NOTES. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program
(SEMP). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    GUARANTEED DELIVERY PROCEDURES. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer and the Company does not wave such event or change.



    If the Company determines in its sole discretion that any of the above conditions have not been satisfied on or prior to the Expiration Date, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.


EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail:                       By Overnight Courier:          By Hand:
  United States Trust Company    United States Trust Company    United States Trust Company
    of New York                    of New York                    of New York
  P. O. Box 844                  Corporate Trust Operations     111 Broadway
  Cooper Station                 Department                     Lower Level
  New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
  Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
  Services (registered or                                       Services
  certified mail recommended)

                                 By Facsimile:
                                 (212) 420-6152
                        (For Eligible Institutions Only)
                             Confirm by Telephone:
                                 (800) 548-6565

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE


    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) to a qualified institutional buyer in compliance with Rule 144A, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by
Section 4(2) of under the Securities Act, and Rule 144 adopted thereunder (if available), or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Senior Preferred Stock will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the dividend rate applicable to the Old Notes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


    The following table sets forth certain historical consolidated financial data for Dobson Wireline. The selected consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 were derived from the Company's audited consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of and for the six months ended June 30, 1997 and 1998 were derived from unaudited consolidated financial statements, which in the opinion of management, have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's result of operations and financial position for such periods and as of such dates. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the full year. The selected consolidated financial data should be read in conjunction with "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.



                                                                                                         SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                -----------------------------------------------------  --------------------
                                                  1993       1994       1995       1996       1997       1997       1998
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  ILEC........................................  $  11,182  $  12,316  $  13,697  $  14,365  $  15,361  $   7,702  $   7,864
  Fiber.......................................      1,065      1,455      2,501      3,430      4,589      2,214      2,400
  ICP (3).....................................     --            100         67        113        227         76      4,371
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total.....................................     12,247     13,871     16,265     17,908     20,177      9,992     14,635
Operating expenses:
  Cost of service.............................      1,970      2,195      2,471      2,823      3,269      1,337      6,264
  Selling, general and administrative.........      5,119      6,158      6,532      7,815      8,735      3,841      8,724
  Depreciation and amortization...............      2,926      3,649      4,124      4,479      4,931      2,346      3,129
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses..................     10,015     12,002     13,127     15,117     16,935      7,524     18,117
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).......................      2,232      1,869      3,138      2,791      3,242      2,468     (3,482)
Interest expense..............................     (1,554)    (1,775)    (1,980)    (2,194)    (2,459)    (1,238)    (2,721)
Other income (expense), net...................        (53)      (253)      (267)       (83)       103         67        396
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes,
  extraordinary items and cumulative effect of
  change in accounting principle..............        625       (159)       891        514        886      1,297     (5,807)
Income tax (provision) benefit................       (232)        49       (391)      (183)      (337)      (493)       718
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary items and
  cumulative effect of change in accounting
  principle...................................        393       (110)       500        331        549        804     (5,089)
Extraordinary item (1)........................     --         --         --         --           (217)      (217)    --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of
  change in accounting principle..............        393       (110)       500        331        332        587     (5,089)
Cumulative effect of change in accounting
  principle (2)...............................        873     --         --         --         --         --           (699)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............................  $   1,266  $    (110) $     500  $     331  $     332  $     587  $  (5,788)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic net income (loss) per common share......  $  12,663  $   1,102  $   4,995  $   3,311  $   3,321  $   5,872  $ (57,885)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic weighted average common shares
  outstanding.................................        100        100        100        100        100        100        100
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                   JUNE 30,
                                                                                     1998
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................   $    81,726
Property, plant and equipment, net.............................................        44,681
Total assets...................................................................       407,654
Total debt.....................................................................       378,004
Stockholder's equity...........................................................        14,289



                                                                                                      SIX MONTHS ENDED JUNE
                                                              YEAR ENDED DECEMBER 31,                          30,
                                               -----------------------------------------------------  ----------------------
                                                 1993       1994       1995       1996       1997       1997        1998
                                               ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                          (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA (4)...................................  $   5,158  $   5,518  $   7,262  $   7,270  $   8,173  $   4,814  $      (352)
Cash flow provided by (used in):
  Operating activities.......................  $   5,382  $   2,459  $   3,659  $   6,349  $   3,704  $   1,869  $     1,390
  Investing activities.......................     (5,530)    (5,337)    (4,191)    (5,485)    (3,460)    (1,246)    (136,932)
  Financing activities.......................        477      3,299       (239)      (619)      (619)      (770)     217,014
Ratio of earnings to fixed charges (5).......      1.41x     --          1.45x      1.23x      1.36x      1.88x      --
Capital expenditures.........................  $   4,569  $   2,648  $   2,357  $   3,902  $   5,442  $   1,017  $     6,140

OTHER DATA (AT PERIOD END):
Access lines.................................     10,899     11,322     11,806     11,959     12,724     12,446       35,667
Route miles (6)..............................        485        485        516        545        545        545          545
Fiber miles (7)..............................     10,817     10,817     11,189     11,537     11,554     11,554       11,554
Switches.....................................         12         12         12         12         13         12           16


------------------------

(1) Extraordinary items reflect expense associated with early extinguishment of debt, net of income tax benefit.

(2) Cumulative effect of change in accounting principle reflects the charge taken, net of income tax benefit, as a result of the implementation of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-up Activities," effective January 1, 1998, and the benefit, net of income tax expense, from implementation of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," in 1993.


(3) ICP revenue includes network management services provided to affiliates of Dobson Wireline. For 1994, 1995 and 1996 and the six months ended June, 1997, network management services account for all of the ICP revenue and for 1997 and the six months ended June 30, 1998, for $124,000 and $35,200 of ICP revenue, respectively.


(4) EBITDA is provided because it is a measure commonly used in the industry to determine a company's ability to incur or service debt. EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.


(5) For the year ended December 31, 1994 and six months ended June 30, 1998, earnings were insufficient to cover fixed charges by $.2 million and $5.8 million, respectively. "Earnings" is defined as earnings before extraordinary items, accounting changes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, income taxes and a portion of rent expense under operating leases representative of interest.


(6) Route miles refers to the number of miles over which fiber optic cables are installed.

(7) Fiber miles refers to the number of route miles multiplied by the number of fibers installed along that path.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


    The following unaudited pro forma condensed consolidated statements of operations have been prepared to give effect to the American Telco Acquisition and the Offering. The accompanying unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1997 and for the six months ended June 30, 1998 give effect to the American Telco Acquisition and the Offering as if they occurred on January 1, 1997. The American Telco Acquisition and the Offering occurred in the second quarter of 1998, and thus are reflected in the historical June 30, 1998 balance sheet. The American Telco Acquisition has been accounted for using the purchase method of accounting.



    The unaudited pro forma condensed consolidated statements of operations have been prepared on the basis of certain assumptions that Dobson Wireline believes are reasonable. Management of the Company believes there will be no variations from the information and assumptions applied which will have a material effect on the pro forma financial statements presented, based on estimates of fair value using available information provided by the management of American Telco.



    The unaudited pro forma condensed consolidated statements of of operations and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the American Telco Acquisition and Offering been completed on the dates indicated or that may be expected to occur in the future. The unaudited pro forma condensed consolidated statements of operations and notes thereto should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                            DOBSON WIRELINE COMPANY
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  DOBSON
                                                                 WIRELINE    AMERICAN
                                                                 COMPANY     TELCO (1)    ADJUSTMENTS     PRO FORMA
                                                                ----------  -----------  --------------  -----------
Revenue:
  ILEC revenue................................................  $    7,864   $  --       $     --        $     7,864
  Fiber revenue...............................................       2,400      --             --              2,400
  ICP revenue.................................................       4,371      29,528         --             33,899
                                                                ----------  -----------  --------------  -----------
    Total revenue.............................................      14,635      29,528         --             44,163
                                                                ----------  -----------  --------------  -----------
Operating expenses:
  Cost of service.............................................       6,264      17,590         --             23,854
  Selling, general and administrative.........................       8,724       7,872         --             16,596
  Depreciation and amortization...............................       3,129       1,317         4,436(2)        8,882
                                                                ----------  -----------  --------------  -----------
    Total operating expenses..................................      18,117      26,779         4,436          49,332
                                                                ----------  -----------  --------------  -----------
Operating income (loss).......................................      (3,482)      2,749        (4,436)         (5,169)
Other income (expenses):
  Interest income.............................................         314      --             --                314
  Equity in losses of unconsolidated partnership..............          66      --             --                 66
  Interest expense............................................      (2,721)        (86)      (20,172)(3)     (22,979)
  Other.......................................................          16          32         --                 48
                                                                ----------  -----------  --------------  -----------
Income (loss) before income taxes.............................      (5,807)      2,695       (24,608)        (27,720)
Income tax (provision) benefit................................         718      --              (718)(4)     --
                                                                ----------  -----------  --------------  -----------
Income (loss) before extraordinary items and cumulative effect
  of change in accounting principle...........................  $   (5,089)  $   2,695   $   (25,326)    $   (27,720)
                                                                ----------  -----------  --------------  -----------
                                                                ----------  -----------  --------------  -----------
Basic income (loss) before extraordinary items and cumulative
  effect of change in accounting principles per share.........  $  (50,890)                              $  (277,200)
                                                                ----------                               -----------
                                                                ----------                               -----------
Basic weighted average common shares outstanding..............         100                                       100
                                                                ----------                               -----------
                                                                ----------                               -----------


               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                          NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998



(1) To reflect the results of operations for American Telco from January 1, 1998 to the date of closing.



(2) To reflect the adjustment to depreciation and amortization resulting from the allocation of the purchase price to the fixed assets of American Telco. The amount of historical depreciation and amortization for American Telco was $1.3 million. The amount of depreciation and amortization resulting from the allocation of purchase price is $5.7 million. American Telco had historically depreciated fixed assets over periods from one to seven years. The Company has assessed the remaining useful lives of the fixed assets acquired from American Telco and will utilize lives similar to those utilized by American Telco.



(3) To reflect (i) the elimination of $.1 million of interest expense associated with indebtedness of American Telco, which was repaid by the sellers of American Telco upon consummation of the American Telco Acquisition, (ii) $19.7 million of interest expense relating to the Notes and (iii) $.6 million of amortization expense relating to amortization of the deferred financing costs incurred in connection with the Offering.



(4) To reflect an adjustment to income tax expense for effects of the American Telco Acquisition. Net operating loss carryforwards generated have been recognized as an income tax benefit, assuming a 38% effective tax rate, to the extent that the Company had a previously recorded deferred tax liability. For the six months ended June 30, 1998, no benefit is recognized, as the previously recorded deferred tax liability is assumed to be fully utilized in 1997.

                            DOBSON WIRELINE COMPANY
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  DOBSON
                                                                 WIRELINE     AMERICAN
                                                                  COMPANY       TELCO      ADJUSTMENTS     PRO FORMA
                                                                -----------  -----------  --------------  -----------
Revenue:
  ILEC revenue................................................   $  15,361    $  --       $     --        $    15,361
  Fiber revenue...............................................       4,589       --             --              4,589
  ICP revenue.................................................         227       52,041         --             52,268
                                                                -----------  -----------  --------------  -----------
    Total revenue.............................................      20,177       52,041         --             72,218
                                                                -----------  -----------  --------------  -----------
Operating expenses:
  Cost of service.............................................       3,269       29,454         --             32,723
  Selling, general and administrative.........................       8,735       18,540         --             27,275
  Depreciation and amortization...............................       4,931        2,601        9,678 (1)       17,210
                                                                -----------  -----------  --------------  -----------
    Total operating expenses..................................      16,935       50,595            9,678       77,208
                                                                -----------  -----------  --------------  -----------
Operating income (loss).......................................       3,242        1,446          (9,678)       (4,990)
Other income (expenses):
  Interest income.............................................          15            4         --                 19
  Equity in losses of unconsolidated partnership..............          98       --             --                 98
  Interest expense............................................      (2,459)        (200)     (43,875)(2)      (46,534)
  Other.......................................................         (10)         228         --                218
                                                                -----------  -----------  --------------  -----------
Income (loss) before income taxes.............................         886        1,478         (53,553)      (51,189)
Income tax (provision) benefit................................        (337)      --            1,582 (3)        1,245
                                                                -----------  -----------  --------------  -----------
Income (loss) before extraordinary items......................   $     549    $   1,478   $     (51,971)  $   (49,944)
                                                                -----------  -----------  --------------  -----------
                                                                -----------  -----------  --------------  -----------
Basic income (loss) before extraordinary items
  per share...................................................   $   5,490                                $  (499,440)
                                                                -----------                               -----------
                                                                -----------                               -----------
Basic weighted average common shares outstanding..............         100                                        100
                                                                -----------                               -----------
                                                                -----------                               -----------


               See accompanying notes to the unaudited pro forma condensed consolidated financial statement of operations.

                          NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997


(1) To reflect the adjustment to depreciation and amortization resulting from the allocation of the purchase price to the fixed assets of American Telco. The amount of historical depreciation and amortization for American Telco was $2.6 million. The amount of depreciation and amortization resulting from the allocation of purchase price is $12.3 million. American Telco had historically depreciated fixed assets over periods from one to seven years. The Company has assessed the remaining useful lives of the fixed assets acquired from American Telco and will utilize lives similar to those utilized by American Telco.


(2) To reflect (i) the elimination of $.2 million of interest expense associated with indebtedness of American Telco, which was repaid by the sellers of American Telco upon consummation of the American Telco Acquisition, (ii) $42.9 million of interest expense relating to the Notes, and (iii) $1.2 million of amortization expense relating to amortization of the deferred financing costs incurred in connection with the Offering.


(3) To reflect an adjustment to income tax expense for effects of the American Telco Acquisition. Net operating loss carryforwards generated have been recognized as an income tax benefit, assuming a 38% effective tax rate, to the extent that the Company had a previously recorded deferred tax liability.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


    Dobson Wireline Company seeks to be the leading provider of integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States. Since 1936, the Company, through its predecessor and subsidiaries, has provided ILEC services in Oklahoma through its subsidiary Dobson Telephone Company. In addition, the Company operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado. In 1997, the Company began offering facilities-based ICP services in Oklahoma under its LOGIX-TM- brand name, and commenced offering these services in several markets in Texas in 1998. In June, 1998 the Company consummated its purchase of American Telco, a Texas-based ICP with operations in Houston, Dallas, Fort Worth, San Antonio and Austin.


REVENUE

DOBSON WIRELINE


    ILEC OPERATIONS. The Company's predecessors began providing ILEC services in 1936, and the Company currently owns and operates nine contiguous exchanges in western Oklahoma and three contiguous exchanges adjacent to and east of the Oklahoma City metropolitan area. Dobson Wireline's local exchange revenues consist of (i) end user revenue, which includes charges for local service and enhanced services such as call waiting and call forwarding; (ii) access revenue, which is paid by IXCs for providing access from the IXCs point of presence to the end user who makes or receives a long distance call; and (iii) support revenue, which is paid by federal and state agencies to companies, such as Dobson Wireline, which operate in areas where, due to factors such as geographic conditions or subscriber density, the cost to provide service is higher than normal. As of December 31, 1995, 1996 and 1997 and June 30, 1997 and 1998, the ILEC operations served 11,806, 11,959, 12,633, 12,446 and 12,932 access lines, respectively.


    Support revenue, which consists of high cost funds ("HCF") from state agencies and universal service funds ("USF") from federal and state agencies, accounted for approximately 30.9%, 36.1%, 35.6%, 35.7% and 30.9% of Dobson Wireline's revenue from its ILEC operations, or $4.3 million, $5.2 million, $5.5 million, $2.7 million and $2.4 million, for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

    The Telecommunications Act potentially impacts the Company's sources of support revenue. Under previous regulation, access charges contained implicit support for high cost areas. Regulations adopted pursuant to the Telecommunications Act would remove implicit support from access charges and place more emphasis for such support on HCF/USF. In May 1997, the FCC adopted changes that may, over time, reduce or eliminate subsidies to telephone companies in areas where the cost of connecting and maintaining phone lines is demonstrated to be above the industry or area norm. The Company will continue to pursue its strategy to lessen the impact of any future regulatory changes by reducing its operating costs through consolidation of operational functions at the Company level in order to achieve economies of scale. See "Risk Factors--Regulation."


    FIBER OPERATIONS. Dobson Wireline's revenues from its fiber services are generated from three different sources of long-haul transport services: (1) as a "carrier's carrier," (2) to private businesses and government agencies requiring network services, and (3) for Dobson Communications' other subsidiaries. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 41% and 46%, respectively, of Dobson Wireline's gross fiber revenue was attributable to NTS Communication, Inc. and Vyvx, Inc. and approximately 25% and 30%, respectively, of its fiber revenue was attributable to Dobson Communications' other subsidiaries. The total number of DS3 equivalent fiber lines leased as of

December 31, 1995, 1996, and 1997 and as of June 30, 1997 and 1998 were 20, 46,
53, 48, and 73, respectively.



    Although the Company currently has excess capacity and does not currently plan to add more fiber optic lines, the Company will seek to expand its network through interconnect agreements to access other major population centers (including routes which may be attractive to major carriers). The Company believes that the pricing of fiber will remain relatively constant in the near future. While the pricing of the Company's fiber services has remained relatively constant, the Company is entering into more long term contracts which give discounts to the customer and the Company may be required to give discounts to high volume customers.



    ICP OPERATIONS. The Company began offering facilities-based ICP services in October 1997 and currently provides these services to customers in several major markets in Oklahoma and Texas. ICP revenue includes network management services provided to Company affiliates. For 1995 and 1996 and the six months ended June 30, 1997 network management services accounted for all ICP revenue and for 1997 and the six months ended June 30, 1998, for $124,000 and $35,200, respectively. The Company's ICP services include local exchange, long distance, enhanced data, Internet, intranet and extranet services, private line and integration services. As of June 30, 1998, the Company's ICP operations served 22,735 access lines (including those acquired in the American Telco Acquisition). The Company typically obtains a one-year contract with minimum monthly usage from its business ICP customers.



    On June 15, 1998, the Company purchased the outstanding common stock of American Telco for $131.5 million. American Telco is based in Houston, Texas and operates in five major Texas markets: Houston, Dallas, Fort Worth, San Antonio and Austin. In addition, on June 22, 1998, Dobson Wireline purchased certain long distance customers and related assets of Zenex for approximately $4.7 million.


    Dobson Wireline incurred operating losses and negative cash flows from operations and EBITDA related to its ICP services in 1997 and the six months ended June 30, 1998. Such negative cash flows from operations and EBITDA are expected to continue until Dobson Wireline develops and expands its ICP operations and subscriber base. These losses were primarily a result of selling, general and administrative ("SG&A") expenses. As a result of the continued expansion of its ICP operations the Company will continue to incur significant increases in expenses associated with these activities. Also, the Company expects that the addition of ICP services will have an adverse impact on its combined gross margins, because the gross margins on the ICP services are expected to be lower than the gross margins on its ILEC and fiber operations.

    The Company offers ICP services at prices that are competitive to the ILECs. The Company believes that while pricing is an important element in the marketing of their services, small and medium-sized businesses are also focused on the benefits from customer care, bundled telecommunications services with one point of contact for sales and service, and consistent quality of service when making their purchase decisions.

    During the past several years the market prices for many telecommunications services have been declining. The Company believes that this trend is likely to continue and will have a negative effect on the Company's gross margins that may not be offset completely by savings from the decrease in the Company's cost of service.

    Current industry statistics demonstrate that there is a significant churn for customers within the industry. The Company believes that the churn is especially high when customers are buying resold services or only long distance services. The Company believes that by offering an integrated package of telecommunications services, and by providing superior customer care, it will be able to minimize customer churn.

AMERICAN TELCO


    American Telco derived most of its revenue from the sale of long distance service to small and medium-sized businesses and residential customers in Texas. American Telco launched the sale of local service in March 1997, but only on a limited basis until August 1997, while developing its back office systems and infrastructure to support local service. As of March 31, 1998, American Telco had approximately 16,400 business customers and approximately 6,000 residential customers and served 13,410 local access lines. Business customers represented approximately 95% of revenues for the year ended December 31, 1997 and six months ended June 30, 1998. The business customers are diversified and no one customer accounted for more than .7% of total revenues and substantially all of American Telco's revenue is derived from providing long distance services. In addition, the Company believes that American Telco's average revenue per minute of use will continue to decline as the Company adds a higher proportion of business customers who generally have a higher volume of usage and are therefore charged lower rates per minute than residential customers. American Telco's customer base has been shifting as American Telco has deemphasized its residential services.


    American Telco's contracts for long distance services generally provide for payment in arrears based on minutes of use. American Telco offers flat rate plans with incentives for customers who commit to a term of one or two years. Discounts are provided to customers based on the volume of usage.

COST AND EXPENSES

    The Company's primary expense categories include cost of service, SG&A, and depreciation and amortization.

    Cost of service for Dobson Wireline's ILEC and fiber operations consists primarily of costs associated with operating and maintaining the Company's facilities and for the fiber operations, costs associated with leasing lines from third party providers.

    Cost of service for the ICP operations (including American Telco's) consists of fixed costs for leased lines, the variable costs of origination, termination and access services provided through ILECs and other telecommunications companies, and internal costs associated with operating and maintaining the Company's facilities. The Company intends to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from ILECs and CLECs to connect the Company's switches with its transmission equipment collocated in ILEC central offices. The Company will lease unbundled loop and high capacity digital lines from the ILECs to connect its customers and other carriers' networks to the Company's network. These charges vary by ILEC and are regulated by state authorities pursuant to the Telecommunications Act. ILECs typically charge both a startup fee as well as a monthly recurring fee for use of their central offices for collocation. The Company will use its own fiber network, where available, to carry long distance traffic and will also enter into resale agreements with long distance carriers for transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. The Company may be obligated to pay underutilization charges in the event it over-estimates its requirements; however, in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means. Also, the Company will need to increase the capacity of its switches and add additional ANP devices and switches as market demand warrants.

    SG&A includes all infrastructure costs such as selling, customer support, corporate administration, personnel, and network maintenance. Selling expenses include commissions for the Company's sales program. Commissions are paid to direct sales persons for new business generated with additional incentives for multiple service offerings and long-term contracts. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers. As the Company's customer base grows, and as the Company continues to expand into new geographic markets, adds new sales offices and facilities and enlarges its current product offerings, the cost of services and SG&A are expected to increase substantially.

    Depreciation and amortization relates primarily to switching equipment, facilities, computers and software, and is expected to increase as the Company incurs significant capital expenditures to install additional switches. Depreciation and amortization will include amortization of goodwill acquired in the American Telco Acquisition.


RESULTS OF OPERATIONS



    In the text below, financial statement numbers have been rounded; however, the percentage changes are based on the actual financial statements.


    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998


    REVENUE. For the six months ended June 30, 1998, total revenue increased $4.6 million, or 46.5%, to $14.6 million from $10.0 million in the first six months of 1997. The following table sets forth the components of the Company's revenue for the six months ended June 30:


                                                               1997       1998
                                                             ---------  ---------
                                                               ($ IN THOUSANDS)
ILEC.......................................................  $   7,702  $   7,864
Fiber......................................................      2,214      2,400
ICP........................................................         76      4,371
                                                             ---------  ---------
                                                             $   9,992  $  14,635
                                                             ---------  ---------
                                                             ---------  ---------

    ILEC. ILEC revenue increased $.2 million, or 2.1%, to $7.9 million for the six months ended June 30, 1998 compared to $7.7 million for the six months ended June 30, 1997 due primarily to an increase in toll charges and an increase in the number of access lines from 12,446 as of June 30, 1997 to 12,932 as of June 30, 1998 offset by a $.3 million decrease in support revenue.


    FIBER. The Company's revenue from its fiber operations increased $.2 million, or 8.4%, to $2.4 million in the six months ended June 30, 1998 from $2.2 million in the first six months of 1997 due primarily to increased revenue from new customers.



    ICP. ICP revenue increased $4.3 million to $4.4 million for the six months ended June 30, 1998 from $.1 million for the six months ended June 30, 1997. ICP revenue in the first six months of 1998 consists primarily of charges for local and long-distance service and equipment sales. ICP revenue includes network management services provided to Company affiliates. For the six months ended June 30, 1997 network management services accounted for all ICP revenue and $35,200 for the six months ended June 30, 1998.


    COST OF SERVICE. For the six months ended June 30, 1998, the total cost of service increased $5.0 million, or 368.5%, to $6.3 million from $1.3 million in comparable period in 1997.


    The following table sets forth the components of the the Company's cost of service for the six months ended June 30:


                                                                1997       1998
                                                              ---------  ---------
                                                                ($ IN THOUSANDS)
ILEC........................................................  $     980  $   1,017
Fiber.......................................................        261        577
ICP.........................................................         96      4,670
                                                              ---------  ---------
      Total.................................................  $   1,337  $   6,264
                                                              ---------  ---------
                                                              ---------  ---------

    ILEC. Cost of ILEC service increased $37,000, or 3.8%, to $1.017 million for the six months ended June 30, 1998 from $.98 million for the six months ended June 30, 1997. As a percentage of ILEC revenue, cost of ILEC service increased slightly from 12.7% in the six months ended June 30, 1997 to 12.9% in the six months ended June 30, 1998 as a result of increased maintenance costs of plant and costs associated with customer growth.


    FIBER. Cost of fiber service increased $.3 million, or 121.1%, to $.6 million in the first six months of 1998 from $.3 million in the first six months of 1997. The increase was primarily the result of service provided by certain third party carriers incurred as a result of the addition of new customers.


    ICP. Cost of ICP service increased $4.6 million to $4.7 million for the six months ended June 30, 1998 from $.1 million for the first six months of 1997. These costs primarily consisted of costs associated with the operations and maintenance of Company facilities and wholesale charges from third party service providers. Included in ICP cost of service for the six months ended June 30, 1998 is $.1 million of costs related to network management services provided to affiliates of Dobson Communications.

    SELLING, GENERAL AND ADMINISTRATIVE. For the six months ended June 30, 1998, SG&A costs increased $4.9 million, or 127.1%, to $8.7 million compared to $3.8 million in the first six months of 1997. The increase was primarily due to increased salary costs resulting from additional sales, administrative and marketing personnel in the Company's ICP operations.


    DEPRECIATION AND AMORTIZATION EXPENSE. For the six months ended June 30, 1998, depreciation and amortization expense increased $.8 million, or 33.4%, to $3.1 million from $2.3 million in the first six months of 1997. This increase is primarily a result of depreciation and amortization on assets acquired in the American Telco Acquisition and fixed asset additions in the Company's ICP and fiber businesses.


    OPERATING INCOME (LOSS). As a result of the items discussed above, operating income for the six months ended June 30, 1998, decreased $6.0 million to a loss of $3.5 million from an income of $2.5 million in the first six months of 1997.

    OTHER EXPENSE. For the six months ended June 30, 1998, total other expense (consisting of equity in income of unconsolidated partnership, interest income, interest expense, and other income/expense) increased $1.1 million to $2.3 million from $1.2 million in the first six months of 1997. Interest expense increased $1.5 million in the first six months of 1998 compared to the first six months of 1997 as a result of the issuance of the Notes in June, 1998. In addition, interest income increased $.3 million due to interest earned on the funds held in escrow and cash on hand from the issuance of the Notes.

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS. As a result of the items discussed above, income before income taxes and extraordinary items for the six months ended June 30, 1998, income before income taxes and extraordinary items decreased $7.1 million to a loss of $5.8 million from an income of $1.3 million in the first six months of 1997.


    ILEC. Income before income taxes and extraordinary items from the Company's ILEC operations increased $1.0 million to $2.2 million for the first six months of 1998 from $1.2 million in the first six months of 1997. This is primarily due to decreased SG&A costs applicable to the ILEC business, as a result of increased management focus on the ICP operations.



    FIBER. Income before income taxes and extraordinary items from the Company's fiber operations increased $.5 million to $.8 million for the first six months of 1998 from $.3 million in the first six months of 1997. This is primarily due to a decrease in interest expense in 1988, as a result of the extinguishment of debt on December 31, 1997.



    ICP. Income before income taxes and extraordinary items from the Company's ICP operations decreased $8.9 million to a loss of $8.8 million for the first six months of 1998 from a loss of $.2 million in the first six months of 1997. This is a result of increased SG&A from the start up of the ICP operations and increased depreciation and interest expense from the American Telco Acquisition.



    EXTRAORDINARY EXPENSE. Extraordinary expense in the first six months of 1997 of $.2 million is due to the write-off of deferred debt costs associated with the the Company's fiber operations.



    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Cumulative effect of change in accounting principle in the six months ended June 30, 1998 reflects the charge taken as a result of implementation of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-up Activities" on January 1, 1998.


    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. For the year ended December 31, 1997, total revenue increased $2.3 million, or 12.7%, to $20.2 million from $17.9 million in 1996. The following table sets forth the components of Dobson Wireline's revenue for the years ended December 31:

                                                              1996       1997
                                                            ---------  ---------
                                                              ($ IN THOUSANDS)
ILEC......................................................  $  14,365  $  15,361
Fiber.....................................................      3,430      4,589
ICP.......................................................        113        227
                                                            ---------  ---------
                                                            $  17,908  $  20,177
                                                            ---------  ---------
                                                            ---------  ---------

    ILEC. ILEC revenue increased $1.0 million, or 6.9%, to $15.4 million for 1997 compared to $14.4 million for 1996 due primarily to a $.3 million increase in support revenue, an increase in toll charges and an increase in the number of access lines from 11,959 as of December 31, 1996 to 12,633 as of December 31, 1997.


    FIBER. The Company's revenue from its fiber operations increased $1.2 million, or 33.8%, to $4.6 million in 1997 from $3.4 million in 1996 due primarily to the addition of a new customer that generated $.7 million of revenue and additional revenue of $.5 million from existing customers in 1997. At December 31, 1997, the number of leased fiber lines was equivalent to a total of 53 DS3s compared to 46 at December 31, 1996.



    ICP. The Company launched its LOGIX operations in October 1997, generating $.1 million of service revenue primarily related to equipment, local and long distance sales. The remaining $.1 million in ICP revenue in 1997, relates to network management services provided to affiliates of Dobson Communications.


    COST OF SERVICE. For the year ended December 31, 1997, the total cost of service increased $.5 million, or 15.8%, to $3.3 million from $2.8 million in 1996.


    The following table sets forth the components of the Company's cost of service for the years ended December 31:


                                                                1996       1997
                                                              ---------  ---------
                                                                ($ IN THOUSANDS)
ILEC........................................................  $   1,877  $   1,868
Fiber.......................................................        578        650
ICP.........................................................        368        750
                                                              ---------  ---------
      Total.................................................  $   2,823  $   3,268
                                                              ---------  ---------
                                                              ---------  ---------

    ILEC. Cost of ILEC service remained consistent at $1.9 million for both 1997 and 1996. As a percentage of ILEC revenue, cost of ILEC service decreased slightly from 13.1% in 1996 to 12.2% in 1997.

    FIBER. Cost of fiber service increased $.1 million to $.7 million in 1997 from $.6 million in 1996. The increase was the result of costs associated with networking, including service provided by certain third party carriers, incurred as a result of the customers added during 1997.


    ICP. Cost of ICP service increased $.4 million or 104.0%, to $.8 million in 1997 from $.4 million in 1996. Cost of CLEC service associated with the the Company's October 1997 launch of its LOGIX operations totaled $.4 million. These costs primarily consisted of wholesale charges from third party services providers and salaries for technical personnel. Included in the cost of services for the CLEC operations is $.4 million for both 1996 and 1997, respectively, relating to network management services provided to affiliates of Dobson Communications.


    SELLING, GENERAL AND ADMINISTRATIVE. For the year ended December 31, 1997, SG&A costs increased $.9 million, or 11.8%, to $8.7 million in 1997 from $7.8 million in 1996. The increase was primarily due to increased salary costs resulting from additional administrative and marketing personnel in the Company's ICP operations. As a percentage of total revenue, SG&A costs decreased to 43.3% in 1997 from 43.6% in 1996.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1997, depreciation and amortization expense increased $.4 million, or 10.1%, to $4.9 million from $4.5 million in 1996. This increase is primarily a result of 1997 fixed asset additions in the Company's ICP and fiber businesses.

    OPERATING INCOME (LOSS). As a result of the items discussed above, operating income for the year ended December 31, 1997, increased $.4 million to $3.2 million from $2.8 million in 1996.

    OTHER EXPENSE. For the year ended December 31, 1997, total other expense (consisting of equity in income/losses of unconsolidated partnership, interest income, interest expense, and other income/expense) increased $.1 million, or 3.4%, to $2.4 million from $2.3 million in 1996. Interest expense increased $.3 million, or 12.1%, to $2.5 million in 1997 from $2.2 million in 1996. The increase in interest expense is a result of the full year impact in 1997 of the Company incurring approximately $1.5 million of additional debt and refinancing approximately $12 million of debt at a higher interest rate during 1996.

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS. As a result of the items discussed above, income before income taxes and extraordinary items for the year ended December 31, 1997, increased $.4 million to $.9 million from $.5 million in 1996.


    ILEC. Income before income taxes and extraordinary items from the Company's ILEC operations increased $1.6 million to $2.5 million for the year ended December 31, 1997 from $.9 million in 1996. The majority of this increase is from increased revenues of approximately $1.0 million. The remainder of the increase in income before taxes and extraordinary items is a result of a decrease in SG&A costs applicable to the ILEC operations.



    FIBER. Income before income taxes and extraordinary items from the Company's fiber operations increased $.7 million to income of $.6 million for the year ended December 31, 1997 from loss of $.1 million in 1996. This increase is primarily a result of increased revenues offset by an increase in SG&A costs.



    ICP. Income before income taxes and extraordinary items from the Company's ICP operations decreased $1.9 million to a loss of $2.2 million for the year ended December 31, 1997 from a loss of $.3 million in 1996. This is a result of increased SG&A from the start up of the ICP operations.


    EXTRAORDINARY EXPENSE. Extraordinary expense in 1997 of $.2 million is due to the write-off of deferred debt costs associated with the Company's fiber operations.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996.


    REVENUE. For the year ended December 31, 1996, total revenue increased $1.6 million, or 10.1%, to $17.9 million from $16.3 million in 1995. The following table sets forth the components of the Company's revenue for the years ended December 31:


                                                              1995       1996
                                                            ---------  ---------
                                                              ($ IN THOUSANDS)
ILEC......................................................  $  13,697  $  14,365
Fiber.....................................................      2,501      3,430
ICP.......................................................         67        113
                                                            ---------  ---------
      Total...............................................  $  16,265  $  17,908
                                                            ---------  ---------
                                                            ---------  ---------

    ILEC. ILEC revenue increased $.7 million, or 4.9%, to $14.4 million for the year ended December 31, 1996 from $13.7 million in 1995. The increase is primarily due to reimbursement received from a new state fund created in 1996 designed to provide additional support revenue to high cost providers of local telephone service.

    FIBER. The Company's revenue from its fiber operations increased $.9 million, or 37.2%, to $3.4 million in 1996 from $2.5 million in 1995 primarily as a result of additional revenue of $.8 million from an existing customer in 1996. The number of fiber lines leased increased by an equivalent of 26 DS3 lines, bringing the total lines leased to an equivalent of 46 DS3s at December 31, 1996.


    ICP. ICP revenue increased $46,000 to $113,000 for the year ended December 31, 1996 from $67,000 in 1995 due to increases in services provided to the Company's wireless operations. ICP revenue for 1995 and 1996 is attributable to network management services provided to Company affiliates.


    COST OF SERVICE. For the year ended December 31, 1996, the total cost of service increased $.3 million, or 14.2%, to $2.8 million from $2.5 million in 1995.

    The following table sets forth the components of the Company's cost of service for the years ended December 31:

                                                                1995       1996
                                                              ---------  ---------
                                                                ($ IN THOUSANDS)
ILEC........................................................  $   1,730  $   1,877
Fiber.......................................................        422        578
ICP.........................................................        319        368
                                                              ---------  ---------
      Total.................................................  $   2,471  $   2,823
                                                              ---------  ---------
                                                              ---------  ---------

    ILEC. Cost of ILEC service increased $.2 million, or 8.5%, to $1.9 million in 1996 from $1.7 million in 1995. Cost of ILEC service in 1996 increased as a percentage of ILEC revenue to 13.1% from 12.6% in 1995 as a result of increased maintenance costs of plant and costs associated with customer growth.

    FIBER. Cost of fiber service increased $.2 million, or 36.8%, to $.6 million in 1996, from $.4 million in 1995. The increase was the result of increased costs for technical personnel for maintenance and operations of Company facilities.

    ICP. Cost of ICP service increased $.1 million, or 15.3%, to $.4 million in 1996 from $.3 million in 1995. The increase is primarily related to increased personnel costs related to network management services.

    SELLING, GENERAL AND ADMINISTRATIVE. For the year ended December 31, 1996, SG&A costs increased $1.3 million, or 19.7%, to $7.8 million in 1996 from $6.5 million in 1995. As a percentage of total revenue, SG&A costs increased to 43.6% in 1996 from 40.2% in 1995. The increase was primarily due to increased personnel charges attributable to increased sales and administrative staff, as well as additional corporate overhead expenses.

    DEPRECIATION AND AMORTIZATION EXPENSE. For 1996, depreciation and amortization expense increased $.4 million to $4.5 million in 1996 from $4.1 million in 1995. The increase was due to fixed asset additions in the Company's ILEC and fiber businesses.

    OPERATING INCOME (LOSS). As a result of the items discussed above, operating income for the year ended December 31, 1996, decreased $.3 million to $2.8 million from $3.1 million in 1995.

    OTHER EXPENSE. For 1996, other expense (consisting of equity in income/loss of unconsolidated partnership, interest income, interest expense, and other income/expense) increased $.1 million or 1.4% to $2.3 million from $2.2 million in 1995 primarily as a result of a $.2 million increase in interest expense. The increase in interest expense is a result of the incurrence of approximately $1.5 million of additional debt and refinancing at a higher interest rate approximately $12 million of debt during 1996.

    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS. As a result of the items discussed above, income before income taxes and extraordinary items for the year ended December 31, 1996, decreased $.4 million to $.5 million from $.9 million in 1995.


    ILEC. Income before income taxes and extraordinary items from the Company's ILEC operations for the year ended December 31, 1996 of $.9 million was unchanged from 1995.



    FIBER. Income before income taxes and extraordinary items from the Company's fiber operations decreased $.1 million to a loss of $.1 million for the year ended December 31, 1996 from 1995. The decrease in income before taxes and extraordinary items is a result of increased interest and depreciation due the addition of fixed assets necessary to support the growth in the fiber operations.



    ICP. Loss before income taxes and extraordinary items from the Company's ICP operations decreased $.3 million to $.3 million for the year ended December 31, 1996 from 1995. In 1995 and 1996 the ICP operations consisted of network management services provided to Company affiliates. The decrease in income before income taxes and extraordinary items is a result of increased cost of service and related SG&A.


IMPACT OF YEAR 2000 ISSUE


    In April of 1998, the Company established a multi-disciplined team to perform a Year 2000 Impact Analysis for the corporation. The team consists of representatives from each of the lines of business, as well as representatives from key corporate departments and is headed by a full time Year 2000 Compliance Manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process.



    To date, the Company has completed an inventory of its automated systems and services and an Impact Analysis that identified significant risk areas by line of business, identified specific compliance requirements, and estimated costs and completion dates for affected systems.



    The Company does not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, the Company has historically relied on outsourcing relationships for most of its business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. Management has also focused on evaluating software systems of acquired companies. Management has determined that American Telco's OSS is not Year 2000 compliant; however, the Company believes its new OSS which will replace American Telco's, will be Year 2000 compliant and will be in place by 2000. As a result, the remediation approach is not focused on a large scale in-house effort, but on identifying those systems and services that are not currently Year 2000 compliant and either upgrading to a compliant version or replacing with an alternative compliant product or service. The results of the Impact Analysis revealed that for most of the Company's information systems, services and telecommunications infrastructure, Year 2000 compliant releases will be included as a part of existing maintenance and/or service agreements at no additional cost to the Company and should be in place by the second quarter of 1999. The total costs identified to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements are approximately $.1 million. Additionally, such costs will be expensed as incurred, which will have an adverse effect on the current operating results.


    The Company will continue to analyze systems and services that utilize date embedded codes that may experience operational problems when the Year 2000 is reached. The Company will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, customers and others with which it does business to coordinate Year 2000 compliance. To further mitigate risks, the Company will conduct its own Year 2000 tests on mission critical systems as their Year 2000 compliant versions are released by vendors.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has historically generated positive cash flow and EBITDA from its ILEC and fiber businesses and historically financed its ILEC business through government loans. The Company has experienced negative cash flow from operations and EBITDA in 1997 and through the first six months of 1998 in its ICP business. The magnitude of these negative cash flows from operations and EBITDA in the ICP business will be mitigated with the acquisition of American Telco which has historically generated positive cash flow from operations and EBITDA. The Company expects negative cash flow and EBITDA on a consolidated basis for the remainder of 1998 and to continue as the Company expands its ICP operations.



    Investors should be advised that EBITDA, as measured by the Company, may differ significantly from similarly named measurements of other companies and, as a consequence, may not provide any degree of reliable comparability.


    Continued expansion of the Company's ICP business will require substantial capital to purchase and install switches and other transmission equipment, to replace the Company's OSS and other back office systems and to fund operating requirements. The successful implementation of the Company's strategy, including the expansion of its networks and customer base, and significant and sustained growth in the Company's cash flows is necessary for the Company to meet its debt service requirements, including its obligations on the Notes.


    The Company's net cash provided by operating activities was $1.9 million, $1.4 million, $3.7 million, $6.3 million and $3.7 million for the six months ended June 30, 1997 and 1998, and the years ended December 31, 1995, 1996 and 1997, respectively. The Company's net cash used in investing activities was $1.2 million, $136.9 million, $4.2 million, $5.5 million and $3.5 million for the six months ended June 30, 1997 and 1998, and the years ended December 31, 1995, 1996 and 1997, respectively, primarily related to capital expenditures, and more recently, the funding of American Telco Acquisition. Net cash provided by (used in) financing activities was $(.8) million, $217.0 million, $(.2) million, $(.6) million and $(.6) million for the six months ended June 30, 1997 and 1998, and the years ended December 31, 1995, 1996 and 1997, respectively. The net cash provided by financing activities during the six months ended June 30, 1998 was primarily resulted from the issuance of the Notes. The net cash used in financing activities during the six months ended June 30, 1997 and the years ended December 31, 1995, 1996 and 1997 primarily resulted from repayments of long-term debt.

    On December 31, 1997 Dobson Communications made a capital contribution to the Company in the form of assumption of the Company's fiber subsidiary's obligation under a Dobson Communication's credit facility. The amount of such capital contribution was $11.5 million.



    Capital expenditures for the six months ended June 30, 1997 and 1998 and the years ended December 31, 1996 and 1997 were $1 million, $6.1 million, $3.9 million and $5.4 million, respectively. The Company expects its capital expenditures (excluding the purchase price and related costs incurred to consummate the acquisitions) to total approximately $58.1 million for 1998 and approximately $23.5 million for 1999, of which $48.8 million and $15.8 million, respectively, relate to the ICP operations. The capital expenditures will be primarily for the purchase of switches and related equipment and infrastructure enhancements, including the replacement of its OSS and back office systems. The Company currently does not plan to add additional fiber optic lines to its long-haul network, although it will seek to expand to additional cities through interconnection agreements with other carriers. Continued significant capital expenditures for the ICP operations are expected to be made after 1999. The amount and timing of capital expenditures may differ materially from the foregoing estimate depending on numerous factors, including the rate at which the Company expands and develops its networks and customer base, the Company's ability to negotiate favorable prices for purchases of equipment and to acquire and integrate necessary OSS and other back office systems, whether the Company consummates additional acquisitions and factors beyond the Company's control, such as economic conditions, competition, market and regulatory developments and availability of capital. The Company entered into a two year agreement with Sprint for the lease of long distance capacity which provides for a minimum commitment of $3.75 million in year one and $6.0 million in year two, subject to upward adjustment depending on actual use. In connection with the Zenex Acquisition, the Company entered into a an agreement with WorldCom whereby the Company will lease long distance capacity for thirty-six months with an aggregate minimum commitment during the term of the lease of $36 million.



    Upon consummation of the American Telco Acquisition, the Company purchased $121 million of Pledged Securities, consisting of U.S. government securities, that will be held as security for the payment of the first six scheduled payments of interest on the Notes. The Pledged Securities will be held by the Trustee as security for the benefit of the holders of the Notes. Upon consummation of the Exchange Offer, the Company will withdraw $4.3 million of the Pledged Securities from the escrow account. See "Description of the Notes--Security." The Trustee will hold the Pledged Securities pursuant to an escrow and security agreement pending disbursement.



    As of June 30, 1998, the Company had $378.0 million of indebtedness (including $28.0 million of secured indebtedness under the RUS/RTB Facility) and stockholder's equity of $14.3 million. See "Description of Certain Indebtedness." The RUS/RTB loans have scheduled maturities between 1998 and 2028. Although there can be no assurance, management believes that cash flow from operations and borrowings under the RUS/RTB Facility will be sufficient to fund the replacement of its OSS and the expansion of its business as currently planned, including its negative cash flow from its ICP operations. The Company has and will continue to incur significant increases in expenses associated with these activities which will significantly reduce its EBITDA until it can develop and expand its ICP service customer base. Thereafter, the Company expects to require additional financing. In the event that the Company's plans or assumptions change or prove to be inaccurate, or its cash resources prove to be insufficient to fund the Company's growth and operations, or if the Company consummates additional acquisitions, the Company may be required to seek additional sources of capital (or seek additional sources of capital sooner than currently anticipated). The Company may also seek to raise additional capital to take advantage of favorable conditions in the capital markets. Sources of additional capital may include public or private debt or equity financings, including vendor financing. Because of the restrictions in the lending agreements and note indentures of Dobson Communications, capital contributions to the Company will be essentially prohibited. There can be no assurance that any additional financing will be available to the Company, or if available, that it can be obtained on terms acceptable to the Company or within the limitations contained within the Company's financing arrangements, including the Indenture. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development or expansion plans and could have a material adverse effect on the Company's business. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness, including the Notes. The Company has no credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company. See "Risk Factors--Leverage; Ability to Meet Required Debt Service."

RECENT ACCOUNTING PRONOUNCEMENTS


    In April 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. The Company adopted this SOP as of January 1, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company recognized a pretax loss of approximately $1.1 million in the first quarter of 1998 as cumulative effect of accounting change as a result of adopting this SOP.



    In March, 1998, the AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 as of January 1, 1998. It requires capitalization of the development costs of software to be used internally (e.g. administrative processes). The Company does not believe that the adoption of this SOP will materially impact its net income.


FORWARD-LOOKING STATEMENTS

    The description of the Company's plans set forth herein, including the Company's plans and strategies, its anticipation of revenues from designated markets, the markets for the Company's services and products, planned capital expenditures and possible regulatory requirements, and other statements which predict or forecast future events which are dependent on future events for their accuracy, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, or the Company's performance to differ materially from plans include, without limitation, the Company's ability to satisfy the financial covenants of its existing debt instruments and to raise additional capital; the Company's ability to integrate acquired operations with existing operations, to manage its rapid growth successfully and to compete effectively in its ILEC, fiber and ICP businesses against competitors with greater financial, technical, marketing and other resources; changes in end-user requirements and preferences; the development of other technologies and products that may gain more commercial acceptance than those of the Company; the Company's ability to successfully market its services to current and new customers, interconnect with ILECs, expand or replace its OSS and other back office systems, provision new customers, access markets, install facilities, including switching electronics, and obtain leased trunking capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions; as well as unexpected regulatory, legislative and judicial developments. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                                    BUSINESS

OVERVIEW


    Dobson Wireline Company seeks to be the leading provider of integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States. Since 1936, the Company has provided ILEC services in Oklahoma. In addition, Dobson Wireline operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado, providing wholesale long-haul services. Dobson Wireline recently began offering switch-based ICP services in Oklahoma City and Tulsa under its LOGIX-TM- brand name and expects to commence offering these services in Amarillo in late 1998. Dobson Wireline's management team is led by Everett R. Dobson, the Chairman of the Board, President and Chief Executive Officr of Dobson Communications.



    In order to accelerate the expansion of its ICP business, the Company acquired Houston-based American Telco on June 15, 1998 for $131.5 million. American Telco provides long distance and local telecommunications services to approximately 22,400 customers in Houston, Dallas, Fort Worth, San Antonio and Austin, of which approximately 16,400 are business customers. Management believes there is a significant opportunity to market the Company's integrated LOGIX-TM- product line to the existing American Telco customers and to other small and medium-sized business customers in Texas. With over 100 direct sales professionals, American Telco has one of the largest direct sales forces of alternative communications services in Texas.


SERVICES STRATEGY

    The Company's objective is to be the dominant alternative provider of integrated local, long distance and data services packaged with wireless offerings to small and medium-sized business customers in the Southwest. The Company has developed customer focused strategies to build market share in existing and new markets while utilizing innovative and efficient network deployment techniques to maximize customer satisfaction and financial returns. The principal elements of the Company's services strategy include:


    DELIVERING INNOVATIVE TELECOMMUNICATIONS SOLUTIONS FOR BUSINESS
CUSTOMERS. The Company believes that there is substantial demand from small and medium-sized businesses for bundled telecommunications services provided on a single monthly bill and with a single point of contact for all sales and service. The Company offers under its LOGIX-TM- brand name local, long distance, enhanced data, Internet, wireless and systems integration services to customers with convenient integrated billing through its "DIRECT T-TM-" bundled service offering. The Company believes that its DIRECT T-TM- products allow the Company to improve customer retention, increase sales force productivity and rapidly increase penetration in its target markets. The Company's sales professional are trained to provide customers with sales and customer service relating to all of the Company's DIRECT T-TM- products. Once a customer contracts with LOGIX-TM-for services, the Company assigns a single account relations manager who has the responsibility of proactively contacting the customer to confirm satisfaction with existing products and to promote new services and programs.


    FOCUSING ON THE SOUTHWEST. In order to leverage its extensive telecommunications networks and long-standing customer and business relationships in the region, the Company intends to continue to focus on the Southwest, initially targeting Oklahoma and Texas. The Company believes that this regional focus will enable it to take advantage of economies of scale in management, network operations, sales and marketing. This regional concentration of the Company's network is also expected to result in improved profit margins based on management's belief that a significant percentage of the Company's customers' telecommunications traffic will originate and terminate within the region. The Company expects to expand primarily through internal growth, though it will consider acquisitions to extend either its product line or geographic footprint or expand its customer base. The Company recently acquired certain long distance customers and related assets of Zenex, an Oklahoma City based reseller of long distance and value added services, for approximately $4.7 million. In connection with the Zenex Acquisition, the Company entered into a long term contract with WorldCom for the resale of long distance services. This contract with WorldCom provides for a minimum volume commitment of $18.0 million over its 36 month term.



    BUILDING MARKET SHARE THROUGH DIRECT SALES AND SUPERIOR CUSTOMER
SERVICE. The Company believes that the key to revenue growth in its target markets is to acquire customers through direct sales efforts and retain those customers by offering a high level of customer service. The Company believes that, in servicing the small and medium-sized business market using, a consultative, face-to-face sales and service strategy with a single point of contact is a highly effective method of acquiring customers and developing long-term customer relationships. The Company's branch offices provide comprehensive support to the Company's customers. Following the American Telco Acquisition, the Company has 18 branch offices with approximately 190 direct sales professionals in markets in Oklahoma City, Tulsa, Houston, Dallas, Austin, Ft. Worth and San Antonio, which will accelerate the Company's direct sales strategy. In the future, the Company expects to significantly expand its direct sales force and open additional branch offices in the Southwest. The Company also seeks to build market share by installing its own telecommunications networks in new real estate projects so that it can become the local phone company for the tenants of that project.


    INCREASING PRODUCTIVITY AND EFFICIENCY THROUGH CONTINUED ENHANCEMENT OF OSS. The Company believes that fully integrated and scalable OSS will increase productivity and efficiency and provide a competitive advantage. An integrated approach to OSS will allow the Company to synchronize multiple tasks such as provisioning, order taking, customer service and billing and provide management with timely operating and financial data to allow it to efficiently direct network, sales and customer service resources. The Company currently deploys tailored systems and procedures for its OSS and other back office systems and customer service, and intends to replace its existing OSS with a fully integrated, scalable system which can be expanded as the Company grows its customer base.

NETWORK STRATEGY

    The Company will seek to efficiently expand its network infrastructure to offer facilities-based services in attractive markets while minimizing its up front capital expenditures. The Company believes that its facilities-based services will enable it to achieve higher gross network margins than could be obtained by reselling such services, accelerate provisioning and to maintain better control over the quality of the services provided to its customers. The principal elements of the Company's network strategy include:

    MAXIMIZING OPERATING MARGINS WITH A TARGETED SERVICE AREA. The Company targets customers within a specified geographic zone surrounding its network infrastructure, thereby controlling the cost of services. By focusing its sales efforts on customers within these zones and bypassing the ILEC's switch and directly connecting these customers to a LOGIX switch using unbundled loops or high capacity circuits, the Company believes it can generate higher gross margins than could be obtained by reselling ILEC services.

    EMPLOYING ADVANCED REMOTE SWITCHING TECHNOLOGY. In entering new markets the Company intends to deploy an ANP unit (i.e., a smaller switch) that is linked via leased lines to the Company's switches. The ANP unit enables the Company to provide digital local and long distance switched services and ATM-based data services to customers in the market area at significantly lower initial capital costs than is required for a Class V switch. As customer telecommunications traffic warrants, the Company will install a Class V switch and redeploy the ANP to a new market area. By using ANP units and Class V switches, the Company believes it will have lower operating costs than reselling. This strategy enables the Company to optimize its capital expenditure, rapidly expand into new markets, and generate the operating margins and quality of service provided by dedicated facilities.

    CONTROLLING SERVICE QUALITY. The Company's strategy is to have direct control of the quality of service and responsiveness to its customers by utilizing the Company's own switches and providing a direct connection which eliminates the reliance on other switching providers, in contrast to reselling.

LEVERAGING EXISTING OPERATIONS AND PROVEN MANAGEMENT TEAM


    The Company believes that its ability to leverage its existing local exchange and fiber operations and to draw upon its senior management's extensive experience and expertise in facilities-based telecommunications services will provide it with a competitive advantage. Everett R. Dobson, the Company's Chairman of the Board and Chief Executive Officer, and Chairman, President and Chief Executive Officer of Dobson Communications, the Company's parent, directed Dobson Communications' rural cellular expansion. Stephen T. Dobson, President of Dobson Wireline, has operated Dobson Wireline's ILEC business since 1990 and initiated the Company's expansion into ICP services. William J. Hoffman, Jr., the Company's Chief Operating Officer, joined Dobson Communications in October 1997 from Intermedia Communications, where he was Division Vice President of its Florida markets. Collectively, the executives of the Company have in excess of 125 years of telecommunications experience.


MARKET OPPORTUNITIES

    The Company seeks to be the leading provider of integrated local, long distance, data and wireless telecommunications services to small and medium-sized businesses in the Southwest United States, initially focusing on Texas and Oklahoma. The FCC estimates that the total United States interstate and intrastate telephone revenues (including wireless revenues) in 1996 were over $220 billion, of which Texas and Oklahoma accounted for $15.1 billion and $2.3 billion, respectively. Texas was the third highest state by total revenue, behind California and New York. Texas' revenue was split $9.5 billion intrastate and $5.6 billion interstate, while Oklahoma's revenue was split $1.3 billion intrastate and $1.0 billion interstate.

    Historically, businesses throughout the United States have purchased their telecommunication services from different vendors: local services from RBOCs, long distance and wide area data services from IXCs, internet services from internet service providers, and wireless services from a wireless service providers. The use of multiple vendors and the lack of availability of bundled services have resulted in customers receiving multiple invoices for these services.

    The Company believes that small and medium-sized businesses desire a fully integrated package of services, with one monthly invoice and a single point of contact for all sales and service. The Company further believes that regulatory changes introduced by the Telecommunications Act, advances in technology, and its experience and expertise in providing facilities-based communications services place it in a unique position to take advantage of the large telecommunications market in the Southwest United States.

THE AMERICAN TELCO ACQUISITION


    Dobson Wireline currently provides ICP services in Oklahoma City and Tulsa, Oklahoma and plans to expand these operations into the major markets in Texas, including Amarillo in late 1998. The acquisition of American Telco will significantly accelerate Dobson Wireline's expansion into the Texas market. American Telco provides telecommunications services, primarily to business customers, in the five largest markets in Texas: Houston, Dallas, Austin, Fort Worth and San Antonio. It provides a unique complement to the Company's Texas expansion strategy with 11 sales offices, approximately 100 sales representatives, and switches in Houston and Dallas. American Telco has approximately 22,400 customers to whom it sells primarily long distance services, of which approximately 16,400 are business customers. The Company believes there is a significant opportunity to market its integrated LOGIX-TM-product line to the existing American Telco business customers and to other small and medium-sized business customers in Texas.

SERVICES

ILEC


    Since 1936, the Company has provided ILEC services and currently owns and operates nine contiguous local exchanges in western Oklahoma and three contiguous local exchanges adjacent to and east of the Oklahoma City metropolitan area. At June 30, 1998 the Company's local telephone exchanges served approximately 12,932 access lines. The Company provides local and long distance telecommunications services with enhanced and value-added calling and billing features.



    The Company's ILEC operations receive HCF from state jurisdictions and the federal USF due to factors such as the geographic conditions and subscriber density in the areas in which it provides service. Approximately 35.6% and 30.9% of the Company's ILEC revenues for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, were from these two sources. The Company's other primary sources of ILEC revenues consisted of end user and access revenues. End user revenues consist of charges for local service and enhanced services such as call waiting and call forwarding. Access revenue represents amounts charged to IXCs for providing access from the IXC's point of presence to the end user who makes or receives a long distance call.


FIBER


    The Company provides long-haul transport services in Texas, Oklahoma and Colorado (i) on a wholesale basis as a "carriers' carrier", (ii) to private business and government end-users, and (iii) for Dobson Communication's other subsidiaries. The Company has long-haul service contracts with various long-distance carriers, including AT&T, SWBT, Sprint and NTS. NTS, which, in turn, resells to MCI and WorldCom, is the largest customer of the Company's fiber services, accounting for approximately 49% and 41% of its gross fiber revenue for the years ended December 31, 1996 and 1997, respectively, and approximately 32% for the six months ended June 30, 1998. The Company also provides services to the State of Oklahoma and Vyvx.



ICP



    Dobson Wireline's ICP services include: (i) competitive local exchange services, (ii) enhanced data services, (iii) Internet, intranet and extranet services, (iv) interexchange (long distance) services, (v) private line services, and (vi) integration services.



    LOCAL EXCHANGE SERVICES. These include telephone services that connect a customer's telephone or PBX to the public network and provide the customer with access to long distance services, operator and directory assistance services, 911 service, integrated service digital network ("ISDN") services, voice mail and other enhanced local features.


    ENTERPRISE NETWORK SERVICES. These include the switching and transport of digitized data (and voice) over a network designed to provide highly reliable, flexible service and support of many data transmission protocols. The Company's enterprise network services are provided over a network of frame relay and ATM data switches owned and leased by the Company. The Company is also able to provide remote access to businesses providing connectivity to corporate networks.

    INTERNET AND INTRANET SERVICES. The Company offers dedicated access to the Internet and web page hosting, and provides additional services such as intranet services. Examples of the Company's services are listed below:

SERVICE OR FEATURE             DESCRIPTION
-----------------------------  ---------------------------------------------------------------
Dedicated Internet Access      Connection to the Internet via the Company's frame relay
                               network.

Web Page Hosting               The Company provides and maintains a World Wide Web presence for its customers.

Intranet Service               The Company provides customers with "private" equivalents of the Internet allowing secure, closed user access to the
                               customer's private web sites, file transfer capabilities, etc.

    INTEREXCHANGE (LONG DISTANCE) SERVICES. These services include the origination and termination of telephone calls between users in different cities or exchanges. The Company provides these services on a usage basis, utilizing its local/long distance switches, its inter-city network and services provided by other carriers. The Company also offers inbound "800" and "888" long distance services and nationwide calling card services.

    PRIVATE LINE SERVICES. The Company provides dedicated communications channels connecting discreet end points. These non-switched services can be provided to two locations within the same city, or between locations in different cities (interexchange private lines). The Company also provides special access services connecting a customer to an IXC for the purpose of delivering long distance calls to the IXC. The Company provides "carriers' carrier" wholesale long-haul services to other telecommunications companies.

    INTEGRATION SERVICES. These services include initial evaluation of a customer's needs, the provision and custom configuration of network devices, normally located at the customer's premises, which may include any special engineering, installation, or service functions provided by the Company and ongoing maintenance and training.

NETWORK INFRASTRUCTURE


ICP



    The Company installed a Nortel DMS 500 supernode switch in Oklahoma City in 1997 for its ICP services in Oklahoma City and Tulsa. American Telco has a DSC DEX-600 long distance switch and a Siemens-Stromberg Carlson DCO local switch in Houston, and a Siemens-Stromberg Carlson DCO local switch in Dallas. The Company will continue to utilize American Telco's switches for an interim period after consummation of the American Telco Acquisition, but intends to replace such switches with more efficient ones and redeploy the old switches to areas better suited for their specifications. Some of American Telco's customers utilize call processors which belong to the Company but are located at the customer premises. These call processors have enhanced routing, disaster recovery and accounting features and can be remotely managed by American Telco.


    The Company's Interconnection Agreements with SBC and GTE allow it to (i) resell SBC's and GTE's local exchange services in Oklahoma and Texas and (ii) interconnect the Company's network with SBC's and GTE's networks for the purpose of immediately gaining access to all of SBC's and GTE's unbundled network elements. Based on these agreements, the Company is able to deploy its network to enter new markets and offer local exchange services.

    The Company has agreements with various long-haul transport carriers to transport the data and voice signals of its customers through its switches. The Company also enters into agreements with various carriers to provide transmission and termination services for its long distance traffic. Such agreements typically provide for the resale of long distance services on a per minute basis, with some agreements containing minimum volume commitments.


    In entering new markets the Company intends to deploy an ANP unit that is linked via leased lines to the Company's switches. As customer telecommunications traffic warrants, the Company will install a Class V switch and redeploy the ANP to a new market area. The Company will install its ANP unit or switch and related equipment at a central location in each market and deploy transmission equipment in ILEC central offices. The Company will initially lease local network trunking facilities from the ILEC and/ or one or more ICPs in order to connect the Company's ANP unit or switch to major ILEC central offices serving the target market area. As each customer is obtained, service will be provisioned by leasing unbundled loops from the ILEC.


    In connection with the Company's enterprise network services, the Company will expand its ATM network by installing ATM data switches and related equipment in the Southwest. This expanded network will enable the Company to market its enterprise network services to businesses with branch offices throughout the Southwest. The Company will lease additional fiber capacity to connect these ATM switches.

ILEC


    Dobson Wireline serves 12,932 access lines in western Oklahoma and east of the Oklahoma City metropolitan area with 13 switches located in Oklahoma.


FIBER

    The Company operates over 545 miles of long-haul fiber optic facilities. The Company entered the fiber business in 1990 when it joined with AT&T to place fiber between Oklahoma City and Amarillo, which links the Company's local exchanges. The Company and AT&T each has its own cable, sharing in all legal rights to the private right-of-way where the cables are located. The Company's cable covers approximately 360 route miles and consists of 36 strands of fiber. In 1991, the Company acquired a 20% interest in Forte of Colorado Partnership which has 24 strands of fiber from Springfield, Colorado, to Colorado Springs, approximately 185 miles in length. One of the Company's partners in Forte of Colorado is NTS. To enhance the revenue potential for the above segments, the Company, Forte of Colorado and other segment providers have interconnected their networks and currently offer fiber-based transport services among Albuquerque, Amarillo, Cheyenne, Colorado Springs, Dallas, Denver, Des Moines, El Paso, Kansas City, Las Cruces, Lubbock, Oklahoma City, Omaha, Midland, Wichita and Wichita Falls. Other segment providers have expressed interest in interconnecting to this network and expansion may occur north to Chicago, south to Houston and San Antonio, and east toward Atlanta. There can be no assurance that such expansion will occur to all or any of these cities, or if such expansion does occur, when it may occur or on what terms and conditions. While the Company currently has no plans to add additional fiber optic lines, it will seek to expand its network to additional cities through new interconnection agreements.

SALES AND MARKETING

    The Company believes there is substantial demand from small and medium-sized business for bundled telecommunications services provided with a single monthly bill and a single point of contact. While the Company's customer focus is on small and medium-sized businesses, it also markets to large corporations, financial services companies, government departments and agencies, and academic, scientific and other major institutions. The Company also seeks to build market share by installing its own telecommunications networks in new real estate projects so that it can become the local phone company for the tenants of that project. To date the Company has installed telecommunication networks in 13 real estate projects.



    The Company's ICP services, are sold through the Company's existing sales force supported by sales engineers, and often in cooperation with agents and value added resellers (independent providers of communications hardware to customers) and other business associates. This approach enables the Company to emphasize the applications solutions aspects of its services and utilize the expertise and resources of other vendors. The Company intends to continue expanding its sales and engineering support staff and other technical specialists in order to meet the expected demand for ICP services.


    The Company's sales force includes specialized professionals who focus on sales to commercial and carrier consumers and alternate channels (agents and value added resellers). The Company's sales staff works to gain a better understanding of the customer's operations in order to develop innovative, application-specific solutions to each customer's needs. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances. The Company's sales group also seeks to obtain building entry agreements with owners of multiple office building complexes.


    As a result of the acquisition of American Telco, the Company has 16 branch offices with more than 120 sales professionals located in Oklahoma City, Tulsa, Houston, Dallas, Austin, Fort Worth and San Antonio. Each branch office will be staffed by personnel capable of marketing all of the Company's products and providing comprehensive support to the Company's customers. Adding this number of sales professionals located at various branch offices in target markets will allow the Company to accelerate its strategy of face-to-face sales and a single point of contact for all its customers. The Company believes there is a significant opportunity to market its integrated LOGIX-TM- product line to the existing American Telco business customers and to other small and medium-sized business customers in Texas.


    The Company markets its fiber services through its direct and indirect sales force. The Company intends to initiate additional marketing programs to increase its customer base and the use of its fiber network by its existing customers.

    The Company believes that it has a competitive advantage in the market area that it serves because it has the only long-haul fiber network between Oklahoma City and Amarillo, other than AT&T. AT&T's network, however, does not branch off to small communities between Oklahoma City and Amarillo. By expanding its network through interconnect agreements to access other major population centers (including routes which may be attractive to major carriers) and providing high-quality, reliable transmission services on a fixed-cost basis at competitive rates, the Company believes it can increase its fiber revenue.

CUSTOMER SERVICE

    The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of all of their telecommunications services. To this end, the Company assigns a dedicated account relations manager to each business account who is responsible for proactively contacting the customer on a monthly basis. These managers ensure that customers are satisfied with their current services and promote new services and programs. Management believes that this activity improves customer retention, enhances penetration within the existing customer base and provides the Company with qualified sales leads through referrals.

    The Company's service delivery staff is primarily responsible for coordinating service and installation activities. Service delivery activities include surveying the site to assess ambient conditions and power, and space requirements, as well as coordinating installation dates and equipment delivery and testing. The Company's customer service and technical staff plans, engineers, monitors and maintains the integrity, quality and availability of the Company's networks. The Company's customer service and technical staff are available to customers 24 hours every day.

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COMPETITION


    GENERAL. The telecommunications industry is highly competitive and the Company faces intense current and potential competition with respect to its service offerings. Many of the Company's current and potential competitors have financial, technical, personnel and other resources, including brand name recognition, substantially greater than those of the Company. There has also been, and the Company believes there will continue to be, significant merger and joint venture activity and the creation of strategic alliances within the telecommunications industry that will result in competitors with even greater financial resources and other competitive advantages. In addition, rapidly evolving technology, and new applications of existing technology, may also provide competitors in the Company's markets with significant competitive advantages over the Company. The Company believes that various legislative initiatives, including the Telecommunications Act and certain state initiatives, will facilitate the ability of RBOCs, other ILECs and IXCs to offer bundled services, allowing such entities to leverage their extensive existing networks and provide customers with single source telecommunications services similar to the services provided by the Company. There can be no assurance that the Company will be able to respond to such competitive pressures or that competition will not have a material adverse effect on the Company. See "Risk Factors-- Competition."



    LOCAL SERVICES. In each of its markets where the Company operates as a ICP, the Company faces significant competition for the local services it offers from RBOCs and other ILECs, which currently dominate their local telecommunications markets. In particular, SBC is the ILEC and the dominant local services provider in most of the markets currently served by the Company. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of the Company. As a recent ICP market entrant, the Company has not achieved, and does not expect to achieve a significant market share for its services.



    In the Texas markets, the Company also faces competition in most markets in which it operates from one or more ICPs, including GTE, ACSI, ICG, Allegiance Telecom and Intermedia. Other local service providers have operations or are initiating operations within one or more of the Company's service areas. The Company expects long distance carriers, including AT&T, MCI, Sprint and WorldCom, to offer local services together with their long distance services in certain markets. At least two of these competitors, AT&T and WorldCom, have entered or announced plans to enter a number of the Company's service areas.



    In addition, the recent trend toward mergers and strategic alliances among RBOCs and larger telecommunications carriers since passage of the Telecommunications Act raises serious questions about the adverse effect of these mergers and alliances upon the development of competition in the telecommunications industry. On June 24, 1998, AT&T announced its proposed acquisition of Tele-Communications, Inc. On May 11, 1998, SBC and Ameritech announced their merger which, if approved, would reduce the seven original RBOCs to four. If approved, this merger would leave one RBOC, SBC, with control of a significant portion of the local exchange and business access lines in the U.S. It also will significantly reduce competition between RBOCs, such as Ameritech's previously announced plans to launch local service in Texas and St. Louis, Missouri in 1998 and in other markets within SBC's region. At the same time, SBC's competitors have won less than two percent of SBC's market share in its local markets as a whole. SBC already has merged with Pacific Bell, and a merger with Southern New England Telecommunications in Connecticut is pending. Two other RBOCs, Bell Atlantic and NYNEX have merged. WorldCom has acquired MFS Communications Co., Inc. and Brooks Fiber Properties, Inc., and has a merger agreement with MCI for which it is seeking regulatory approvals. In January 1998, AT&T announced plans to acquire another ICP, Teleport. In March 1998 Qwest announced that it would acquire LCI.



    On May 6, 1998, US WEST announced that it had entered into a marketing arrangement with Qwest whereby US WEST would market Qwest long distance services to US WEST's in-region customers. One week later, Ameritech announced a similar marketing arrangement with Qwest to market long distance services to Ameritech's in-region customers. On May 14 and 15, 1998 a coalition of ICPs and interexchange carriers filed suits in federal district courts in Seattle and Chicago seeking a declaratory ruling that US WEST and Ameritech are providing long distance services in violation of the Telecommunications Act. The plaintiffs are seeking a preliminary and final injunction prohibiting US WEST and Ameritech from marketing in their regions the long distance services of Qwest or any other long distance carrier. On June 4, 1998, the federal district court in Seattle granted the coalition's request for a preliminary injunction preventing US WEST from marketing to additional customer under its Qwest teaming agreement. On June 10, 1998, the federal district court in Chicago denied a preliminary injunction of the Ameritech/Qwest joint marketing agreement; however, on June 30, 1998, the FCC ordered Ameritech to cease marketing Qwest long distance service for 90 days while the FCC rules on the legality of the joint marketing agreement. In March 1997 BellSouth and IBM also announced an alliance to provide Internet and intranet services to businesses in the southern United States.


    The Company also expects certain cable television providers to enter its local service markets. Other potential competitors of the Company include utility companies and wireless telephone systems operators and private networks built by large end-users. The Company cannot predict the number of competitors that will emerge as a result of existing or any new federal and state regulatory or legislative actions.


    In the market areas where the Company operates as an ILEC, the Company is the sole provider of local services. The Telecommunications Act requires the Company to interconnect its ILEC networks with the networks of other ICPs at rates that are reasonable and non-discriminatory. As a result, other ICPs, including SBC, could negotiate interconnection agreements with the Company and resell the Company's local exchange services in its market areas.


    Competition in all of the Company's geographic market areas is based on price, quality, reliability, customer service and responsiveness and service features. The Company has kept its prices at levels competitive with those of the ILECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers.

    Although the ILECs are generally subject to greater pricing and regulatory constraints than other local network service providers, ILECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The ILECs have continued to lower rates, resulting in downward pressure on certain dedicated and switched access transport rates. This price erosion has decreased operating margins for these services. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to customers provided through interconnection co-carrier agreements and the opening of local exchange service to competition. In addition, the Company believes that lower rates for dedicated access will benefit other services offered by the Company.

    ENHANCED DATA SERVICES. The Company faces competition in its enhanced data services business from ILECs, IXCs, very small aperture terminal ("VSAT") providers, ISPs, Internet software providers and others. Many of the Company's existing and potential competitors have financial and other resources significantly greater than those of the Company.

    The Company competes with the larger IXCs on the basis of price, service responsiveness and a rapid response to technology and service trends. All of the major IXCs, including AT&T, MCI, Sprint and WorldCom offer frame relay services and several of the major IXCs have announced plans to provide Internet services. The Company believes it competes favorably with these providers in its markets, based on the features and functions of its services and its experience and in-house expertise. Continued aggressive pricing is expected to support continued rapid growth, but will place increasing pressure on operating margins.

    The Company also competes with VSAT services on the basis of price and data capacity. The Company believes that the relatively low bandwidth of each VSAT terminal and the cost of purchasing and installing VSAT equipment limits the ability of VSAT to compete with the frame relay services provided by the Company.


    Many of the ILECs now offer services similar to the Company's enhanced data services, but offer them only on an intraLATA basis. While the ILECs generally cannot interconnect their frame relay networks with each other, the Company has interconnected its frame relay network with those of various ILECs. As a result, the Company can use certain ILEC services to keep its own costs down when distributing into areas that cannot be more economically serviced on its own network. The Company expects the ILECs to aggressively expand their enhanced data services as regulatory developments permit them to deploy interLATA long distance networks. When the ILECs are permitted to provide such services, they will be in a position to offer single source service similar to that being offered by the Company. In February 1998, the RBOCs, US WEST, Bell Atlantic and Ameritech, petitioned the FCC under Section 706 of the Telecommunications Act to allow them to build and operate packet- and cell-switched data networks across LATA boundaries, to permit them to carry interLATA data traffic incident to their provision of digital subscriber line services, to not require them to make those data services available on a discounted resale basis, and to not require them to make the non-bottleneck elements of such services available on an unbundled basis. The Company provides or may provide certain services with which these proposed services (or similar services offered by other RBOCs) would compete if these petitions are granted by the FCC.



    LONG DISTANCE. The long distance market has relatively insignificant barriers to entry, high average churn rate, numerous entities competing for the same customers and prices that have declined and are expected to continue to decline. The Company believes that it competes on the basis of price, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The numerous current and potential competitors in the market include AT&T, MCI, Sprint, WorldCom, Excel, LCI, other ICPs, microwave and satellite carriers and private networks owned by large end-users. The Company also may increasingly face competition from firms offering long distance data and voice services over the Internet, which firms could enjoy a significant cost advantage because they currently do not pay carrier access charges or universal service fees.


    RBOCs, such as SBC, are currently allowed to provide interLATA long distance services outside their regions, as well as interLATA mobile services within their regions. Under the Telecommunications Act, the RBOCs will be allowed to provide interLATA long distance services within their regions after meeting certain requirements intended to foster opportunities for local telephone competition. While some RBOCs have applied for in region, interLATA approval, no such applications have been approved to date. If the SBC Decision, however, which ruled that the provisions of the Telecommunications Act restricting interLATA service by the RBOCs are unconstitutional is upheld, RBOCs, including SBC, would be allowed immediately to enter the interLATA market on a region-wide basis irrespective of the progress towards local telephone competition. See "--Regulation."

    In providing interexchange services, the Company focuses on quality service and economy to distinguish itself in a very competitive marketplace. The Company has built a loyal customer base by emphasizing its customer service. The additional new services that are offered as the Company implements its local exchange services should further support this position by allowing the Company to market a wide array of fully integrated telecommunications services. While these services are subject to highly competitive pricing pressures, the Company's cost to provide these services is decreasing as it deploys more local/long distance voice switches and interexchange network facilities.

FIBER


    In providing bulk long-haul fiber capacity the Company's primary competitors are IXC Communications, Inc., Qwest and AT&T. AT&T is the largest supplier of long distance voice and data transmission services in the United States and has a transmission line adjacent to the Company's between Oklahoma City and Amarillo. The Company also competes with other facilities-based IXCs, such as MCI, WorldCom and Sprint, all of which have substantially greater financial resources than the Company and a far more extensive transmission network than the Company's network. In Oklahoma, the Company's principal competitor is a subsidiary of SBC. The Company may also face competition from the RBOCs, GTE and others such as electric utilities and cable television companies, including both wireless and satalite.


REGULATION

    OVERVIEW. The Company's services are subject to federal, state and local regulation. The Company, through its subsidiaries, holds various federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over certain issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate communications. Local governments may require the Company to obtain licenses, permits or franchises in order to use the public rights of way necessary to install and operate its networks.


    FEDERAL REGULATION. The Company is categorized as a non-dominant carrier by the FCC, and as a result is subject to relatively limited regulation of its interstate and international services. Certain general policies and rules apply, as well as certain reporting requirements, but the Company's rates are not subject to prior FCC Approval. The Company has all the operating authority required by the FCC to conduct its long distance business at present. As a non-dominant carrier, the Company may install and operate additional facilities for the transmission of domestic and international interstate communications without prior FCC authorization, except to the extent that radio licenses or international authorizations are required.


    The FCC also imposes prior approval requirements on transfers of control and assignments of radio and microwave licenses and operating authorizations for the provision of international communications services. The FCC has the authority generally to condition, modify, cancel, terminate or revoke licenses and operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.


    The FCC also regulates the interstate access rates charged by ILECs for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance service. The FCC has recently implemented changes to its interstate access rules that result in restructuring of the access charge system and changes in access charge rate levels. These changes reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions, and additional anticipated access charge reductions ordered by regulatory commissions in the future, are expected to reduce access rates, and hence the cost of providing long distance service, especially to business customers. However, the full impact of the FCC's new decisions will not be known until those decisions are implemented over the next several years, during which time those decisions may be revised or subject to judicial review. In a related proceeding, the FCC has adopted changes to the methodology by which access has been used in part to subsidize universal telephone service and other public policy goals. Telecommunications providers like the Company must pay a fee calculated as a percentage of their end user gross revenues derived from telecommunication services to support these goals. The full implications of this decision also remain uncertain and subject to change. In addition, the FCC and the courts are considering related questions regarding the applicability of access charge, and universal service fees to Internet service providers. Currently such providers are not subject to these expenses. ILECs and other parties argue that this exemption unfairly advantages Internet service providers, particularly when they provide data, voice or other services in direct competition with conventional telecommunications. The Company is not in a position to determine how these access and universal service matters will be resolved, and whether or not such resolution will be harmful to its competitive position.


    In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the switched and special access services of the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. Several parties have filed notices for reconsideration of the FCC order and other parties appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.



    If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934, as amended by the Telecommunications Act. While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.



    The Telecommunications Act also gives the FCC and state PUCs roles in establishing rules for the implementation of local telephone competition. The Telecommunications Act imposes a variety of new duties on ILECs in order to promote competition in local exchange and access services, and the FCC has authority to develop rules to implement these duties. Some smaller independent ILECs may seek suspension or modification of these obligations, and some companies serving rural areas are exempt from them.



    In that regard, on August 8, 1996, the FCC released the Local Competition Order to implement the interconnection, network unbundling and resale provisions of the Telecommunications Act. The Local Competition Order established rules pursuant to which ILECs interconnect their networks with the networks of competitive local exchange carriers at rates that are reasonable and non-discriminatory. The Local Competition Order also established rules governing the rights of ICPs to obtain and use elements of the ILECs' networks at cost-based rates either to supplement or substitute for alternative local network facilities that the ICP would otherwise be required to install. The Local Competition Order set rules governing competitive local exchange carrier access to wholesale versions of the ILECs' retail local services for resale. The ILECs are required to establish administrative support systems so that these services and functionalities can be made available to other carriers on a nondiscriminatory basis. The Local Competition Order also created rules to deal with reciprocal compensation for the transport and termination of local telecommunications, non-discriminatory access to rights of way, and related matters. A related FCC order adopted the same day established rules implementing the Telecommunications Act with respect to local and toll dialing parity among competitors; nondiscriminatory access to telephone numbers, operator services, directory assistance and listings, and network information; and reform of numbering administration.


    The Local Competition Order was challenged in the federal courts by GTE, the RBOCs, large independent ILECs and state regulatory commissions. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit issued a stay of the implementation of certain of the FCC's rules and on July 18 and

October 14, 1997, the Eighth Circuit issued decisions finding that the FCC lacked statutory authority under the Telecommunications Act for a major portion of its rules. In particular, the Eighth Circuit found that the FCC was not empowered to establish national pricing standards governing unbundled local network elements or wholesale local services of the ILECs, or to require such carriers to provide network elements in a combined form. The Eighth Circuit also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of approved interconnection agreements between the ILECs and other carriers. The Eighth Circuit, however, rejected certain other objections to the FCC rules brought by the ILECs or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining incumbent local exchange carrier network elements together without adding additional facilities of their own. The overall impact of the Eighth Circuit's decisions are to limit the obligations of ILECs as originally interpreted by the FCC, materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. On January 26, 1998, the Supreme Court granted a request by the FCC and other parties to review the Eighth Circuit decisions. A decision from the Supreme Court is not expected until early 1999. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition under the authority of the Eighth Circuit decisions, which have not been stayed, and this may minimize some of the significance of the reduced FCC role. However, at this time, it is premature to assess the impact of the Eighth Circuit's decisions and there can be no assurance that these decisions and related developments will not have a material adverse effect on the Company. Indeed, a number of state commissions have set prices for unbundled network elements that are substantially higher and wholesale discount rates lower for resold services than the Local Competition Order provided on an interim basis. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges, and there can be no assurance that decisions affecting those rules will not be adverse to companies seeking to enter the local telephone market.

    There can be no assurance that the FCC's remaining rules (including such rules that may be reinstated by the Supreme Court, if any), together with rules adopted by state public utility commissions, will be implemented in a manner that will permit local telephone competition to develop to a substantial extent and without significant delays. For example, many new carriers, including the Company, have experienced problems with respect to the operational support systems used by new carriers to order and receive network elements and wholesale services from the ILECs. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC created a task force to examine problems that have slowed the development of local telephone competition.

    In connection with offering local exchange services, the Company has entered into approved interconnection agreements with SBC and GTE in Texas and Oklahoma permitting the Company to (i) resell SBC's and GTE's local exchange services in Oklahoma and Texas, (ii) interconnect the Company's network with SBC's and GTE's networks for the purpose of exchanging local traffic with ILEC customers, and
(iii) immediately gain access to all of SBC's and GTE's unbundled network elements. The Company is also negotiating interconnection agreements with SBC in Arkansas, Kansas and Missouri, and with BellSouth in Louisiana and Tennessee.

    As a general matter, no assurance is possible regarding how quickly or how adequately the Company will be able to take advantage of the opportunities created by the Telecommunications Act. The Company could be adversely affected if the Eighth Circuit's decisions reversing some of the FCC's local competition rules, or problems in the related arbitration and negotiation process, result in increasing the cost of using incumbent local exchange carrier network elements or services, or if such actions otherwise result in delays in the implementation of the Telecommunications Act or impediments to the development of local telephone competition.

    The Telecommunications Act also imposes certain duties on non-ILECs, such as the Company. These duties include the obligation to complete calls originated by competing carriers under reciprocal arrangements or through mutual exchange of traffic without explicit payment; the obligation to permit resale of their telecommunications services without unreasonable restrictions or conditions; and the duty to provide dialing parity, number portability, and access to rights of way. The Company does not anticipate that these obligations will impose a material burden on its operations. However, in view of the fact that local telephone competition is still in its infancy and implementation of the Telecommunications Act has just begun, there can be no assurance in this regard.


    The Telecommunications Act also establishes the foundation for substantial new future competition for the Company's long distance operations through elimination or modification of previous prohibitions on the provision of interLATA long distance services by the RBOCs. The RBOCs are now permitted to provide interLATA long distance service outside those states in which they offer local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals. They also are allowed to provide long distance services for their cellular and other mobile services within the regions in which they also provide local exchange service ("in-region service"). Under the Telecommunications Act, the RBOCs will be allowed to provide wireline in-region services upon specific approval of the FCC and satisfaction of other conditions, including a checklist intended to facilitate competitive entry into local exchange markets. GTE is permitted to enter the long distance market without regard to limitations by region. GTE is also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers. SBC and other RBOCs have begun to take actions directed towards obtaining authority from the FCC to offer in-region long distance services in certain of the states in their respective regions. The FCC forced the withdrawal of the first RBOC request for in-region long distance authority, and rejected the next four applications. However, there can be no assurance that the RBOC's will be prevented from offering in-region long distance service until local competition is established. The Eighth Circuit recently rejected the FCC's attempt to condition interLATA entry on compliance with certain pricing principles that the Court had previously found were outside the jurisdiction of the FCC to mandate as a general matter. Other court actions are now pending challenging the terms under which the FCC has denied an in-region application. Furthermore, on December 31, 1997, the U.S. District Court for the Northern District of Texas in the SBC Decision ruled in favor of SBC that the Telecommunications Act provisions restricting interLATA services by the RBOCs were unconstitutional. Although that decision has been stayed pending appeal, it may, if sustained on appeal, allow SBC to enter the interLATA market on a region-wide basis irrespective of the state of local competition.



    If the RBOCs are allowed to enter the long distance market prior to establishing local competition, absent additional safeguards it would remove the incentive RBOCs have to cooperate with the Company's efforts to offer local exchange services.



    The ability of the RBOCs to provide interLATA services will enable them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, which are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of ICPs both to generate access revenues from the IXCs and to compete in offering a package of local and long distance services. To date FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, SBC in Oklahoma and BellSouth in South Carolina and Louisiana. In March 1998, the U.S. Court of Appeals for the District of Columbia Circuit affirmed the FCC's denial of SBC's application for long distance authority in Oklahoma. The Department of Justice opposed each of these requests, and the FCC denied them. More RBOC requests to provide in-region interLATA service are expected to be filed with state commissions and the FCC in the near future. SBC has applications pending with state commissions through its in-region states, including Oklahoma. On June 3, 1998, the Texas PUC rejected SBC's application to provide in-region interLATA service. Although SBC can be expected to refile its application with the Texas PUC, this is a significant short-term development for IXCs and ICPs operating in Texas and in neighboring states in SBC's region.

    The FCC has granted ILECs certain flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The Company anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a pending rulemaking proceeding scheduled for completion soon, the FCC is expected to announce new and more specific policies regarding the conditions and timing under which ILECs will be eligible for such increased pricing flexibility. There can be no assurance that such pricing flexibility will not place the Company at a competitive disadvantage, either as a purchaser of access for its long distance operations, or as a vendor of access to other carriers or end user customers.

    The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits ILECs to provide cable television service. Prior to the Telecommunications Act repeal, some ILECs were investing in fiber optic networks on a limited basis through the FCC's "video dialtone" regulatory regime. With the telco/cable cross ownership prohibition removed, ILECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable on a widespread basis to the ILECs. While ILEC entry into the video market may be a motivating factor for construction of new facilities, these facilities also can be used by an ILEC to provide services that compete with the Company's networks.

    On May 8, 1997, the FCC released the Universal Service Order establishing a significantly expanded federal telecommunications subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.3 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on intrastate, interstate and international "end user" gross telecommunications revenues effective January 1, 1998. For the first two quarters of 1998, the assessment for the rural, high cost and low income fund has been 3.19% and 3.14% of interstate and international end user telecommunications revenues. For the same period, the assessment for schools and libraries and rural health care funds ("S/L") was 0.76% of intrastate, interstate, and international end user telecommunications services. However, while the FCC has proposed a slightly lower assessment for the rural, high cost and low income fund for the third quarter of 1998 (3.08%), the proposed S/L factor of 1.54% is more than double the comparable rate for the second quarter. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending as well as several other petitions for reconsideration.

    In addition, on May 16, 1997, the FCC released the Access Charge Reform Order revising its access charge rate structure. The new rules substantially increase the costs that local exchange carriers which are subject to the FCC's price cap rules, recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. In the order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The FCC has stated that this plan will grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC further implements this approach to lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services and on the Company's ILEC operations. An October 1997 FCC access charge decision, for example, requires local exchange carriers to provide interexchange carriers with certain information about the number and types of charges they impose on interexchange carriers' presubscribed customers. Several parties have appealed the Access Charge Reform Order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Eighth Circuit where they are currently pending.

    The Telecommunications Act potentially impacts the Company's ILEC operations. Under previous regulations access charges contained implicit support for high-cost areas. The FCC has initiated proceedings to overhaul the contribution mechanism for federal support revenue. On May 16, 1997, the FCC issued the Access Charge Reform Order that would remove implicit universal service support from access revenues and place more emphasis for such support on HCF/USF. To the extent reductions in access charges are not offset by explicit universal service subsidies, this could have a materially adverse effect upon the Company's operations. Until such time as the appeals of the Universal Service Order and/or Access Charge Reform Order are decided, there can be no assurance of how either of these Orders will be implemented or enforced or what effect the Orders will have on competition within the telecommunications industry generally, or on the competitive position of the Company, in particular.


    A number of ILECs, including SBC and BellSouth, have been contesting whether the obligation to pay reciprocal compensation to ICP's should apply to local telephone calls terminating to Internet service providers ("ISPs"). The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. The FCC, however, has determined on a number of occasions, most recently in its May 16, 1997, access charge reform order, that calls to ISPs should be exempt from interstate access charges and should be governed by local exchange tariffs. Currently, the commissions of nineteen states, including Maryland, Michigan, New York, Oklahoma, Tennessee, Texas and Virginia, have ruled that reciprocal compensation arrangements do apply to ISP traffic. On June 16, 1998, a federal district court in Texas denied SBC's appeal of the Texas PUC's decision that local calls to ISPs are entitled to payment of reciprocal compensation. Disputes over the appropriate treatment of ISP traffic are pending in other states.



    STATE REGULATION. The Company is also subject to various state laws and regulations. Most public utility commissions require providers such as the Company to obtain authority from the commission prior to the initiation of intrastate service. The Company has been certified to provide intrastate telecommunications services in Oklahoma and Texas. The certification permits the Company to provide a range of local communications services, including basic local exchange service, resold inter-exchange service, and competitive access service. In most states, including Texas and Oklahoma, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.


    Dobson Telephone is subject to the regulatory authority of the OCC, which sets rates, terms and conditions of service, and mandates minimum service and quality of service requirements for telephone companies in Oklahoma. Telephone companies in Oklahoma have elected to be access providers, providing long distance service only between their own exchanges. Interexchange carriers, including SBC, provide all other long distance services for other customers. Dobson Wireline has received authority to provide competitive local exchange telecommunications services and to resell intrastate long distance services within Oklahoma and has received authority to resell intrastate long distance services within Texas. American Telco has received authority to provide competitive local exchange telecommunication services and to resell intrastate long distance services within Texas.

    Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.


    Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecommunications Act will be elaborated further through rules and policy decisions made by the FCC, courts and PUCs in the process of addressing local service competition issues.



    The Company also will be heavily affected by state commission decisions related to the ILECs, particularly in view of the decisions of the Eighth Circuit noted above which resulted in a larger role for state commissions and a reduced role for the FCC. For example, state commissions have significant responsibility under the Telecommunications Act to oversee relationships between ILECs and ICPs with respect to use of the ILECs' network elements and wholesale local services. State commissions arbitrate interconnection agreements between the incumbent local exchange carrier pricing issues in major proceedings now underway. They will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that ILECs reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.


    States also regulate the intrastate carrier access services of the ILECs. The Company is required to pay such access charges to originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the ILECs do not incur the same level of costs with respect to their own intrastate long distance services. In a related development, states also will be developing intrastate universal service charges parallel to the interstate charges created by the FCC. For example, ILECs such as SBC are proposing that states create funds that would be supported by potentially large payments by firms such as the Company based on their total intrastate revenues. Another issue is use by certain ILECs, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to flat rate local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. The Company's business could be adversely affected by these or other developments.

    The Company's ILEC operations have been determined by the OCC to be eligible to receive both federal universal funds and OUSF and HCF funds. The Oklahoma Telecom Act specifically provides that eligible local exchange telecommunications service providers are to receive OUSF funding to reimburse them for their reasonable investment and expenses incurred in providing universal services which are not recovered from the federal universal service fund or any other state or federal fund, for infrastructure expenditures or costs incurred in response to facility or service requirements established by governmental mandate and for other purposes deemed necessary by the OCC to preserve and advance universal service. The OCC is promulgating rules to implement the Oklahoma Telecom Act. The interpretation of the Oklahoma Telecom Act and application of the OCC rules implementing the OUSF could have a material effect on Company's operations.


    The Company also will be affected by how states regulate the retail prices of the ILECs with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices than they otherwise could. In a related development, certain RBOCs are seeking authority to create "ICP" affiliates that would operate on a much less regulated basis and therefore could provide significant competition in the business market whether or not the traditional ILEC local business receives more pricing flexibility. The Company cannot predict the extent to which these developments may occur or their impact on the Company's business.


    LOCAL GOVERNMENT AUTHORIZATIONS AND RELATED RIGHTS OF WAY. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights of way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company, although the Telecommunications Act requires that in the future such fees be applied in a competitively neutral manner. To the extent that, notwithstanding the Telecommunications Act, competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In addition, the Company would be adversely affected if it is unable to obtain additional authorization for new construction on reasonable terms. Furthermore, open issues exist regarding the ability of new local service providers to gain access to commercial office buildings to serve tenants. Two favorable federal district court decisions interpreting the Telecommunications Act limit the extent to which Texas localities may impose right-of-way regulations and fees on the Company where the Company resells the services of ILECs and other facilities-based carriers. However, no assurance can be given that these decisions will not be subject to appeal or that future court decisions, either in Texas or other states, will prove favorable to the Company.


    GENERAL. The telecommunications market is in a period of substantial change and uncertainty. As the Telecommunications Act and related FCC and state actions are implemented, new issues are likely to arise that can affect the Company and its business plan. No assurance can be given that future regulatory developments will not have a materially adverse impact on the Company.

EMPLOYEES AND AGENTS


    As of June 30, 1998, the Company had approximately 490 employees. In addition, the Company also enters into agreements with independent sales agents to market its products. None of the Company's employees are represented by a labor organization, and the Company considers its employee relations to be good.


PROPERTIES


    Dobson Communications maintains its corporate headquarters in Oklahoma City, Oklahoma. The Company leases a portion of this space, which is approximately 6,025 square feet, from an affiliate of the Company at a monthly rental of approximately $9,750. See "Management--Certain Transactions." The Company also owns 12 switch sites and leases 19 sales and administrative offices and four switch sites at aggregate annual rentals of approximately $1.5 million. The Company anticipates that it will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. The Company expects to lease or purchase additional sales and administrative office spaces and switch sites in connection with the expansion of its business. The Company does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space.


LEGAL PROCEEDINGS

    The Company is not currently involved in any pending legal proceedings that individually or in the aggregate are material to the Company. The Company is a party to routine filings and customary regulatory proceedings with the FCC, OCC and state PUCs relating to its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are set forth below. Certain of the officers and directors hold or have held positions in Dobson Communications and several of its subsidiaries. The ages of the persons set forth below are as of June 30, 1998.

NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Everett R. Dobson(1)................          38   Chairman of the Board, President and Chief Executive Officer of
                                                   Dobson Communications and Chairman of the Board, Chief Executive
                                                   Officer, Treasurer and Secretary and Director of Dobson Wireline
Stephen T. Dobson(1)................          34   Treasurer, Secretary and Director of Dobson Communications and
                                                   President and Director of Dobson Wireline
William J. Hoffman, Jr..............          35   Vice President of Dobson Communications and Vice President and Chief
                                                   Operating Officer of Dobson Wireline
James R. Rutherford.................          41   President of Dobson Telephone Company
Bruce R. Knooihuizen................          41   Vice President and Chief Financial Officer of Dobson Communications
                                                   and Vice President and Chief Financial Officer of Dobson Wireline
John W. Gray, Jr....................          35   Vice President of Regulations of Logix Communications Corporation
Robert L. Scott.....................          35   Vice President of Network and Technology Systems of Logix
                                                   Communications Corporation
Glenn D. Hall.......................          54   Vice President of Network Development and Distribution of Logix
                                                   Communications Corporation
Russell L. Dobson(1)................          62   Director of Dobson Wireline
Justin L. Jaschke...................          40   Director of Dobson Wireline
Thadeus J. Mocarski.................          36   Director of Dobson Wireline

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    Dobson Wireline was incorporated in December 1997 in connection with a corporate reorganization (the "Reorganization") pursuant to which Dobson Communications segregated its wireline and wireless activities and became the holding company parent of Dobson Operating Company ("DOC").

    EVERETT R. DOBSON has served as a Chairman and Chief Executive Officer of the Company since its formation in December 1997 and as a director and officer of Dobson Communications since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of Dobson Communications and President of Dobson Communications' cellular subsidiaries. He was elected Chairman of the Board and Chief Executive Officer of Dobson Communications in April 1996. Mr. Dobson devotes approximately 40% of his time to the Company. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association ("CTIA") in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University ("SWOSU") where he currently sits on the SWOSU Foundation Board and chairs the investment committee.

    STEPHEN T. DOBSON has been President and a director of the Company since March 1998, and has served as an officer of the Company since its incorporation in 1997. He has been a director of Dobson Communications since 1990. He has served as Treasurer and Secretary of Dobson Communications since 1990 and General Manager and Secretary of Dobson Telephone since 1994 and 1990, respectively.

However, Mr. Dobson devotes substantially all of his time to the Company. He became President of Logix Communications Corporation ("LOGIX") in January 1997. Mr. Dobson is a member of the Western Rural Telephone Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    WILLIAM J. HOFFMAN, JR. joined Dobson Communications as Vice President and Chief Operating Officer and Vice President and Chief Operating Officer of the Company in October 1997. Mr. Hoffman devotes substantially all of his time to the Company. Prior to joining Dobson Communications, Mr. Hoffman was employed by Intermedia Communications, Inc. as Division Vice President--Florida Division from 1995 to 1997 and from 1987 to 1995 by Sprint Communications, serving as Branch Manager, Senior National Account Manager, Product Marketing Manager and National Account Consultant. He was a Captain in the U.S. Army in Europe working in military intelligence from 1983 to 1987. Mr. Hoffman holds a B.S. in electrical engineering from Auburn University.

    JAMES R. RUTHERFORD became President of Dobson Telephone Company in March 1998. Mr. Rutherford has been employed by Dobson Communications and its subsidiaries since 1988 and has worked in various capacities, including manager and coordinator of contract engineering and construction, outside plant manager, general manager, and assisted in the start-up and development of the Dobson Wireline's ICP operations. Prior to joining Dobson Telephone, Mr. Rutherford was employed by C.H. Guernsey & Co., a telecommunications engineering firm, for ten years working in outside plant engineering and design, and project coordination. He serves as a director of the Oklahoma High Cost Fund Board and is actively involved in the Oklahoma Telephone Association ("OTA") and the WRTA industry organizations. In addition, Mr. Rutherford serves on the Oklahoma Rural Telephone Companies technical and regulatory committees.

    BRUCE R. KNOOIHUIZEN joined Dobson Communications as Vice President and Chief Financial Officer in July 1996, and has held the same positions at the Company since its incorporation in 1997. Mr. Knooihuizen devotes approximately 40% of his time to the Company. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    JOHN W. GRAY, JR. has been Vice President of Regulations of LOGIX since March 1998. Prior to joining LOGIX, he served as lead counsel for the OCC from July 1989 to March 1998. With the OCC, Mr. Gray's duties included representing the Telecommunications Section of the Public Utility Division, Oklahoma Corporation Commission in federal and state, administrative, legislative and judicial proceedings. Mr. Gray also served as the OCC contact person with the FCC and Department of Justice. He received his J.D. from the University of Tulsa College of Law and holds a Bachelor of Criminal Justice from the University of Nebraska.

    ROBERT L. SCOTT has been Vice President of Network Development and Distribution of LOGIX since March 1998. Mr. Scott served as the director of strategic planning and project delivery of Janssen Pharmaceutics, a subsidiary of Johnson & Johnson, from January 1997 until joining LOGIX. From November 1994 until January 1997 Mr. Scott served as manager of network systems and strategies for Johnson & Johnson and was an internal program manager for General Electric for two years prior to joining Johnson & Johnson. He has also worked in network strategies for Johnson & Johnson, General Electric and ABC Television Network. Prior to those positions, he served in the military for six years.

    GLENN D. HALL joined LOGIX as Vice President of Network Development and Distribution in March 1998. Prior to that, Mr. Hall served as the director of access management at Sprint from September 1991 to March 1998. Other positions at Sprint held by Mr. Hall included the director of access technologies and product support manager. Prior to joining Sprint, Mr. Hall was a network staff manager for AT&T. He received his AA in Communication Technologies at Hinds Community College and a BA in Business at Ottowa University.

    RUSSELL L. DOBSON has been a director of Dobson Communications since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has been a director of Dobson Communications since October 1996 and of the Company since its incorporation in 1997. Mr. Jaschke has been the Chief Executive Officer of Verio, Inc., a privately held Internet access provider, since its inception in March 1996. He is also a member of Verio, Inc.'s Board of Directors. Prior to forming Verio, Inc., Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. ("Nextel") following its merger with OneComm Corporation ("OneComm") in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from the time that he joined that company in April 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the Board of Directors of V-I-A Internet, Inc. and also serves on the Board of Directors of Metricom, Inc., a leading wireless data communications provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions of PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    THADEUS J. MOCARSKI has been a director of Dobson Communications since April 1996 and of the Company since its incorporation in 1997. Mr. Mocarski has been a partner of Fleet Equity Partners a private equity fund located in Providence, Rhode Island, since 1994. Affiliates of Fleet Equity Partners (the "Fleet Investors") own all of the outstanding Class B and Class C Preferred Stock of Dobson Communications. From 1989 to 1994, Mr. Mocarski was employed by the law firm Edwards & Angell in Providence, Rhode Island, where he represented various private equity capital firms in their investment and acquisition activities, including Fleet Equity Partners. Mr. Mocarski received a B.A. from Colby College and a J.D. from the Washington College of Law. Mr. Mocarski is a director of Exodus Communications, Inc., an operator of internet data centers headquartered in Santa Clara, California.

COMPOSITION OF BOARD OF DIRECTORS

    The Company's Board of Directors presently consists of five directors. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

DIRECTOR COMPENSATION

    Directors receive no additional compensation for services rendered as directors but are reimbursed for any out-of-pocket expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1997 earned by the Company's chief executive officer and its other three most highly compensated executive officers as of December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                       SECURITIES UNDERLYING
                                   ---------------------     OTHER ANNUAL         OPTION AWARDS           ALL OTHER
NAME AND PRINCIPAL POSITION(1)     SALARY($)   BONUS($)   COMPENSATION($)(2)    (# OF SHARES)(3)     COMPENSATION($)(4)
---------------------------------  ----------  ---------  ------------------  ---------------------  -------------------
Everett R. Dobson................  $   69,000  $  46,000      $   12,600(5)            --                 $   2,200
  Chairman of the Board and Chief
  Executive Officer

Stephen T. Dobson................     100,000     75,000          13,800(6)            --                     6,500
  President

Robert J. Mirabito(7)............      85,000     25,000          --                    1,207                 4,400
  President of fiber subsidiaries

James R. Rutherford..............      71,400     20,000          --                    1,207                 9,000
  President of Dobson Telephone

------------------------

(1) Officers of Dobson Wireline are also officers of Dobson Communications and various of its other subsidiaries. Stephen T. Dobson and James R. Rutherford are full-time employees of Dobson Wireline as was Robert Mirabito prior to May 29, 1998. As a result, all of the compensation paid to these individuals, whether by Dobson Communications or Dobson Wireline is included in the above summary compensation table. With respect to Everett R. Dobson, the Chief Executive Officer, the above table only includes that portion of his annual compensation which is allocated to Dobson Wireline. See "--Certain Transactions."

(2) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(3) Represents options to purchase shares of Dobson Communications Class B common stock. Upon his resignation, Mr. Mirabito forfeited his non-vested options.

(4) Includes the matching contributions made by Dobson Communications to the account of the executive officer under Dobson Communications' 401(k) Profit Sharing Plan.

(5) Includes $8,400 for personal use of Dobson Communications aircraft and $4,200 for a company-provided vehicle.

(6) Includes $10,400 for personal use of Dobson Communications aircraft and $3,400 for a company-provided vehicle.

(7) Mr. Mirabito resigned effective May 29, 1998.

    The Named Executive Officers listed below were granted options to purchase shares of Dobson Communications Corporations' Class B Common Stock in 1997. No stock options were exercised by the

Named Executive Officers in 1997 or during the first six months of 1998, nor were additional options granted during the first six months of 1998:

                             OPTION GRANTS IN 1997

                                                    INDIVIDUAL GRANTS
                                               ----------------------------                POTENTIAL REALIZABLE
                                                 PERCENT OF                               VALUE AT ANNUAL RATES
                                                TOTAL OPTIONS                             OF STOCK APPRECIATION
                                   NUMBER OF     GRANTED TO      EXERCISE                   FOR OPTION TERM(1)
                                    OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                GRANTED         1997         ($/SHARE)      DATE        5%($)       10%($)
--------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
G. Edward Evans.................       6,033(2)         42.9%    $     100     01/06/07   $  379,412  $  961,505
Robert J. Mirabito..............       1,207(3)          8.6           100     03/25/07       75,908     192,365

------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

(2) Options to purchase 12% of such shares first become exercisable on each of the first five anniversaries of the grant date; options to purchase an additional 8% of such shares first become exercisable on the same dates if annual performance objectives are achieved.

(3) Options to purchase 20% of such shares first become exercisable on each of the first five anniversaries of the grant date.

                          1997 YEAR-END OPTION VALUES

                                                                             VALUE OF UNEXERCISED
                                                                            IN-THE-MONEY OPTIONS AT
                                      NUMBER OF SECURITIES UNDERLYING              12/31/97
                                      UNEXERCISED OPTIONS AT 12/31/97    ($) EXERCISABLE/UNEXERCISABLE
NAME                                   (#) EXERCISABLE/UNEXERCISABLE                  (1)
------------------------------------  --------------------------------  -------------------------------
Bruce R. Knooihuizen................              1,508/6,033               $    301,600/$1,206,600
G. Edward Evans.....................                  0/6,033                           0/1,206,600
Robert J. Mirabito..................                  0/1,207                             0/241,400

------------------------

(1) The value of unexercised in-the-money options at December 31, 1997 is computed as the product of (i) stock value at December 31, 1997 less stock option exercise price and (ii) number of underlying securities at December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dobson Wireline does not have a separate compensation committee of its board of directors. The board of directors sets the compensation for its executive officers and Everett R. Dobson, Chairman of the Board, and Stephen T. Dobson, President, are directors and participate in these deliberations concerning executive officer compensation. Each of the directors of Dobson Wireline also serve on the board of directors of Dobson Communications and on the boards of directors of various subsidiaries of Dobson Communications. As such, each of the directors participates in the deliberations concerning executive officers' compensation for Dobson Communications and its subsidiaries.

EMPLOYMENT AGREEMENTS

    In connection with the employment of Robert J. Mirabito in 1992 and William
J. Hoffman, Jr. in 1997, Dobson Communications agreed to provide them compensation in the form of a combination of some or all of the following: salary, bonus, stock options and/or other benefits. The terms of Mr. Mirabito's employment are an initial annual salary of $70,000 plus an unspecified bonus. The terms of Mr. Hoffman's employment are a $10,000 payment upon acceptance of employment, an initial annual salary of $110,000, an annual bonus ranging from 30% to 50% of his annual salary, country club initiation fees and dues, a five-year option to purchase 664 shares of Dobson Communications' Class B Common Stock at an exercise price equal to its fair market value at date of grant, with 60% of the options vesting ratably over five years and 40% vesting over five years based on the achievement of annual performance objectives. Mr. Hoffman is also entitled to a severance payment equal to one year's salary in the event of termination of employment of Mr. Hoffman without cause. The options to purchase shares of Class B Common Stock held by Mr. Hoffman become fully vested upon a change of control of Dobson Communications.

    Effective September 1, 1998, Dobson Communications entered into a consulting agreement with Russell L. Dobson. Under the terms of the agreement, Mr. Dobson will be retained by Dobson Communications from September 1, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, the Company will provide monthly compensation of $15,000 and insurance benefits commensurate with the Company's employee plan. Mr. Dobson's responsibilities will include duties consistent with the responsibilities of a former Chief Executive Officer of Dobson Communication, including the development of goodwill for Dobson Communications and the Company. During 1997, Mr. Dobson was paid $197,946 by Dobson Communications.

STOCK OPTION PLANS

    Dobson Wireline intends to adopt a Stock Option Plan (the "Dobson Wireline Plan"). The purpose of the Dobson Wireline Plan will be to encourage key employees of the Company by providing opportunities to participate in the ownership of Dobson Wireline and its future growth through the grant of incentive stock options and nonqualified stock options. The Dobson Wireline Plan will permit the grant of options to directors. The Dobson Wireline Plan is intended to be administered by the Board of Directors, but may be administered by a committee of the Board (whether the Board or a committee, the "Committee")

    The maximum number of shares of common stock for which options may be granted is expected to be between 5% and 10% of the outstanding shares. The shares to be issued under the Dobson Wireline Plan will be newly issued shares.

    The number of shares and other terms of each grant will be determined by the Committee. The price payable upon the exercise of an incentive stock option will not be less than 100% of the fair market value of the common stock at the time of grant. The price payable upon the exercise of a nonqualified stock option will be at least the minimum legal consideration required under the laws of Oklahoma.

    Key employees of the Company may also participate in the Dobson Communications 1996 Stock Option Plan (the "Dobson Communications Plan"). The Dobson Communications Plan permits the grant of stock options to purchase Class B Common Stock of Dobson Communications.

CERTAIN TRANSACTIONS

    The Company has adopted a policy requiring that any material transaction between the Company and persons or entities affiliated with officers, directors, or principal stockholders of Dobson Communications be on terms no less favorable to the Company than reasonably could have been obtained in an arm's length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis.

    Dobson Communications leases its headquarters from WillRuss Limited Liability Company ("WillRuss") pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson, a director of the Company, and his wife. Monthly rent under the lease is approximately $23,000, or $.93 per square foot. The Company utilizes a portion of the space leased by Dobson Communications, and is allocated a portion of the rent. The amount allocated to the Company in 1997 was $194,000. The Company believes that the terms of this lease are no less favorable to the Company than could be obtained in a lease from an unrelated party.

    Dobson Communications owns approximately 15% of the outstanding common stock of Zenex. Everett R. Dobson was a director of Zenex from August 1995 to September 1997. On January 6, 1998, a subsidiary of the Company purchased contractual rights, information data and other rights with respect to certain of Zenex's long distance customers located in areas served by Dobson Telephone for $105,000. In addition, the Company recently purchased certain long distance customers and related assets for approximately $4.5 million. In connection with the purchase of these assets of Zenex, a note payable in the amount of $284,765, including accrued interest, from Zenex to Everett R. Dobson was paid in full.

    Beginning in 1997 Dobson Communications began to provide certain administrative services, including accounting, information systems management, human resources management and marketing. Additionally, officers of Dobson Wireline are also officers of Dobson Communications and various of its other subsidiaries. These officers perform functions for all of the Dobson Communications subsidiaries, including Dobson Wireline. Dobson Wireline reimburses Dobson Communications based on Dobson Communications' cost of providing the services. In 1997, the total amount charged to Dobson Wireline for these administrative services and officer compensation was $1,448,000.

    Dobson Wireline provides telephone services to Dobson Communications and its subsidiaries. These services amounted to $338,000, $421,000 and $480,000 in 1995, 1996 and 1997, respectively.

    Dobson Wireline, through its fiber optic network, provides long-haul transport services to Dobson Communications' cellular subsidiaries. These services are provided on a market rate basis. For each of 1995, 1996 and 1997, these services amounted to $1.1 million.

    Dobson Wireline is a party to a tax sharing agreement with Dobson Communications and its other subsidiaries. Dobson Wireline, as a member of the affiliated group with Dobson Communications joins with Dobson Communications and its other subsidiaries in filing a consolidated federal income tax return. Under the tax sharing agreement, each subsidiary's contribution toward the group's consolidated federal income tax liability is determined as if such party were at all times a separate taxpayer not included in the group. Based on this determination of separate tax liability, each subsidiary pays to Dobson Communications an amount in lieu of taxes equal to the amount the subsidiary would be obligated to pay if it filed returns as a separate taxpayer. If, but only to the extent that, the group realizes a tax benefit for any taxable year as a result of the inclusion of a subsidiary's tax items in the determination of tax liability of the group, Dobson Communications will pay to the subsidiary an amount equal to such tax benefits realized. As a result of the tax sharing agreement, Dobson Wireline's liability to Dobson Communications for income taxes $.4 million, $.4 million and $1.1 million in 1995, 1996 and 1997, respectively.

    As a result of various intercompany activities, Dobson Wireline had receivables from Dobson Communications and its subsidiaries totaling $11.5 million, $8.2 million and $2.1 million at December 31, 1996, 1997 and June 30, 1998, respectively.

    On December 31, 1997 Dobson Communications made a capital contribution to Dobson Wireline in the form of assumption of Dobson Wireline's fiber subsidiary's obligation under a Dobson Communication's credit facility. The amount of such capital contribution was $11.5 million.

                             PRINCIPAL SHAREHOLDERS

    All of the issued and outstanding capital stock of the Company is owned beneficially and of record by Dobson Operating Company which is a wholly-owned subsidiary of Dobson Communications. The following table provides information, as of March 31, 1998, concerning beneficial ownership of Dobson Communication Class A Common Stock and Class B Preferred Stock by (a) each person known by the Company to beneficially own more than 5% of such stock, (b) each director and named executive officer of Dobson Communications who beneficially owns any Class A Common Stock or Class B Preferred Stock of Dobson Communications, and (c) all directors and executive officers as a group:

                                                        CLASS A COMMON STOCK    CLASS B PREFERRED STOCK
                                                      ------------------------  ------------------------   PERCENT OF
                                                       NUMBER OF   PERCENT OF    NUMBER OF   PERCENT OF   TOTAL VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER                    SHARES        CLASS       SHARES        CLASS       POWER(1)
----------------------------------------------------  -----------  -----------  -----------  -----------  -------------
Everett R. Dobson ..................................     469,998(2)       99.3%     40,000(3)       40.0%        89.0%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson ..................................       3,154        *           --           --             *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Thadeus J. Mocarski ................................      --           --          100,000(4)      100.0         17.4
  50 Kennedy Plaza
  Providence, RI 02903

Fleet Venture Resources, Inc. ......................      --           --           69,446         69.4          12.1
  50 Kennedy Plaza
  Providence, RI 02903

Fleet Equity Partners VI, L.P. .....................      --           --           29,762         29.8           5.2
  50 Kennedy Plaza
  Providence, RI 02903

All directors and executive officers as a group (8
  persons)..........................................     473,152        100.0      100,000        100.0         100.0

------------------------

*   Less than 1%.

(1) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Preferred Stock of Dobson Communications (presently equivalent to one vote per share) is aggregated.

(2) All such shares are held by Dobson CC Limited Partnership. As the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, Everett R. Dobson has voting and investment power with respect to such shares.

(3) Includes an option, presently exercisable, to purchase 27,778 shares from Fleet Venture Resources, Inc. ("FVR"), an indirect subsidiary of Fleet Financial Group, 11,905 shares from Fleet Equity Partners VI, L.P. ("FEP6") and 317 shares from Kennedy Plaza Partners ("KPP").

(4) Includes 69,446 shares held by FVR, 29,762 shares held by FEP6 and 792 shares held by KPP. Mr. Mocarski has shared voting and investment power with respect to such shares in his capacity as Senior Vice President of FVR, as Senior Vice President of Fleet Growth Resources II, Inc., an indirect subsidiary of Fleet Financial Group and a general partner of FEP6, and as a general partner of KPP. Mr. Mocarski disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

RUS/RTB FACILITY

    Dobson Telephone is a party to loan agreements with the United States of America, Rural Utilities Services ("RUS") and the Rural Telephone Bank ("RTB") pursuant to which the RUS and RTB have agreed to loan the Company an aggregate maximum of $75 million at any time outstanding (the "RUS/ RTB Facility"). At June 30, 1998, the aggregate outstanding principal balance of these loans was $28.0 million. The loans bear interest at annual rates varying from 2% to 10 3/4% and with scheduled maturities until 2028.

    No loans under the RUS/RTB Facility may mature after May 2043. All advances under the RUS/RTB Facility are secured by substantially all of Dobson Telephone's assets, including its licenses and other intangible assets.

    The RUS/RTB Facility contains covenants which, among other things, require prior approval of the applicable lending agencies before Dobson Telephone can declare or pay dividends, make distributions to or investments in affiliates or stockholders or redeem its capital stock, unless after such payments, Dobson Telephone's current assets equal or exceed current liabilities and its adjusted net worth meets specified requirements. In addition, the RUS/RTB Facility limits Dobson Telephone's ability to merge or consolidate or sell its assets or enter into any contracts for the operation or maintenance of its property for use by others or for toll traffic, operator assistance, extended scope or switching services to be furnished by or for connecting or other companies other than contracts generally used in the telephone industry. Dobson Telephone is restricted from advancing payments or loans to any stockholders or affiliates, other than for certain wireline related investments unless if after such investment, the aggregate of investments does not exceed one-third of Dobson Telephone's net worth and its net worth is at least 20% of its total assets.

    The RUS/RTB Facility also provides that while Dobson Telephone's adjusted net worth is less than 10% of its total assets, Dobson Telephone is restricted from increasing salaries of officers or directors without the prior consent of the majority of the noteholders. In addition, if retained earnings decrease as a result of operations, Dobson Telephone must increase its charges for telephone service or execute a plan for reducing expenses, each with the approval of the noteholders. Dobson Telephone is also required to maintain a ratio of net income or net margins plus interest expense of 1.50 to 1.

    Failure to satisfy any of the covenants constitutes an event of default under the RUS/RTB Facility permitting the applicable lending agencies to accelerate payment of the outstanding indebtedness or sell or take possession of the mortgaged property notwithstanding Dobson Telephone's ability to meet its debt obligations. In the event of a default in the payment of principal or interest on the outstanding indebtedness, if in the opinion of the holders of a majority of outstanding indebtedness, Dobson Telephone's operations are not being efficiently operated, the Company may be required to terminate operating contracts or the employment of certain managers. The RUS/RTB Facility also contains certain other events of default, including forfeiture of permits or licenses required to carry on a material portion of its business, and customary events of default, including, without limitation, material undischarged judgments and bankruptcy.

                            DESCRIPTION OF THE NOTES


    The Old Notes were issued under an Indenture dated as of June 12, 1998 between the Company, as issuer, and United States Trust Company of New York (the "Trustee"). A copy of the Indenture is available upon request from the Company. The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting a transfer thereof. Upon consummation of the Exchange Offer, holders of the Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.



    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and references made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


GENERAL


    The Notes will be unsecured (except to the extent described under "--Security") unsubordinated obligations of the Company, initially limited to $350 million aggregate principal amount, and will mature on June 15, 2008. Each Note will bear interest at the rate shown on the front cover of this Prospectus from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


    If by the date that is six months after the Closing Date, the Company has not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the interest rate on the Notes shall be increased by .5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "--Registration Rights."


    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 114 W. 47th Street, New York, New York 10036); provided that, at the option of the Company, payment of interest may be made by check mailed to the holders at their addresses as they appear in the Security Register.


    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes of the Indenture.

OPTIONAL REDEMPTION


    The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after June 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the Security Register, at the Redemption Prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 15 of the years set forth below:


YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................        106.125%
2004........................................................................        104.083
2005........................................................................        102.042
2006 and thereafter.........................................................        100.000

    In addition, at any time prior to June 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock), at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 112.250%, plus accrued and unpaid interest; PROVIDED that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days after the related sale of Capital Stock.


    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.


SECURITY


    Immediately prior to the closing of the Offering, the Company entered into an escrow and security agreement (the "Escrow and Security Agreement") with the Placement Agents and The United States Trust Company of New York, escrow agent (in such capacity, the "Escrow Agent").



    Of the net proceeds from the Offering of the Old Notes, $121 million have been invested in Pledged Securities held in a Pledge Account (excluding approximately $.8 million paid as premiums). The Pledged Securities consist of U.S. Government obligations having scheduled interest and principal payments which exceed the amount sufficient, in the opinion of Arthur Andersen LLP, to provide for payment in full of the first six scheduled interest payments due on all Notes then outstanding.


    Pursuant to the Escrow and Security Agreement, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event the

Company exercises the former option, the Company may direct the Trustee to release a like amount of proceeds from the Pledge Account. A failure to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayments of the principal amount and premium on the Notes.

    Under the Escrow and Security Agreement, once the Company makes the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

SINKING FUND

    There are no sinking fund payments for the Notes.

RANKING

    The Notes are unsubordinated indebtedness of Dobson Wireline Company, and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of Dobson Wireline Company and senior in right of payment to all subordinated indebtedness of Dobson Wireline Company. After giving PRO FORMA effect to the American Telco Acquisition and the Offering, as of March 31, 1998, the Company would have had (on an unconsolidated basis) no indebtedness outstanding other than the Notes. In addition, Dobson Wireline Company is a holding company and the Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of March 31, 1998, on the same pro forma basis, the subsidiaries of the Company would have had approximately $38.7 million of liabilities (excluding intercompany payables), including approximately $28.4 million of indebtedness, all of which indebtedness would have been secured. See "Risk Factors-- Leverage; Ability to Meet Required Debt Service."

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by the Company or any Restricted Subsidiary in such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses, net of tax; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a

Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $10 million in any transaction or series of related transactions, or (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of (x) Dobson Communications, on a fully diluted basis, than is beneficially owned by Everett
R. Dobson and the Fleet Investors and their Affiliates on such date or (y) the Company, on a fully diluted basis, than is beneficially owned by the Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors (x) whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or (y) so long as no "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis, than is held by Everett R. Dobson and the Fleet Investors and their Affiliates on such date, whose election was approved by Dobson Communications) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of such Person's equity, other than

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Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that, in making the foregoing calculation, (A) PRO FORMA effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall

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
be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "Dobson Communications" means Dobson Communications Corporation, an Oklahoma corporation.

    "Existing Stockholders" means (i) Everett R. Dobson and the Fleet Investors and their respective Affiliates and (ii) Dobson Communications, so long as no "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Dobson Communications on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis than is held by the Existing Stockholders in clause (i) on such date.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the

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
Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

    "Fleet Investors" means Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners.

    "Fleet Investors Capital Stock" means the capital stock of the Company issued to the Fleet Investors in connection with a spin-off of the Company by Dobson Communications.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,
(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

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
    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.


    "Offer to Purchase" means an offer by the Company to purchase Notes from the holders commenced by mailing a notice to the Trustee and each holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and (vii) loans or advances to officers or employees of the Company or of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding.

    "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including intangibles) acquired after the Closing Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding

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leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

    "Pledge Account" means an account established with the Trustee pursuant to the terms of the Escrow and Security Agreement for the deposit of the Pledged Securities to be purchased by the Company with the net proceeds from the Notes.

    "Pledged Securities" means the Government Securities to be purchased by the Company and held in the Pledge Account in accordance with the Escrow and Security Agreement.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred stock or preference stock.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

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
    "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance an Asset Acquisition, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and
(ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; PROVIDED that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such

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designation would be permitted under the "Limitation on Restricted Payments"
covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Indenture contains, among others, the following covenants.

LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); PROVIDED that the Company may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $250 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (viii) or (xi) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness (including Guarantees) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii),
(iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; and (II) if such capital contribution or Net Cash Proceeds are used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or sale of Capital Stock has not been used pursuant to clause
(iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and
(II) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Acquired Indebtedness; (x) Strategic Subordinated Indebtedness; and (xi) subordinated Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $30 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) PRO RATA dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, PLUS
(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; PROVIDED that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $25 million and (b) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses
(iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause
(vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; (viii) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public

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Equity Offering; (ix) prior to the occurrence of a Public Market, the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees or officers, or former directors, employees or officers, of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon the death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares or options after the Closing Date does not exceed $5 million in the aggregate (unless such repurchases are made with the proceeds of insurance policies and the shares are purchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); (x) transactions between the Company or any of its Restricted Subsidiaries and Dobson Communications and its Subsidiaries (other than the Company and its Subsidiaries) on a cost, rather than fair market value, basis or on other terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in any such case that are fair and reasonable to the Company or such Restricted Subsidiary; (xi) in the event of a spin-off of the Company by Dobson Communications, the purchase of shares of Fleet Investors Capital Stock pursuant to the exercise of put rights or mandatory redemption provisions; provided (a) after giving effect to any such purchase the Consolidated Leverage Ratio would be less than 6.0 to 1 and (b) if the event triggering the exercisability of the put rights or mandatory redemption constitutes an Asset Sale or Change of Control, no such repurchase shall be made prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below; (xii) the declaration or payment of dividends on the Fleet Investors Capital Stock (a) if after giving pro forma effect to any such dividend, the Consolidated Leverage Ratio would be less than 5.0 to 1 or (b) following a Public Equity Offering of Capital Stock of the Company provided (I) the Net Cash Proceeds received by the Company in such Public Equity Offering is at least $90 million and (II) the aggregate amount of dividends permitted to be made in any fiscal year of the Company under clause
(viii) and this clause (xii) shall not exceed 6% of the Net Cash Proceeds received by the Company in the Public Equity Offering; and (xiii) other Restricted Payments in an aggregate amount not to exceed $10 million; PROVIDED that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the amendments, encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Company) and
(C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Notes

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("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or
(B) above.

LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses),

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or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary,
without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;
(vi) Liens securing Indebtedness Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments; PROVIDED, HOWEVER, that this clause (ii) shall not apply to long-term assignments in capacity in a telecommunications network. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other

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than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a PRO RATA basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, PLUS accrued interest to the Payment Date.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of a Shelf Registration Statement (the "Registration") and (ii) the date that is six months after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and the date that is six months after the Closing Date, the Company shall, at its cost, deliver to each holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any holder or any prospective purchaser of the Notes designated by a holder, the Company shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

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EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Escrow and Security Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration

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because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default;
(ii) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

    The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default

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or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national

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securities exchange, the Company has delivered to the Trustee an Opinion of
Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Escrow and Security Agreement, the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the New Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Old Notes sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and were deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note is exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following June 12, 1998 upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may only be held through Euroclear or Cedel Bank.

    Ownership of beneficial interests in a Global Note are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

    Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

    The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES

    The following summary describes the material anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. Except where noted, it deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by U.S. holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt organizations, persons holding Notes as a part of a hedging or conversion transaction or a straddle or U.S. holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, administrative and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

    ALL PROSPECTIVE PURCHASERS MAY WISH TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR TAX SITUATION REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE OWNERSHIP AND DISPOSITION OF THE NOTES.

THE NEW NOTES

    EXCHANGE FOR REGISTERED SECURITIES. The exchange by holder of and Old Note for a New Note should not constitute a taxable exchange. Each New Note should be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued.

    STATED INTEREST. Each holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with the holder's accounting method for U.S. federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. The Notes were not issued with original issue discount for federal income tax purposes.

TAX CONSEQUENCES TO U.S. HOLDERS

    As used herein, a "U.S. holder" means a beneficial owner that is a citizen or resident of the U.S., a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a court within the U.S. and for which one or more persons have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the U.S. by virtue of being present in the U.S. on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. holder" is a holder that is not a U.S. holder.

TAXATION OF INTEREST ON THE NOTES

    Interest paid on the Notes will be taxable to a U.S. holder as ordinary interest income in accordance with such holder's method of tax accounting. The Company expects that the Notes will not be issued with original issue discount within the meaning of the Code.

MARKET DISCOUNT

    If a U.S. holder acquires a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of the Note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note.

    A U.S. holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. holder so elects, on a constant-yield basis), in which case the interest deduction deferral rule set forth in the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service ("IRS").

AMORTIZABLE BOND PREMIUM

    A U.S. holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium." A U.S. holder generally may elect to amortize such premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the Note. Bond premium on a Note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF NOTES

    Upon the sale, exchange or redemption or retirement of a Note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement and such U.S. holder's adjusted tax basis of the Note. A U.S. holder's tax basis in a Note will, in general, be the U.S. holder's cost therefor, increased by any market discount previously included in income by the U.S. holder with respect to the Notes and reduced by any principal payments on the Notes and by any amounts deducted with respect to amortizable bond premium. Such gain or loss will be capital gain or loss, except to the extent discussed above.

    The Taxpayer Relief Act of 1997 includes substantial changes to the federal taxation of capital gains recognized by certain noncorporate taxpayers, such as individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction of capital losses is subject to certain limitations.

    The exchange of a Note by a U.S. holder for an Exchange Note (as described in "Description of the Notes-Registration Rights") should not constitute a taxable exchange. A U.S. holder will have the same tax basis and holding period in the Exchange Note as it did in the Note.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal and interest and to the proceeds of sales of Notes made to U.S. holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. holder fails (i) to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of interest paid after

December 31, 1999, a U.S. holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

    The Company will furnish annually to the IRS and to record holders of the Notes (other than with respect to certain exempt holders) information relating to the stated interest paid or accrued during the calendar year.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

TAXATION OF INTEREST ON THE NOTES

    Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-U.S. holder, provided that the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
Section 871(h)(3) of the Code and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

    To satisfy the requirement referred to in (iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (x) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (y) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    In the event that any of the above requirements are not satisfied, the Company will nonetheless not withhold federal income tax on interest paid to a Non-U.S. holder if it receives IRS Form 4224 (or, after December 31, 1999, a Form W-8) from such Non-U.S. holder, establishing that such income is effectively connected with the conduct of a trade or business in the U.S., unless the Company has knowledge to the contrary. Interest or redemption premium paid to a Non-U.S. holder that is effectively connected with the conduct by the holder of a trade or business in the U.S. is generally taxed at the graduated rates that are applicable to U.S. holders. In the case of a Non-U.S. holder that is a corporation, such effectively connected income may also be subject to the U.S. federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country).

SALE, EXCHANGE, OR REDEMPTION OF NOTES

    A Non-U.S. holder will generally not be subject to U.S. federal income tax with respect to capital gain recognized on a sale, exchange, redemption or other disposition of Notes unless (i) the gain is effectively connected with a trade or business of the Non-U.S. holder in the U.S., (ii) in the case of a Non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-U.S. holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates.

    Gains derived by a Non-U.S. holder from the sale or other disposition of Notes that are effectively connected with the conduct by the holder of a trade or business in the U.S. are generally taxed at the graduated rates that are applicable to U.S. holders. In the case of a Non-U.S. holder that is a corporation, such effectively connected income may also be subject to the U.S. branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country).

FEDERAL ESTATE TAX

    A Note beneficially owned by an individual who at the time of death is a Non-U.S. holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. holders if a statement described in (iv) under "Tax Consequences to Non-U.S.
Holders--Taxation of Interest on the Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a U.S. person.

    Information reporting and backup withholding will not apply if payments of interest on a Note are made outside the U.S. to an account maintained at an office or branch of a U.S. or foreign bank or other financial institution, provided certain procedures are in place and are observed.

    Payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the U.S., will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

    Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the Non-U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the Old Notes. The Company does not intend to apply for the listing of the Notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Notes are eligible for trading in the PORTAL market. The Company has been advised by the Placement Agents that the Placement Agents currently intend to make a market in the Notes; however, no Placement Agent is obligated to do so and any market making may be discontinued by any Placement Agent at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Old Notes or the New Notes will develop. If a trading market does not develop or is not maintained, holders of Notes may experience difficulty in reselling Notes. If a trading market develops for the Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder in the ordinary course of business,
(ii) the holder is not engaging and does not intend to engage in the distribution of the New Notes, and (iii) the holder acknowledges that, if such holder participates in the Exchange Offer for the purpose of distributing the New Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company has agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the Exchange Date, and to make this Prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. The Company will not receive any proceeds from any sale of New Notes by a Broker-Dealer.

    New Notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Notes are being passed upon for the Company by McAfee & Taft A Professional Corporation,
Oklahoma City, Oklahoma.

                                    EXPERTS

    The consolidated balance sheets of Dobson Wireline Company and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing herein in reliance upon the authority of said firm as experts in giving said report.

    The combined financial statements of American Telco, Inc. and American Telco
Network Services, Inc., as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      114
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                         INDEX TO FINANCIAL STATEMENTS


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
DOBSON WIRELINE COMPANY AND SUBSIDIARIES
Report of independent public accountants...................................................................        F-2
Consolidated balance sheets as of December 31, 1996 and 1997...............................................        F-3
Consolidated statements of operations for the years ended December 31, 1995, 1996 and 1997.................        F-4
Consolidated statements of stockholder's equity for the years ended December 31, 1995, 1996 and 1997.......        F-5
Consolidated statements of cash flows for the years ended December 31, 1995, 1996 and 1997.................        F-6
Notes to consolidated financial statements.................................................................        F-7
Condensed consolidated balance sheets as of December 31, 1997 and June 30, 1998
  (unaudited)..............................................................................................       F-19
Condensed consolidated statements of operations for the six months ended June 30, 1997 and 1998
  (unaudited)..............................................................................................       F-20
Condensed consolidated statements of cash flows for the six months ended June 30, 1997 and 1998
  (unaudited)..............................................................................................       F-21
Notes to condensed consolidated financial statements (unaudited)...........................................       F-22

AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.
Report of independent accountants..........................................................................       F-26
Combined balance sheet as of December 31, 1996 and 1997....................................................       F-27
Combined statement of income for the years ended December 31, 1995, 1996 and 1997..........................       F-28
Combined statement of shareholders' equity for the years ended December 31, 1995, 1996 and 1997............       F-29
Combined statement of cash flows for the years ended ended December 31, 1995, 1996 and 1997................       F-30
Notes to combined financial statements.....................................................................       F-31
Condensed combined balance sheet as of December 31, 1997 and March 31, 1998 (unaudited)....................       F-35
Condensed combined statement of income for the three months ended March 31, 1997 and 1998 (unaudited)......       F-36
Combined statement of stockholders' equity for the year ended December 31, 1997 and the three months ended
  March 31, 1998...........................................................................................       F-37
Condensed combined statement of cash flows for the three months ended March 31, 1997 and 1998
  (unaudited)..............................................................................................       F-38
Notes to condensed combined financial statements (unaudited)...............................................       F-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson Wireline Company:

    We have audited the accompanying consolidated balance sheets of Dobson Wireline Company (an Oklahoma corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dobson Wireline Company and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
April 7, 1998

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                                         1996           1997
                                                                                     -------------  -------------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $     628,650  $     254,269
  Accounts receivable, net of allowance for doubtful accounts of $13,525 and
    $16,258 in 1996 and 1997, respectively.........................................      2,054,335      1,792,231
  Inventory........................................................................        117,385        240,787
  RTFC subordinated capital certificates...........................................      1,051,057
  Prepaid expenses and other.......................................................         76,375        724,508
                                                                                     -------------  -------------
    Total current assets...........................................................      3,927,802      3,011,795
                                                                                     -------------  -------------
PROPERTY, PLANT AND EQUIPMENT, net.................................................     35,135,539     35,976,412
                                                                                     -------------  -------------
OTHER ASSETS:
  Receivables--Affiliates..........................................................     11,514,356      8,206,935
  Deferred costs, net of accumulated amortization of $129,707 and $221,332 in 1996
    and 1997, respectively.........................................................        513,596      1,128,447
  Excess of cost over original cost of assets acquired, net of accumulated
    amortization of $1,035,529 and $1,130,769 in 1996 and 1997, respectively.......      2,771,443      2,676,203
  Investment in unconsolidated partnership and other...............................        745,551        953,564
                                                                                     -------------  -------------
    Total other assets.............................................................     15,544,946     12,965,149
                                                                                     -------------  -------------
    Total assets...................................................................  $  54,608,287  $  51,953,356
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                       LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $   1,666,553  $   1,131,185
  Accrued expenses.................................................................      1,048,190        204,380
  Deferred revenue and customer deposits...........................................         42,800         67,448
  Current portion of long-term debt................................................      1,190,924      1,140,824
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,948,467      2,543,837
                                                                                     -------------  -------------
LONG-TERM DEBT, net of current portion.............................................     40,565,108     27,498,535
DEFERRED CREDITS:
  Income taxes.....................................................................      1,636,000      1,700,000
  Investment tax credits and other.................................................        161,612        133,817
                                                                                     -------------  -------------
    Total deferred credits.........................................................      1,797,612      1,833,817
                                                                                     -------------  -------------
COMMITMENTS (Note 10)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 500 shares authorized and 100 shares issued and
    outstanding in 1996 and 1997...................................................            100            100
  Paid-in capital..................................................................         48,192     11,496,118
  Retained earnings................................................................      8,248,808      8,580,949
                                                                                     -------------  -------------
    Total stockholder's equity.....................................................      8,297,100     20,077,167
                                                                                     -------------  -------------
    Total liabilities and stockholder's equity.....................................  $  54,608,287  $  51,953,356
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
REVENUE.............................................................  $  16,264,643  $  17,908,178  $  20,176,710
OPERATING EXPENSES:
  Cost of service...................................................      2,471,111      2,822,531      3,268,343
  Selling, general and administrative...............................      6,532,020      7,815,864      8,734,923
  Depreciation and amortization.....................................      4,124,045      4,478,933      4,931,315
                                                                      -------------  -------------  -------------
    Total operating expenses........................................     13,127,176     15,117,328     16,934,581
                                                                      -------------  -------------  -------------
OPERATING INCOME....................................................      3,137,467      2,790,850      3,242,129
                                                                      -------------  -------------  -------------
OTHER INCOME (EXPENSES):
  Equity in income (loss) of unconsolidated partnership.............       (170,266)      (103,424)        82,121
  Interest income...................................................          4,692       --               14,674
  Interest expense..................................................     (1,979,763)    (2,194,169)    (2,458,588)
  Other.............................................................       (101,438)        20,313          6,163
                                                                      -------------  -------------  -------------
    Total other expenses............................................     (2,246,775)    (2,277,280)    (2,355,630)
                                                                      -------------  -------------  -------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS..................        890,692        513,570        886,499
INCOME TAX PROVISION................................................       (391,149)      (182,512)      (336,870)
                                                                      -------------  -------------  -------------
INCOME BEFORE EXTRAORDINARY ITEMS...................................        499,543        331,058        549,629
EXTRAORDINARY EXPENSE, net of income tax benefit of $133,300 in 1997
  (Note 4)..........................................................       --             --              217,488
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $     499,543  $     331,058  $     332,141
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
BASIC NET INCOME PER SHARE:
  Before extraordinary expense......................................          4,995          3,311          5,496
  Extraordinary expense.............................................       --             --               (2,175)
                                                                      -------------  -------------  -------------
BASIC NET INCOME PER SHARE..........................................  $       4,995  $       3,311  $       3,321
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....................            100            100            100
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                   PAID-IN    RETAINED
                                                           NOTES       AMOUNT      CAPITAL    EARNINGS
                                                           -----     -----------  ----------  ---------
                                                              COMMON STOCK
                                                        ------------------------
DECEMBER 31, 1994.....................................         100    $     100   $   48,192  $7,418,207
  Net income..........................................      --           --           --        499,543
                                                               ---        -----   ----------  ---------
DECEMBER 31, 1995.....................................         100          100       48,192  7,917,750
  Net income..........................................      --           --           --        331,058
                                                               ---        -----   ----------  ---------
DECEMBER 31, 1996.....................................         100          100       48,192  8,248,808
  Net income..........................................      --           --           --        332,141
  Capital Contribution for Logix Communications
    Corporation.......................................      --           --            1,000     --
  Capital contribution from parent company (Note 4)...      --           --       11,446,926     --
                                                               ---        -----   ----------  ---------
DECEMBER 31, 1997.....................................         100    $     100   $11,496,118 $8,580,949
                                                               ---        -----   ----------  ---------
                                                               ---        -----   ----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                            1995          1996           1997
                                                                        ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................  $    499,543  $     331,058  $    332,141
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization.....................................     4,124,045      4,478,933     4,931,315
    Deferred credits..................................................      (153,530)      (263,716)       36,205
    Extraordinary loss on financing cost..............................       --            --             350,788
    Equity in loss (income) of unconsolidated partnership.............       170,266        103,424       (82,121)
  Changes in current assets and liabilities--
    Accounts receivable...............................................    (1,053,761)       728,890       262,104
    Inventory.........................................................        (9,961)         6,612      (123,402)
    Prepaid expenses and other........................................        41,148         64,166      (648,133)
    Accounts payable..................................................       360,007        594,131      (535,368)
    Accrued expenses..................................................      (221,955)       334,583      (843,810)
    Deferred revenue and customer deposits............................       (96,780)       (29,503)       24,648
                                                                        ------------  -------------  ------------
      Net cash provided by operating activities.......................     3,659,022      6,348,578     3,704,367
                                                                        ------------  -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................    (2,357,483)    (3,902,015)   (5,442,417)
  Proceeds from sale of property, plant and equipment.................        23,500       --             --
  (Increase) decrease in receivable--affiliate........................    (2,118,093)    (1,421,790)    3,307,421
  Deferred start-up costs.............................................       --            (124,739)   (1,101,322)
  Investment in unconsolidated partnership and other..................       261,043        (36,857)     (223,740)
                                                                        ------------  -------------  ------------
      Net cash used in investing activities...........................    (4,191,033)    (5,485,401)   (3,460,058)
                                                                        ------------  -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.........................................  $    700,000  $     100,000  $    --
  Repayments of notes payable.........................................       --            (800,000)      --
  Proceeds from long-term debt........................................       731,000     12,011,306       --
  Repayments of long-term debt........................................    (1,738,144)   (11,591,611)   (1,669,747)
  Redemption of RTFC subordinated capital certificates................        67,950         57,632     1,051,057
  Deferred financing costs............................................       --            (396,184)      --
                                                                        ------------  -------------  ------------
      Net cash used in financing activities...........................      (239,194)      (618,857)     (618,690)
                                                                        ------------  -------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................      (771,205)       244,320      (374,381)
CASH AND CASH EQUIVALENTS, beginning of year..........................     1,155,535        384,330       628,650
                                                                        ------------  -------------  ------------
CASH AND CASH EQUIVALENTS, end of year................................  $    384,330  $     628,650  $    254,269
                                                                        ------------  -------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized).............................  $  1,835,566  $   1,728,405  $  2,820,797
    Income taxes......................................................  $    253,031  $     375,000  $    --
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital contribution from parent company through
    forgiveness of long-term debt (Note 4)............................                               $ 11,446,926

  The accompanying notes are an integral part of these consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Dobson Wireline Company ("DWC") was incorporated as an Oklahoma corporation in December 1997 as part of a reorganization by its parent company, Dobson Communications Corporation ("Dobson Communications"). DWC and its subsidiaries are referred to herein as the "Company." DWC is a wholly owned subsidiary of Dobson Communications that provides, through its subsidiaries, voice, data and Internet services to residential, business, government and other institutional users in Oklahoma, Texas and Colorado. The Company provides these services through three business segments: incumbent local exchange carrier ("ILEC") operations, fiber optic telecommunications and integrated communications provider ("ICP") operations. The consolidated financial statements of the Company include the accounts of Dobson Wireline Company, Dobson Telephone Company, Inc. ("Dobson Telephone"), Dobson Fiber Company, Inc. ("Dobson Fiber"), Dobson Fiber/FORTE of Colorado, Inc., Logix Communications Corporation ("Logix") and Dobson Network Management, Inc. collectively referred to herein as the "Subsidiaries."

    REORGANIZATION OF DOBSON COMMUNICATIONS

    In January 1998, Dobson Communications transferred all of the common stock of the Subsidiaries to DWC. The transaction was considered a reorganization of entities under common control under which the accounting treatment of the reorganization is similar to a pooling-of-interests.

    Concurrent with the reorganization, the number of shares and par value of the Company's authorized stock changed. All share and per share data are stated to reflect the common stock changes.

    The effects of all intercompany transactions between the Company and its subsidiaries prior to the reorganization have been eliminated.

    CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements will substantially increase as a result of the transactions described in Note 12, and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to borrow sufficient funds through the bridge facility or the senior notes described in Note 12, the Company may be unable to borrow additional funds from other sources during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

    ILEC

    The Company, through Dobson Telephone, provides wireline telephone service to nine contiguous exchanges in western Oklahoma and three contiguous exchanges adjacent to and east of the Oklahoma City metropolitan area. Dobson Telephone operates under the authority of the Federal Communications Commission ("FCC"). Rates charged by Dobson Telephone are regulated by the FCC and the Oklahoma Corporation Commission. Dobson Telephone, like other wireline companies that operate in rural areas

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

1. ORGANIZATION: (CONTINUED)
where the cost to provide service is higher than normal, receives high cost support funds from state jurisdictions and the federal universal service fund. Approximately 31%, 36% and 36% of the Company's revenue from its ILEC operations for the year ended December 31, 1995, 1996 and 1997, respectively, was from these two sources.

    FIBER OPTIC TELECOMMUNICATIONS

    The Company provides fiber optic telecommunications service between Oklahoma City, Oklahoma and Amarillo, Texas through Dobson Fiber. In addition, the Company has a 20% interest in and manages the FORTE of Colorado Partnership which provides fiber optic telecommunication service between Springfield, Colorado and Colorado Springs, Colorado.

    ICP

    The Company commenced its ICP operations in October 1997 through Logix. Logix provides facilities based and resells integrated services including local exchange, long distance, data, wireless, paging and Internet in Oklahoma City and Tulsa, Oklahoma. Until October 1997, Logix's principal activities included developing its business plans, procuring governmental authorizations, hiring management and other key personnel, working on the design and development of its competitive local exchange telephone networks and operations support systems ("OSS"), acquiring equipment and facilities and negotiating interconnection agreements. Accordingly, Logix has incurred operating losses and operating cash flow deficits.

    Logix's success will be affected by the problems, expenses, and delays encountered in connection with the formation of a new business, and the competitive environment in which Logix intends to operate. Logix's performance will further be affected by its ability to assess potential markets, secure financing or raise additional capital, implement expanded interconnection and collocation with ILEC facilities, lease adequate trunking capacity from ILECs or other ICPs, purchase and install switches in additional markets, expand or replace its OSS and other back office systems, develop a sufficient customer base, and attract, retain, and motivate qualified personnel. Logix's networks and telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon Logix. Although management believes that Logix will be able to successfully mitigate these risks, there is no assurance that Logix will be able to do so or that Logix will ever operate profitably. Expenses are expected to exceed revenues in each location in which Logix offers service until sufficient customer base is established.

    On March 26, 1998, DWC entered into a definitive agreement to purchase substantially all of the assets of American Telco, Inc. and American Telco Network Services, Inc. (collectively, "ATI") for $130 million, subject to adjustment, as discussed in Note 12.

2. SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest. Significant intercompany accounts and transactions have been

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

    INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and excess of cost over original cost of assets acquired when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. No such losses have been identified by the Company.

    DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt and start-up costs. Deferred start-up costs are amortized on a straight-line basis over three years. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight years. Amortization expense related to these costs of $8,694, $3,622 and $163,510 was recorded in 1995, 1996 and 1997, respectively. As discussed in Note 12, the Company wrote off its deferred start-up costs effective January 1, 1998.

    EXCESS OF COST OVER ORIGINAL COST OF ASSETS ACQUIRED

    The excess of cost over the original cost of assets acquired relates to Dobson Telephone's acquisition of McLoud Telephone Company in 1985 and is being amortized using the straight-line method over 40 years. Amortization expense of $95,240 was recorded in 1995, 1996 and 1997.

    ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising expense of $3,866, $7,877 and $221,473 was incurred in 1995, 1996 and 1997.

    INCOME TAXES

    The Company files a consolidated income tax return with its parent, Dobson Communications. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) income taxes reflect the estimated future tax effects of temporary differences between financial statement and tax bases of assets and liabilities at year-end. Amounts owed to Dobson Communications for income taxes are reflected in receivables-affiliates and deferred credits in the accompanying balance sheets.

    REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred.

    Toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $277,000 and $271,000 as of December 31, 1996 and 1997, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected in deferred revenue and customer deposits on the accompanying consolidated balance sheets.

    EARNINGS PER SHARE

    Basic net income per common share is computed by using the weighted average number of shares of common stock outstanding during the year. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share" which did not change the Company's reported net income per common share for 1995 and 1996. The Company has not presented diluted earnings per share as it has no potentially dilutive securities.

    USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Management of the Company will adopt this accounting standard as of January 1, 1998. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income, consisting of both net income and those items that bypass the statement of operations and are reported as a separate component of stockholder's equity, be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not believe that its comprehensive income through December 31, 1997 will differ materially from net income.

    At December 31, 1997, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires a new basis of determining reportable segments (i.e., the management approach). This approach (as contrasted with the prior requirement which utilized a specified classification system for determining segments) designates the Company's internal organization as used by management for making operating decisions and assessing performance as the source of business segments. The Company is organized into three business segments to facilitate the delivery of

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) service to customers: ILEC, Fiber and ICP. Segment results are presented on this new basis in Note 9 at December 31, 1995, 1996 and 1997.

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed telephone systems and fiber optic cable systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials, overhead and capitalized interest. For the years ended December 31, 1995, 1996 and 1997, interest capitalized was not significant. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1996 and 1997:

                                                                         USEFUL LIFE      1996           1997
                                                                         -----------  -------------  -------------
Telephone systems and equipment........................................        5-40   $  42,659,436  $  46,115,237
Fiber systems and equipment............................................        5-22      15,643,458     15,956,178
Buildings and improvements.............................................       20-40       2,857,835      3,379,420
Vehicles and other work equipment......................................        3-10       2,348,439      2,774,902
Furniture and office equipment.........................................        5-10       1,701,020      2,167,201
Under construction.....................................................                      46,962         61,612
Land...................................................................                     201,494        211,494
                                                                                      -------------  -------------
  Property, plant and equipment........................................                  65,458,644     70,666,044
Accumulated depreciation...............................................                 (30,323,105)   (34,689,632)
                                                                                      -------------  -------------
  Property, plant and equipment, net...................................               $  35,135,539  $  35,976,412
                                                                                      -------------  -------------
                                                                                      -------------  -------------

4. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1996 and 1997, consisted of the following:

                                                                                         1996           1997
                                                                                     -------------  -------------
Revolving credit facility..........................................................  $  12,011,306  $    --
Mortgage notes payable.............................................................     29,744,726     28,639,359
                                                                                     -------------  -------------
  Total debt.......................................................................     41,756,032     28,639,359
Less--Current maturities...........................................................      1,190,924      1,140,824
                                                                                     -------------  -------------
  Total long-term debt.............................................................  $  40,565,108  $  27,498,535
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    REVOLVING CREDIT FACILITY

    On February 28, 1997, the Dobson Communications' bank credit agreement was amended and restated to provide Dobson Communications with a $200 million revolving credit facility maturing in 2005. Interest on borrowings under this credit agreement accrues at variable rates (weighted average rate of

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

4. LONG-TERM DEBT: (CONTINUED)
8.43% at December 31, 1997). The Company's portion of the initial proceeds were used to refinance existing indebtedness, and for general corporate purposes. In connection with the closing of the revolving credit facility, the Company extinguished its then existing credit facility, and recognized a pretax loss of approximately $351,000 as a result of writing off previously capitalized financing costs associated with the old revolving credit facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's consolidated statement of operations for the year ended December 31, 1997.

    Effective December 31, 1997, Dobson Communications made a capital contribution to the Company of approximately $11,447,000, which represented the Company's outstanding portion of the revolving credit facility payable to Dobson Communications.

    MORTGAGE NOTES

    The mortgage notes payable to the United States of America, through the Rural Utilities Service ("RUS") and the Rural Telephone Bank ("RTB") with interest rates ranging from 2% to 10.75% due in quarterly or monthly installments maturing at various dates from 1998 to 2028. The mortgage notes are secured by substantially all the assets of Dobson Telephone and contain, among other things, restrictions on the payment of dividends and redemption of capital stock, as defined. Under the long-term debt agreements, Dobson Telephone is restricted, without RUS approval for Dobson Telephone, from making any loans to, or in any manner extending its credit to various affiliates. The agreements also prohibit payment of dividends or distributions or new investments in affiliated companies unless after such action Dobson Telephone's current assets exceed its current liabilities and its adjusted net worth (as defined in the agreement) is at least 40% of (i) its adjusted assets (as defined in the agreement), or, (ii) if smaller, the sum of 10% of its adjusted assets, plus 30% of the excess of its adjusted net worth over 10% of its adjusted assets, if any, plus 30% of the amount of any reduction of its adjusted net worth resulting from the declaration or payment of dividends or other distributions.

    Minimum future payments of long-term debt for years subsequent to December 31, 1997, are as follows:

1998...........................................................  $1,140,824
1999...........................................................   1,171,514
2000...........................................................   1,209,193
2001...........................................................   1,230,378
2002...........................................................   1,274,207
2003 and thereafter............................................  22,613,243
                                                                 ----------
                                                                 $28,639,359
                                                                 ----------
                                                                 ----------

5. EMPLOYEE BENEFIT PLAN:

    Dobson Communications maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $44,000, $40,000 and $47,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

6. TAXES:

    Provision (benefit) for income taxes for the years ended December 31, 1995, 1996 and 1997, were as follows:

                                                                        1995        1996        1997
                                                                     ----------  ----------  ----------
Federal income taxes-
  Current..........................................................  $  478,513  $  407,512  $  302,870
  Deferred.........................................................     (82,200)   (197,000)     38,000
  Deferred investment tax credits amortized........................     (48,000)    (48,000)    (39,000)
State income taxes (current and deferred)..........................      42,836      20,000      35,000
                                                                     ----------  ----------  ----------
    Total income tax provision (benefit)...........................  $  391,149  $  182,512  $  336,870
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    The provisions for income taxes for the years ended December 31, 1995, 1996 and 1997, differ from amounts computed at the statutory rate as follows:

                                                                        1995        1996        1997
                                                                     ----------  ----------  ----------
Income taxes at statutory rate (34%)...............................  $  302,835  $  174,614  $  301,410
Deferred investment credits amortized..............................     (48,000)    (48,000)    (39,000)
Amortization of excess of cost over original cost of assets
  acquired.........................................................      32,000      32,000      32,000
State income taxes, net of Federal income tax effect...............      43,982      13,200      23,100
Other, net.........................................................      60,332      10,698      19,360
                                                                     ----------  ----------  ----------
                                                                     $  391,149  $  182,512  $  336,870
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1997, were as follows:

                                                                                1996           1997
                                                                            -------------  -------------
Current deferred income taxes:
  Accrued liabilities.....................................................  $    --        $       9,000
  Deferred expenses.......................................................  $    --               17,000
                                                                            -------------  -------------
    Net current deferred income tax asset.................................  $    --               26,000
Noncurrent deferred income taxes:
  Fixed assets............................................................     (1,636,000)    (1,700,000)
                                                                            -------------  -------------
    Net noncurrent deferred income tax asset (liability)..................     (1,636,000)    (1,700,000)
                                                                            -------------  -------------
    Total deferred income taxes...........................................  $  (1,636,000) $  (1,674,000)
                                                                            -------------  -------------
                                                                            -------------  -------------

    Investment tax credits previously recorded by the Company for book purposes have been deferred and are being amortized over the average lives of the property giving rise to the credits. The investment tax credit amortization used to offset income tax expense was $48,000 for each of the years ended December 31, 1995 and 1996, and $39,000 in 1997.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

6. TAXES: (CONTINUED)
    At December 31, 1997, the Company had investment tax credit carryforwards for tax purposes of $134,000, which may be utilized to reduce future Federal income taxes payable. Unless utilized, the remaining investment tax credit carryforwards will expire in 1999.

7. RELATED PARTY TRANSACTIONS:

    Beginning in 1997, Dobson Communications began to provide certain administrative services, including accounting, information systems management, human resource management and marketing. Additionally, officers of Dobson Wireline are also officers of Dobson Communications and various of its other subsidiaries. These officers perform functions for all of Dobson Communications, including Dobson Wireline. Dobson Wireline reimburses Dobson Communications based on Dobson Communications' cost of providing the services. In 1997, the total amount charged to Dobson Wireline for these administrative services and officer compensation was $1,448,000.

    The Company had receivables from Dobson Communications and certain of its subsidiaries totaling $11,514,356 and $8,206,935 at December 31, 1996 and 1997, respectively. These receivables represent advances to these entities net of repayments and intercompany allocations. The net receivables from these affiliates have been reflected as receivables-affiliates in the accompanying balance sheets.

    The Company carries telephone traffic and provides network monitoring for affiliated companies of Dobson Communications. Fees of approximately $1,658,000 and $1,722,000 were earned from the affiliated companies for services provided during 1996 and 1997, respectively, and are reflected in revenue in the accompanying statements of operations.

8. ACCRUED EXPENSES:

    The Company's accrued expenses as of December 31, 1996 and 1997, consisted of the following:

                                                                                    1996         1997
                                                                                ------------  ----------
Interest......................................................................  $    508,077  $   14,400
Property tax..................................................................       321,495      --
Vacation, wages and other.....................................................       218,618     189,980
                                                                                ------------  ----------
Total accrued expenses........................................................  $  1,048,190  $  204,380
                                                                                ------------  ----------
                                                                                ------------  ----------

9. REPORT OF BUSINESS SEGMENTS:


    The Company operates in three reportable segments: ILEC, Fiber and ICP. These segments are strategic business units that offer different products and services. The segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The Company evaluates and measures performance of each segment based on EBITDA, which is defined in Note (2) on p. F-16. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. The Company allocates corporate overhead, income taxes and amortization of deferred financing cost to each segment. The segments do not have significant noncash items other than depreciation and amortization in reported profit or loss. A summary of the Company's operations by segment is as follows:

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

9. REPORT OF BUSINESS SEGMENTS: (CONTINUED)

                                                                  1995
                                             ----------------------------------------------
                                                ILEC       FIBER       ICP(1)      TOTAL
                                             ----------  ----------  ----------  ----------
OPERATING INFORMATION:
  Operating revenue
    External...............................  $13,697,428 $2,500,815  $   66,400  $16,264,643
    Intersegment...........................      83,954      23,961     239,220     347,135
    Intersegment revenue (4)...............      --          --          --        (347,135)
                                             ----------  ----------  ----------  ----------
      Total operating revenue..............  13,781,382   2,524,776     305,620  16,264,643
                                             ----------  ----------  ----------  ----------
  EBITDA (2)...............................  $5,549,431  $1,732,922  $  (20,841) $7,261,512
  Depreciation and amortization............  (3,185,070)   (925,448)    (13,527) (4,124,045)
  Interest Expense, net (3)................  (1,367,552)   (607,519)     --      (1,975,071)
  Other Income, net........................    (102,894)   (168,810)     --        (271,704)
                                             ----------  ----------  ----------  ----------
    Income (loss) before income taxes,
      extraordinary items and cumulative
      effect of change in accounting
      principle............................     893,915      31,145     (34,368)    890,692
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------


                                                                  1996
                                             ----------------------------------------------
                                                ILEC       FIBER       ICP(1)      TOTAL
                                             ----------  ----------  ----------  ----------
OPERATING INFORMATION:
  Operating revenue
    External...............................  $14,365,436 $3,429,928  $  112,814  $17,908,178
    Intersegment...........................      85,312      22,597     170,160     278,069
    Intersegment revenue (4)...............      --          --          --        (278,069)
                                             ----------  ----------  ----------  ----------
      Total operating revenue..............  14,450,748   3,452,525     282,974  17,908,178
                                             ----------  ----------  ----------  ----------
  EBITDA (2)...............................  $5,531,951  $2,012,580  $ (274,748) $7,269,783
  Depreciation and amortization............  (3,247,313) (1,212,311)    (19,309) (4,478,933)
  Interest Expense, net (3)................  (1,341,508)   (852,661)     --      (2,194,169)
  Other Income, net........................     (18,417)    (64,694)     --         (83,111)
                                             ----------  ----------  ----------  ----------
    Income (loss) before income taxes,
      extraordinary items and cumulative
      effect of change in accounting
      principle............................     924,713    (117,086)   (294,057)    513,570
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                                                                  1997
                                             ----------------------------------------------
                                                ILEC       FIBER       ICP(1)      TOTAL
                                             ----------  ----------  ----------  ----------
OPERATING INFORMATION:
  Operating revenue
    External...............................  $15,361,080 $4,588,708  $  226,922  $20,176,710
    Intersegment...........................     109,260      80,058     220,500     409,818
    Intersegment revenue (4)...............      --          --          --        (409,818)
                                             ----------  ----------  ----------  ----------
      Total operating revenue..............  15,470,340   4,668,766     447,422  20,176,710
                                             ----------  ----------  ----------  ----------
  EBITDA (2)...............................  $7,031,493  $3,104,075  $(1,962,124) $8,173,444
  Depreciation and amortization............  (3,259,900) (1,421,536)   (249,879) (4,931,315)
  Interest expense, net (3)................  (1,282,710) (1,161,204)     --      (2,443,914)
  Other Income.............................     (12,564)    100,848      --          88,284
                                             ----------  ----------  ----------  ----------
    Income (loss) before income taxes,
      extraordinary items and cumulative
      effect of change in accounting
      principle............................   2,476,319     622,183  (2,212,003)    886,499
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------



                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
INVESTMENT INFORMATION:
  Segment assets
    ILEC............................................................  $  44,668,443  $  43,303,275  $  43,268,782
    Fiber...........................................................     13,679,561     16,240,856     15,069,721
    ICP (1).........................................................        195,073        303,470      7,384,411
    Intersegment receivables (4)....................................     (4,648,685)    (5,239,314)   (13,769,558)
                                                                      -------------  -------------  -------------
      Total segment assets..........................................  $  53,894,392  $  54,608,287  $  51,953,356
                                                                      -------------  -------------  -------------
OTHER INFORMATION:
  Capital expenditures
    ILEC............................................................      1,516,011      1,145,184        952,061
    Fiber...........................................................        839,222      2,693,578        552,947
    ICP.............................................................          2,250         63,253      3,917,409
                                                                      -------------  -------------  -------------
      Total capital expenditures....................................  $   2,357,483  $   3,902,015  $   5,442,417
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


------------------------

(1) In 1996 and 1997, ICP includes Logix and its predecessor and Dobson Network Management, Inc. In 1995, ICP includes Dobson Network Management, Inc.

(2) EBITDA is defined by the Company as operating income excluding the charge for depreciation and amortization expense.

(3) Included in interest expense is amortization expense of deferred financing cost. The amortization expense is allocated to the Fiber segment based on the segment's pro rata portion of total Dobson Communications' debt on the date of debt issuance.

(4) The intersegment eliminations were included to reconcile reportable segment activities to the Company's consolidated totals.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

10. COMMITMENTS:

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1997, are as follows:

1998..............................................................  $ 259,446
1999..............................................................    218,317
2000..............................................................    216,802
2001..............................................................    205,363
2002..............................................................    207,267
2003 and thereafter...............................................    736,710

    Included in the annual lease commitments is approximately $194,000, payable annually to an affiliated entity through July 2005. Lease expense under the above leases was approximately $178,000, $199,000 and $240,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt using a discounted cash flow analysis based on the current rates available to the Company for debt with similar terms and remaining maturation.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                             1996                    1997
                                    ----------------------  ----------------------
                                     CARRYING                CARRYING
                                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                    ----------  ----------  ----------  ----------
Revolving credit facility.........  $12,011,306 $12,011,306 $   --      $   --
Mortgage notes payable............  29,744,726  24,855,656  28,639,359  26,969,543

12. SUBSEQUENT EVENTS:

    PENDING ACQUISITIONS


    On March 26, 1998, DWC entered into a definitive agreement to purchase the stock of ATI for $130 million, subject to adjustment. ATI is based in Houston, Texas and provides resale services primarily to business customers in five major Texas markets, including Houston, Dallas, Ft. Worth, San Antonio and Austin. At the time of the agreement, the Company placed $5 million into an escrow account pending closing. DWC plans to finance the acquisition through the issuance of senior notes.



    On January 6, 1998, a subsidiary of the Company purchased from previously assigned Zenex Communications, Inc. ("Zenex") contractual rights, information, data and other rights with respect to certain of Zenex's long distance customers located in areas served by Dobson Telephone for $105,000.


    ZENEX

    On April 7, 1998, the Company entered into a non-binding letter of intent with Zenex to purchase certain long distance customers and related assets of Zenex, excluding Zenex's switch and the assets

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

12. SUBSEQUENT EVENTS: (CONTINUED)
relating to Zenex's prepaid long distance cards, for $500,000 and the assumption of certain liabilities of Zenex.

    ACCOUNTING PRONOUNCEMENTS


    In March, 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 as of January 1, 1998. It requires capitalization of the development costs of software to be used internally (e.g. administrative processes). The Company does not believe that the adoption of this SOP will materially impact its net income.



    In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. The Company adopted this SOP as of January 1, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company will recognize a pretax loss of approximately $1,128,000 as cumulative effect of accounting change as a result of adopting this SOP.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                     ASSETS


                                                                                    DECEMBER 31,      JUNE 30,
                                                                                        1997            1998
                                                                                    -------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents.......................................................  $     254,269  $   81,726,256
  Restricted cash and investments.................................................       --            41,443,000
  Accounts receivable, net........................................................      1,792,231      11,346,485
  Other current assets............................................................        965,295       1,140,613
                                                                                    -------------  --------------
    Total current assets..........................................................      3,011,795     135,656,354
                                                                                    -------------  --------------
PROPERTY, PLANT AND EQUIPMENT, net................................................     35,976,412      44,681,479
                                                                                    -------------  --------------
OTHER ASSETS:
  Receivables--affiliates.........................................................      8,206,935       2,093,072
  Restricted cash and investments.................................................       --            80,343,012
  Goodwill, net...................................................................       --           125,605,753
  Excess purchase cost over original cost of assets acquired, net.................      2,676,203       2,628,583
  Deferred costs, net.............................................................      1,128,447      10,564,763
  Other intangibles...............................................................       --             4,744,816
  Investment in unconsolidated partnership and other..............................        953,564       1,336,074
                                                                                    -------------  --------------
    Total other assets............................................................     12,965,149     227,316,073
                                                                                    -------------  --------------
      Total assets................................................................  $  51,953,356  $  407,653,906
                                                                                    -------------  --------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable................................................................  $   1,131,185  $   11,511,753
  Accrued expenses................................................................        204,380       2,965,131
  Current portion of long-term debt...............................................      1,140,824       1,255,604
  Deferred revenue and customer deposits..........................................         67,448         262,304
                                                                                    -------------  --------------
    Total current liabilities.....................................................      2,543,837      15,994,792
LONG-TERM DEBT, net of current portion............................................     27,498,535     376,748,592
DEFERRED CREDITS..................................................................      1,833,817         621,846
STOCKHOLDER'S EQUITY:
  Class A Common Stock, $1 par value, 500 shares authorized and 100 shares issued
    and outstanding...............................................................            100             100
  Paid-in capital.................................................................     11,496,118      11,496,118
  Retained earnings...............................................................      8,580,949       2,792,458
                                                                                    -------------  --------------
    Total stockholder's equity....................................................     20,077,167      14,288,676
                                                                                    -------------  --------------
    Total liabilities and stockholder's equity....................................  $  51,953,356  $  407,653,906
                                                                                    -------------  --------------
                                                                                    -------------  --------------


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                      ---------------------
                                                                        1997        1998
                                                                      ---------  ----------
REVENUE.............................................................  $9,992,283 $14,635,394
OPERATING EXPENSES:
  Cost of service...................................................  1,336,964   6,263,698
  Selling, general and administrative...............................  3,841,370   8,723,770
  Depreciation and amortization.....................................  2,345,778   3,129,486
                                                                      ---------  ----------
    Total operating expenses........................................  7,524,112  18,116,954
                                                                      ---------  ----------
OPERATING INCOME(LOSS)..............................................  2,468,171  (3,481,560)
OTHER INCOME (EXPENSE):
  Equity in income of unconsolidated partnership....................     42,411      65,581
  Interest income...................................................      5,874     313,977
  Interest expense..................................................  (1,237,981) (2,721,191)
  Other.............................................................     19,419      16,416
                                                                      ---------  ----------
    Total other expense, net........................................  (1,170,277) (2,325,217)
INCOME(LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE..........................  1,297,894  (5,806,777)
INCOME TAX (PROVISION) BENEFIT......................................   (493,200)    717,733
                                                                      ---------  ----------
INCOME(LOSS) BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE....................................    804,694  (5,089,044)
EXTRAORDINARY EXPENSE, net of income tax benefit of $133,300 in
  1997..............................................................   (217,488)     --
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of income
  tax benefit of $429,000 in 1998...................................     --        (699,447)
                                                                      ---------  ----------
NET INCOME(LOSS)....................................................  $ 587,206  $(5,788,491)
                                                                      ---------  ----------
                                                                      ---------  ----------
BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE
  Before extraordinary expense and cumulative effect of change in
    accounting principle............................................  $   8,047  $  (50,890)
  Extraordinary expense.............................................     (2,175)     --
  Cumulative effect of change in accounting principle and
    extraordinary expense...........................................     --          (6,995)
                                                                      ---------  ----------
BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE.............................................................  $   5,872  $  (57,885)
                                                                      ---------  ----------
                                                                      ---------  ----------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....................        100         100
                                                                      ---------  ----------
                                                                      ---------  ----------


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                                                                 SIX MONTHS ENDED JUNE 30,
                                                                 --------------------------
                                                                     1997          1998
                                                                 ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................................  $    587,206  $ (5,788,491)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities--
    Depreciation and amortization..............................     2,345,778     3,129,486
    Deferred income taxes and investment tax credits...........      (308,964)   (1,211,971)
    Extraordinary loss on financing cost.......................       350,788       --
    Cumulative effect of change in accounting principle........       --          1,128,447
    Equity in income of unconsolidated partnership.............       (42,411)      (65,581)
  Changes in current assets and liabilities--
    Accounts receivable........................................       394,750      (854,794)
    Other current assets.......................................        44,664       231,462
    Accounts payable...........................................    (1,185,811)    3,959,791
    Accrued expenses...........................................      (314,703)      728,141
    Deferred revenue and customer deposits.....................        (1,880)      133,256
                                                                 ------------  ------------
      Net cash provided by operating activities................     1,869,417     1,389,746
                                                                 ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................    (1,016,529)   (6,140,370)
  Deferred start-up costs......................................      (981,996)      --
  Decrease (increase) in receivables/payables affiliates,
    net........................................................       873,432     6,113,863
  Acquisition of businesses....................................       --       (136,588,385)
  Investments in unconsolidated partnership and other..........      (120,797)     (316,929)
                                                                 ------------  ------------
      Net cash used in investing activities....................    (1,245,890) (136,931,821)
                                                                 ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt.................................    (1,821,455)     (635,163)
  Redemption of RTFC subordinated capital certificates.........     1,051,057       --
                                                                 ------------  ------------
  Issuance of senior notes.....................................       --        350,000,000
  Purchase of restricted investments...........................       --       (120,976,000)
  Premium on restricted investments, net.......................       --           (810,012)
  Deferred financing costs.....................................       --        (10,564,763)
                                                                 ------------  ------------
      Net cash provided by (used in) financing activities......      (770,398)  217,014,062
                                                                 ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........      (146,871)   81,471,987
CASH AND CASH EQUIVALENTS, beginning of period.................       628,650       254,269
                                                                 ------------  ------------
CASH AND CASH EQUIVALENTS, end of period.......................  $    481,779  $ 81,726,256
                                                                 ------------  ------------
                                                                 ------------  ------------


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The condensed consolidated balance sheets of Dobson Wireline Company ("DWC") and subsidiaries (collectively with DWC, the "Company") as of December 31, 1997 and June 30, 1998, the condensed consolidated statements of operations for the six months ended June 30, 1997 and 1998, and the condensed consolidated statements of cash flows for the six months ended June 30, 1997 and 1998 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed balance sheet data at December 31, 1997 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 1997 consolidated financial statements.

1. ORGANIZATION


    DWC was incorporated as an Oklahoma corporation in December, 1997 as part of a reorganization by its parent company, Dobson Communications Corporation ("Dobson Communications"). DWC is a wholly owned subsidiary of Dobson Communications that provides, through its subsidiaries, voice, data and Internet services to residential, business, government and other institutional users in Oklahoma, Texas and Colorado. The Company provides these services through three business segments: incumbent local exchange carrier ("ILEC") operations, fiber optic telecommunications operations and integrated communications provider ("ICP") operations. The consolidated financial statements of the Company include the accounts of Dobson Wireline Company, Dobson Telephone Company, Inc. ("Dobson Telephone"), Dobson Fiber Company, Inc. ("Dobson Fiber"), Dobson Fiber/FORTE of Colorado, Inc., Logix Communications Corporation ("Logix"), American Telco, Inc. ("ATI") and Dobson Network Management, Inc. collectively referred to herein as the "Subsidiaries."


    REORGANIZATION OF DOBSON COMMUNICATIONS

    In January, 1998, Dobson Communications transferred all of the common stock of the Subsidiaries, excluding ATI, to DWC. The transaction was considered a reorganization of entities under common control under which the accounting treatment of the reorganization is similar to a pooling-of-interests.

    Concurrent with the reorganization, the number of shares and par value of the Company's authorized stock changed. All share and per share data are stated to reflect the common stock changes.

    The effects of all intercompany transactions, including the transactions prior to the reorganization, have been eliminated.

2. ACQUISITIONS

    On March 26, 1998, the Company entered into a definitive agreement to purchase the common stock of ATI for $131.5 million. ATI is based in Houston, TX and provides telecommunications services to customers in five major Texas markets, including Houston, Dallas, Fort Worth, San Antonio and Austin. The Company closed this acquisition on June 15, 1998, using the proceeds from the debt offering described in Note 6.

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                                  (UNAUDITED)

3. RESTRICTED CASH AND INVESTMENTS


    Restricted cash and investments consist of an interest pledge deposit, net of premium, of approximately $121 million to fund the first six semi-annual interest payments which begin on December 15, 1998.



    Investments that will mature within the next year and will be used to satisfy interest payments then due, have been classified as a current asset on the accompanying condensed consolidated balance sheet at June 30, 1998.


4. EARNINGS PER COMMON SHARE

    Basic income (loss) per common share is computed by using the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the Company has no potentially dilutive securities.

5. RECENT PRONOUNCEMENTS


    In March, 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 as of January 1, 1998. It requires capitalization of the development costs of software to be used internally (e.g. administrative processes). The Company does not believe that the adoption of this SOP has materially impacted its net income.



    In April, 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 as of January 1, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company has recognized a pretax loss of approximately $1.1 million as a result of adopting this SOP. This loss has been reflected as a cumulative effect of change in accounting principle, net of tax, in the accompanying condensed consolidated statement of operations.


6. SENIOR NOTES


    On June 12, 1998, the Company sold $350 million of 12 1/4% senior notes due 2008. A portion of the proceeds were used to close the ATI Acquisition and purchase approximately $121 million of securities to be held in escrow to pay the first six scheduled semi-annual interest payments on the Company's Senior Notes. See Note (3).


7. REPORT OF BUSINESS SEGMENTS


    The Company operates in three reportable segments: ILEC, Fiber and ICP. These segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those of the Company. The Company evaluates and measures performance of each segment based on EBITDA, which is defined in Note (2) on page F-25. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. The Company allocates corporate overhead, income taxes and amortization of deferred financing

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                                  (UNAUDITED)

7. REPORT OF BUSINESS SEGMENTS (CONTINUED) cost to each segment. The segments do not have significant non-cash items other than depreciation and amortization in reported profit or loss. A summary of the Company's operations by segment is as follows:


                                                     SIX MONTHS ENDED JUNE 30, 1998
                                              --------------------------------------------
                                                ILEC       FIBER       ICP        TOTAL
                                              ---------  ---------  ----------  ----------
OPERATING INFORMATION:
  Operating revenue
    External................................  $7,864,177 $2,400,136 $4,371,081  $14,635,394
    Intersegment............................     --        174,019      84,833     258,852
    Intersegment revenue(1).................     --         --          --        (258,852)
                                              ---------  ---------  ----------  ----------
      Total operating revenue...............  7,864,177  2,574,155   4,455,914  14,635,394
                                              ---------  ---------  ----------  ----------
  EBITDA(2).................................  $4,323,905 $1,406,864 $(6,082,843) $ (352,074)
  Depreciation and amortization.............  (1,563,227)  (680,076)   (886,179) (3,129,482)
  Interest expense, net.....................   (538,659)       200  (1,868,755) (2,407,214)
  Other Income, net.........................     15,720     65,581         696      81,997
                                              ---------  ---------  ----------  ----------
        Income (loss) before income taxes,
          extraordinary items and cumulative
          effect of change in accounting
          principle.........................  2,237,739    792,569  (8,837,081) (5,806,773)
                                              ---------  ---------  ----------  ----------
                                              ---------  ---------  ----------  ----------



                                                      SIX MONTHS ENDED JUNE 30, 1997
                                                ------------------------------------------
                                                  ILEC       FIBER       ICP       TOTAL
                                                ---------  ---------  ---------  ---------
OPERATING INFORMATION:
  Operating revenue
    External..................................  $7,701,745 $2,214,362 $  76,176  $9,992,283
    Intersegment..............................     --         40,000    100,000    140,000
    Intersegment revenue(1)...................     --         --         --       (140,000)
                                                ---------  ---------  ---------  ---------
      Total operating revenue.................  7,701,745  2,254,362    176,176  9,992,283
                                                ---------  ---------  ---------  ---------
  EBITDA(2)...................................  $3,465,770 $1,544,376 $(196,197) $4,813,949
  Depreciation and amortization...............  (1,617,751)  (717,805)   (10,222) (2,345,778)
  Interest expense, net.......................   (664,112)  (567,991)        (4) (1,232,107)
  Other Income, net...........................     19,419     42,411     --         61,830
                                                ---------  ---------  ---------  ---------
        Income (loss) before income taxes,
          extraordinary items and cumulative
          effect of change in accounting
          principle...........................  1,203,326    300,991   (206,423) 1,297,894
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------

                    DOBSON WIRELINE COMPANY AND SUBSIDIARIES

                                  (UNAUDITED)

7. REPORT OF BUSINESS SEGMENTS (CONTINUED)


                                                                                    DECEMBER 31,      JUNE 30,
                                                                                        1997            1998
                                                                                    -------------  --------------
INVESTMENT INFORMATION:
  Segment assets
  ILEC............................................................................  $  42,490,224  $   42,995,063
  Fiber...........................................................................     14,709,691      14,791,219
  ICP.............................................................................      1,776,791     353,788,438
  Intersegment receivables (1)....................................................     (7,023,350)     (3,920,814)
                                                                                    -------------  --------------
    Total segment assets..........................................................  $  51,953,356  $  407,653,906
                                                                                    -------------  --------------
                                                                                    -------------  --------------


------------------------

(1) The intersegment eliminations were included to reconcile reportable segment activities to the Company's consolidated totals.

(2) EBITDA is defined by the Company as operating income excluding the charge for depreciation and amortization.


8. COMMITMENTS



    In May 1998, the Company entered into a carrier service agreement with a minimum commitment totaling $9.75 million for a period of 24 months. Under this agreement, the Company agreed to purchase on a take-or-pay basis, $.25 million of monthly services from October 1998 through December 1998. Beginning in January 1999, the Company is obligated to purchase $.5 million of monthly services through June 2000. Of this commitment, $9.75 million remained at June 30, 1998.



    In June 1998, the Company entered into a carrier service agreement with a minimum commitment totaling $18 million for a period of 36 months. Under this agreement, the Company agreed to purchase on a take-or-pay basis, $.5 million of monthly services, beginning in January 1999. Additionally, the Company must purchase at least 80 percent of its monthly services as defined in the agreement from the carrier until the earlier of the purchasing cumulative monthly services of $36 million or reaching the end of the agreement. Of this commitment, $18 million remained at June 30, 1998.



    On June 30, 1998, the Company entered into an equipment supply agreement in which the Company agreed to purchase $25.2 million of switching equipment between June 30, 1998 and June 30, 2000 for the recently launched ICP operations. Of this commitment, $25.2 million remained at June 30, 1998.



    On June 30, 1998, the Company entered into an agreement to purchase certain customer support services for a period of 60 months together with related equipment. Under this agreement, the Company has agreed to pay $13.7 million from July 1998 through July 2003. Of this commitment, $13.7 million remained at June 30, 1998.



9. SUBSEQUENT EVENTS



    Effective September 1, 1998, Dobson Communications entered into a consulting agreement with Russell L. Dobson. Under the terms of the agreement, Mr. Dobson will be retained by Dobson Communications from September 1, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, the Company will provide monthly compensation of $15,000 and insurance benefits commensurate with the Company's employee plan. Mr. Dobson's responsibilities will include duties consistent with the responsibilities of a former Chief Executive Officer of Dobson Communication, including the development of goodwill for Dobson Communications and the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of American Telco, Inc. and American Telco Network Services, Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of American Telco, Inc. and American Telco Network Services, Inc. (the Companies) at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICE WATERHOUSE LLP

Houston, Texas
March 12, 1998

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                             COMBINED BALANCE SHEET

                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                                         1996           1997
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $     647,427  $     173,502
  Accounts receivable--trade, net of allowance for doubtful accounts of $240,107
    and $255,464, respectively.....................................................      4,622,870      6,031,822
  Prepaid expenses.................................................................         91,139        112,457
                                                                                     -------------  -------------
    Total current assets...........................................................      5,361,436      6,317,781
Property and equipment, net........................................................      6,456,227      7,952,279
Other assets.......................................................................         29,880        491,997
                                                                                     -------------  -------------
                                                                                     $  11,847,543  $  14,762,057
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit..................................................................  $    --        $     853,000
  Current portion of long-term debt................................................       --               74,488
  Accounts payable.................................................................      4,197,500      5,502,721
  Accrued expenses.................................................................      1,160,503      1,323,816
  Deposits.........................................................................         44,770         45,072
                                                                                     -------------  -------------
    Total current liabilities......................................................      5,402,773      7,799,097
Long-term debt.....................................................................       --              336,804
                                                                                     -------------  -------------
    Total liabilities..............................................................      5,402,773      8,135,901
                                                                                     -------------  -------------
Shareholders' equity:
  Common stock.....................................................................         10,100         10,100
  Additional paid-in capital.......................................................            900            900
  Retained earnings................................................................      6,433,770      6,615,156
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                                                                         6,444,770      6,626,156
                                                                                     -------------  -------------
Commitments and contingencies (Note 6)
                                                                                     -------------  -------------
                                                                                     $  11,847,543  $  14,762,057
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.


                          COMBINED STATEMENT OF INCOME


                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Revenues............................................................  $  39,409,290  $  44,275,734  $  52,041,133
Cost of service.....................................................     21,583,189     22,981,931     29,453,698
Selling, general and administrative expenses........................     12,635,738     15,701,621     18,540,195
Depreciation and amortization.......................................      1,757,968      1,937,529      2,600,963
                                                                      -------------  -------------  -------------
Total operating expenses............................................     35,976,895     40,621,081     50,594,856
Income from operations..............................................      3,432,395      3,654,653      1,446,277
Other income (expense):
  Interest expense, net.............................................       (201,474)       (35,685)      (195,988)
  Other, net........................................................        (57,327)        34,064        228,097
                                                                      -------------  -------------  -------------
Net income..........................................................  $   3,173,594  $   3,653,032  $   1,478,386
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                ATI CLASS A             ATI CLASS B                 ATNSI
                                COMMON STOCK            COMMON STOCK             COMMON STOCK           ATNSI        ATI
                           ----------------------  ----------------------  ------------------------   PAID-IN-     RETAINED
                            SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL     EARNINGS
                           ---------  -----------  ---------  -----------  -----------  -----------  -----------  ----------
December 31, 1994........    100,000   $   1,000     900,000   $   9,000        1,000    $     100    $     900   $3,393,407
Net income (loss)........                                                                                          3,402,571
Distributions............                                                                                         (1,937,000)
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
December 31, 1995........    100,000       1,000     900,000       9,000        1,000          100          900    4,858,978
Net income...............                                                                                          3,646,090
Distributions............                                                                                         (2,774,000)
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
December 31, 1996........    100,000       1,000     900,000       9,000        1,000          100          900    5,731,068
Net income (loss)........                                                                                          1,640,324
Distributions............                                                                                         (1,297,000)
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
December 31, 1997........    100,000   $   1,000     900,000   $   9,000        1,000    $     100    $     900   $6,074,392
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------


                             ATNSI
                           RETAINED
                           EARNINGS     TOTAL
                           ---------  ----------
December 31, 1994........  $ 924,737  $4,329,144
Net income (loss)........   (228,977)  3,173,594
Distributions............     --      (1,937,000)
                           ---------  ----------
December 31, 1995........    695,760   5,565,738
Net income...............      6,942   3,653,032
Distributions............     --      (2,774,000)
                           ---------  ----------
December 31, 1996........    702,702   6,444,770
Net income (loss)........   (161,938)  1,478,386
Distributions............     --      (1,297,000)
                           ---------  ----------
December 31, 1997........  $ 540,764  $6,626,156
                           ---------  ----------
                           ---------  ----------

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
Operating activities:
  Net income.........................................................  $   3,173,594  $   3,653,032  $   1,478,386
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................      1,757,968      1,937,529      2,600,963
    Loss on sale of property and equipment...........................        107,830         18,044         15,410
  Changes in operating assets and liabilities:
    Accounts receivable..............................................       (627,935)      (227,841)    (1,408,952)
    Prepaid expenses and other assets................................         24,989         35,669         (9,659)
    Accounts payable.................................................       (340,120)     1,372,273      1,305,221
    Accrued expenses.................................................        175,490        107,602        163,313
    Deposits.........................................................          3,917          1,296            302
                                                                       -------------  -------------  -------------
      Net cash provided by operating activities......................      4,275,733      6,897,604      4,144,984
                                                                       -------------  -------------  -------------
Investing activities:
  Purchase of property and equipment.................................       (917,667)    (3,174,116)    (4,081,132)
  Increase in other assets...........................................                                     (507,000)
  Proceeds from sale of property and equipment.......................        182,392          6,141          1,931
                                                                       -------------  -------------  -------------
      Net cash used by investing activities..........................       (735,275)    (3,167,975)    (4,586,201)
                                                                       -------------  -------------  -------------
Financing activities:
  Repayments of advances from an officer.............................       (210,000)      (250,000)
  Net borrowings (payments) on revolving lines of credit.............       (401,739)      (725,663)       853,000
  Proceeds from long-term debt.......................................                                      419,924
  Principal payments on long-term debt...............................       (222,222)      (283,336)        (8,632)
  Distributions to shareholders......................................     (1,937,000)    (2,774,000)    (1,297,000)
                                                                       -------------  -------------  -------------
      Net cash used by financing activities..........................     (2,770,961)    (4,032,999)       (32,708)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash......................................        769,497       (303,370)      (473,925)
Cash and cash equivalents, beginning of year.........................        181,300        950,797        647,427
                                                                       -------------  -------------  -------------
Cash and cash equivalents, end of year...............................  $     950,797  $     647,427  $     173,502
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental cash flow information:
  Cash paid for interest.............................................  $     210,666  $      64,763  $     190,884

   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS COMBINATION

    The companies included in the accompanying combined financial statements, American Telco, Inc. (ATI) and American Telco Network Services, Inc. (ATNSI) (collectively, the Companies), are under common control. All material intercompany transactions and profits or losses have been eliminated in these combined financial statements.

    ATI and ATNSI were incorporated in Texas on May 12, 1983 and December 29, 1986, respectively. ATI is a provider of local and long distance telephone services and ATNSI provides related telecommunication services. In 1997, ATI began to provide local telephone service to commercial customers in certain major Texas cities. Local service revenues were less than 10% of total revenues during 1997.

    REVENUE RECOGNITION

    The Companies use the accrual method in recognizing telephone service income when service is provided. Expenses associated with the cost of telecommunications are accrued when service is used. Management believes the Companies are not subject to significant concentrations of credit risk due to the diverse nature of their customer base.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives; leasehold improvements are amortized using the straight-line method over the lease term or the estimated useful life of the related assets, whichever is shorter.

    LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards No. 121 (FAS
121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Companies review for the impairment of long-lived assets and certain identifiable intangibles on a periodic basis and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under FAS 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Companies through December 31, 1997.

    INCOME TAXES

    The Companies have elected to be treated as S Corporations for federal income tax purposes. As such, no provision for federal income taxes has been presented in these combined financial statements since taxes are to be paid by the shareholders individually. In 1997 certain costs amounting to approximately $1,000,000 have been capitalized for financial reporting purposes that will be expensed as incurred for tax purposes.

    CASH EQUIVALENTS

    The Companies consider all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CAPITALIZED COSTS

    Effective January 1, 1997, the Companies adopted the policy of capitalizing costs incurred to increase the capacity of their telecommunications network. Such costs were previously expensed as incurred. During 1997, the Companies incurred and capitalized $257,000 related to network capacity upgrades. These costs are included in other assets and are amortized using the straight-line method over a period of four years. Management believes the impact on the Companies' financial position and results of operations resulting from this change in accounting principles is not material.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes the estimates and assumptions used in the preparation of these financial statements are reasonable.

2. PROPERTY AND EQUIPMENT, NET

    Property and equipment comprised the following at December 31:

                                                                       ESTIMATED
DESCRIPTION                                                          USEFUL LIVES        1996           1997
------------------------------------------------------------------  ---------------  -------------  -------------
Furniture and equipment...........................................           5-7     $   5,006,021  $   6,722,739
Switch equipment..................................................             5         3,854,871      5,217,303
Automatic call processors.........................................             5         3,025,835      3,550,408
Leasehold improvements............................................           1-3           348,456        449,416
                                                                                     -------------  -------------
                                                                                        12,235,183     15,939,866
Less--accumulated depreciation and amortization...................                      (5,778,956)    (7,987,587)
                                                                                     -------------  -------------
                                                                                     $   6,456,227  $   7,952,279
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The Companies have capitalized $760,003 during 1997 of internal costs related to the development of new customer service, local service, line charge reconciliation and billing softwares developed during the year. This amount is included in furniture and equipment at December 31, 1997.

3. INDEBTEDNESS

    In September 1996, ATI entered into a credit agreement with a financial institution. The credit agreement provides for an aggregate of $3,500,000 in borrowings under a line of credit and under letters of credit. Borrowings under the line of credit may not exceed 80% of eligible accounts receivable, and letters of credit outstanding may not exceed $1,000,000. Advances bear interest at prime, with an adjusted LIBOR rate option, and are secured by accounts receivable, contract rights, deposit accounts and general intangibles. At December 31, 1997, the outstanding balance under this facility was $853,000. Maximum borrowings outstanding under the line of credit were $3,426,000 during 1997.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

3. INDEBTEDNESS (CONTINUED)
    At December 31, 1997, ATI had a long-term loan amounting to $411,292. The loan bears interest at prime. Payments are made monthly and include $8,731 in principal and the related interest accruing during the month. The term of the loan is 60 months starting in December 1997.

    These agreements require that certain restrictive and minimum financial covenants be maintained.

    The Companies also have received advances from certain officers/shareholders.

4. SHAREHOLDERS' EQUITY

COMMON STOCK

ATI    -- Class A voting common stock, $.01 par value, 100,000 shares authorized, 100,000 issued and outstanding

ATI    -- Class B nonvoting common stock, $.01 par value, 900,000 shares authorized, 900,000 issued and outstanding

ATNSI -- $.10 par value, 100,000 shares authorized, 1,000 issued and outstanding

5. RELATED PARTY TRANSACTIONS

    O.L.C. Company (OLC), an affiliate of the Companies prior to its sale to a third party on July 3, 1997, provided telecommunications services to the Companies totaling $5,835,000, $5,892,000 and $3,157,000 for the years ended December 31, 1995 and 1996 and from January 1, 1997 to July 3, 1997, respectively, which are included as direct costs in the accompanying combined statement of income. The Companies had a balance of $772,358 owing to OLC as of December 31, 1996, which is included in accounts payable in the accompanying combined balance sheet.

    The Companies charged a management fee totaling $192,000 to OLC for the first six months of 1997 which is included in other income, net in the accompanying combined statement of income.

    The Companies paid promotional services to an affiliate totaling $210,000, $259,000 and $225,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

6. OPERATING LEASES AND SERVICE AGREEMENTS

    The Companies lease office space and equipment under noncancelable operating leases. Future minimum lease payments under noncancelable operating leases are as follows:

                                                               OPERATING
YEAR ENDING DECEMBER 31,                                         LEASES
------------------------------------------------------------  ------------
1998........................................................  $  1,103,764
1999........................................................       845,878
2000........................................................       896,241
2001........................................................       784,870
2002........................................................       483,587
Thereafter..................................................       745,750
                                                              ------------
                                                              $  4,860,090
                                                              ------------
                                                              ------------

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

6. OPERATING LEASES AND SERVICE AGREEMENTS (CONTINUED)
    ATNSI has executed various agreements for leased lines to various cities. Several of the agreements provide for, among other things, a cancelation charge if the agreements are canceled before the first year.

7. PROFIT SHARING PLAN

    ATI has adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code of 1986. Participants can contribute from 1% to 20% of their pre-tax compensation and can receive a matching employer contribution of up to 4% of the participants' eligible compensation for the plan year. The amount of ATI's contribution to the plan is at the discretion of the Board of Directors. ATI's 401(k) plan contribution expenses accrued at December 31, 1996 and 1997 were $232,136 and $92,412, respectively.

8. SUBSEQUENT EVENT

    On March 6, 1998, the Company's shareholders signed a letter of intent to sell the Company's operations to an unrelated third party.

         AMERICAN TELCO INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                        CONDENSED COMBINED BALANCE SHEET

                                                                      DECEMBER
                                                                        31,      MARCH 31,
                                                                        1997        1998
                                                                     ----------  ----------
                                                                          (UNAUDITED)
Current assets:
Cash and cash equivalents..........................................  $  173,502  $  280,314
  Accounts receivable trade, net of allowance for doubtful accounts
    of $255,464 and $267,278, respectively.........................   6,031,822   7,348,347
  Prepaid expenses.................................................     112,457     158,519
                                                                     ----------  ----------
    Total current assets...........................................   6,317,781   7,787,180
Property and equipment, net........................................   7,952,279   7,897,921
Other assets.......................................................     491,997     573,698
                                                                     ----------  ----------
                                                                     $14,762,057 $16,258,799
                                                                     ----------  ----------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit..................................................  $  853,000  $  878,000
  Current portion of long-term debt................................      74,488      74,488
  Accounts payable.................................................   5,502,721   5,554,603
  Accrued expenses.................................................   1,323,816   1,688,409
  Deposits.........................................................      45,072      52,594
                                                                     ----------  ----------
    Total current liabilities......................................   7,799,097   8,248,094
Long-term debt.....................................................     336,804     319,101
                                                                     ----------  ----------
    Total liabilities..............................................   8,135,901   8,567,195
                                                                     ----------  ----------
Shareholders' equity:
  Common stock.....................................................      10,100      10,100
  Additional paid-in capital.......................................         900         900
  Retained earnings................................................   6,615,156   7,680,604
                                                                     ----------  ----------
                                                                      6,626,156   7,691,604
                                                                     ----------  ----------
Commitments (Note 4)...............................................
                                                                     ----------  ----------
                                                                     $14,762,057 $16,258,799
                                                                     ----------  ----------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO INC. AND AMERICAN TELCO NETWORK SERVICES, INC.


                     CONDENSED COMBINED STATEMENT OF INCOME



                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                     ----------------------
                                                                        1997        1998
                                                                     ----------  ----------
                                                                          (UNAUDITED)
Revenues...........................................................  $12,133,101 $15,741,866
                                                                     ----------  ----------
Expenses:
  Cost of service..................................................   6,825,027   9,405,537
  Selling, general and administrative..............................   4,480,092   4,309,134
  Depreciation and amortization....................................     615,426     715,456
                                                                     ----------  ----------
    Total expenses.................................................  11,920,545  14,430,127
                                                                     ----------  ----------
Income from operations.............................................     212,556   1,311,739
Interest expense...................................................     (29,138)    (61,798)
Other income (expenses), net.......................................      13,519      (1,493)
                                                                     ----------  ----------
Net income.........................................................  $  196,937  $1,248,448
                                                                     ----------  ----------
                                                                     ----------  ----------


   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO, INC. AND AMERICAN TELCO NETWORK SERVICES, INC.


                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY



 FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE THREE MONTHS ENDED MARCH 31, 1998


                                ATI CLASS A             ATI CLASS B                 ATNSI
                                COMMON STOCK            COMMON STOCK             COMMON STOCK           ATNSI        ATI
                           ----------------------  ----------------------  ------------------------   PAID-IN-     RETAINED
                            SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL     EARNINGS
                           ---------  -----------  ---------  -----------  -----------  -----------  -----------  ----------
December 31, 1996........    100,000   $   1,000     900,000   $   9,000        1,000    $     100    $     900   $5,731,068
Net income (loss)........                                                                                          1,640,324
Distributions............                                                                                         (1,297,000)
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
December 31, 1997........    100,000       1,000     900,000       9,000        1,000          100          900    6,074,392
Net income (loss)........                                                                                          1,198,092
Distributions............                                                                                           (183,000)
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
March 31, 1998...........    100,000   $   1,000     900,000   $   9,000        1,000    $     100    $     900   $7,089,484
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------
                           ---------  -----------  ---------  -----------       -----        -----        -----   ----------


                             ATNSI
                           RETAINED
                           EARNINGS     TOTAL
                           ---------  ----------
December 31, 1996........  $ 702,702  $6,444,770
Net income (loss)........   (161,938)  1,478,386
Distributions............     --      (1,297,000)
                           ---------  ----------
December 31, 1997........    540,764   6,626,156
Net income (loss)........     50,356   1,248,448
Distributions............     --        (183,000)
                           ---------  ----------
March 31, 1998...........  $ 591,120  $7,691,604
                           ---------  ----------
                           ---------  ----------


   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                   CONDENSED COMBINED STATEMENT OF CASH FLOWS

                                                                      1997        1998
                                                                   ----------  ----------
                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                   ----------------------
                                                                        (UNAUDITED)
Operating activities:
  Net income.....................................................  $  196,937  $1,248,448
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.................................................     615,426     715,456
    Loss on sale of property and equipment.......................         653      15,239
  Changes in operating assets and liabilities:
    Accounts receivable..........................................  (1,300,690) (1,316,525)
    Prepaid expenses and other assets............................     (22,503)    (46,062)
    Accounts payable.............................................    (441,773)     51,882
    Accrued expenses.............................................     543,412     364,593
    Deposits.....................................................      (2,946)      7,522
                                                                   ----------  ----------
      Net cash (used) provided by operating activities...........    (411,484)  1,040,553
                                                                   ----------  ----------
Investing activities:
  Purchase of property and equipment, net........................  (1,149,824)   (676,337)
  Increase in other assets.......................................    (260,500)    (81,701)
                                                                   ----------  ----------
      Net cash used in investing activities......................  (1,410,324)   (758,038)
                                                                   ----------  ----------
Financing activities:
  Net borrowings on revolving lines of credit....................   1,691,000      25,000
  Principal payments on long-term debt...........................                 (17,703)
  Distributions to S Corporations' shareholders..................    (145,170)   (183,000)
                                                                   ----------  ----------
      Net cash provided (used) by financing activities...........   1,545,830    (175,703)
                                                                   ----------  ----------
Net (decrease) increase in cash..................................    (275,978)    106,812
Cash and equivalents at beginning of period......................     647,427     173,502
                                                                   ----------  ----------
Cash and equivalents at end of period............................  $  371,449  $  280,314
                                                                   ----------  ----------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN TELCO INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

               NOTES TO CONDENSED COMBINED FINANCIAL INFORMATION

                                 MARCH 31, 1998

                                  (UNAUDITED)


    The condensed combined balance sheets of American Telco, Inc. and American Telco Network Services, Inc. as of December 31, 1997 and March 31, 1998, the condensed combined statements of operations for the three months ended March 31, 1997 and 1998, the combined statement of shareholders equity for the year ended December 31, 1997 and the three months ended March 31, 1998, and the condensed combined statements of cash flows for the three months ended March 31, 1997 and 1998 are unaudited. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.


    The condensed combined balance sheet data at December 31, 1997 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Companies' December 31, 1997 combined financial statements.

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    The companies included in the accompanying combined financial statements, American Telco, Inc. (ATI) and American Telco Network Services, Inc. (ATNSI) (collectively, the Companies), are under common control. All material intercompany transactions and profits and losses have been eliminated in these combined financial statements.

    ATI and ATNSI were incorporated in Texas on May 12, 1983 and December 29, 1986, respectively. ATI is a provider of local and long distance telephone services and ATNSI provides related telecommunication services. In 1997, ATI began to provide local telephone service to commercial customers in certain major Texas cities. Local service revenues were less than 1% and approximately 10% of total revenues during the three months ended March 31, 1997 and 1998, respectively.

    REVENUE RECOGNITION

    The Companies use the full accrual method in recognizing telephone service income when service is provided. Expenses associated with the cost of telecommunications are accrued when service is used. Management believes the Companies are not subject to significant concentrations of credit risk due to the diverse nature of their customer base.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives; leasehold improvements are amortized using the straight-line method over the lease term or the estimated useful life of the related assets, whichever is shorter.

    INCOME TAXES

    The Companies have elected to be treated as S Corporations for federal income tax purposes. As such, no provision for federal income taxes has been presented in those combined financial statements since income taxes are to be paid by the shareholders individually.

         AMERICAN TELCO INC. AND AMERICAN TELCO NETWORK SERVICES, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

2. INDEBTEDNESS

    In September 1996, ATI entered into a credit agreement with a financial institution. The credit agreement provided for an aggregate of $3,500,000 in borrowings under a line of credit and under letters of credit. During the three months ended March 31, 1998, the line of credit was increased to $7,000,000. Borrowings under the line of credit may not exceed 80% of eligible accounts receivable and letters of credit outstanding may not exceed $1,000,000. Advances bear interest at prime, with an adjusted LIBOR rate option, and are secured by accounts receivable, contract rights, deposit accounts and general intangibles. At March 31, 1998, the outstanding balance under this facility was $878,000.

    At March 31, 1998, ATI had a long-term loan amounting to $393,589. The loan bears interest at prime. Payments are made monthly and include $8,731 in principal and related interest accruing during the month. The term of the loan is 60 months starting in December 1997.

    These agreements require that certain restrictive and minimum financial covenants be maintained.

    The Company also have received advances from certain officers/shareholders.

3. SHAREHOLDERS' EQUITY

    COMMON STOCK

    ATI    --  Class A voting common stock, $.01 par value, 100,000 shares authorized, 100,000 issued and outstanding

    ATI    --  Class B nonvoting common stock, $.01 par value, 900,000 shares authorized, 900,000 issued and outstanding

    ATNSI  --  $.10 par value, 100,000 shares authorized, 1,000 issued and outstanding

4. COMMITMENT

    On March 6, 1998, the Companies' shareholders signed a letter of intent to sell the Companies' operations to an unrelated third party.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, the Company's Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                     DESCRIPTION                                       FILING
---------  -------------------------------------------------------------------------------  ------------
    3.1    Registrant's Certificate of Incorporation, as amended                                (4)[3.1]
    3.2    Registrant's By-laws, as amended                                                     (4)[3.2]
    4.1    Telephone Loan Contract dated as of November 7, 1958 between Dobson Telephone
             Company, Inc. and United States of America.                                        (1)[4.2]
    4.2    Telephone Loan Contract dated as of March 19, 1956 between McLoud Telephone
             Company and United States of America.                                              (1)[4.3]
    4.3    Telephone Loan Contract dated as of January 15, 1993 between Dobson Telephone
             Company, Inc., Rural Telephone Bank and United States of America.                  (1)[4.4]
    4.4    Restated Mortgage, Security Agreement and Financing Statement dated as of May
             15, 1993 between Dobson Telephone Company and United States of America.            (1)[4.5]
    4.5    Indenture dated as of June 12, 1998 between the Registrant, as Issuer, and
             United States Trust Company of New York, as Trustee.                               (4)[4.5]

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                     DESCRIPTION                                       FILING
---------  -------------------------------------------------------------------------------  ------------
    4.6    Escrow and Security Agreement dated June 12, 1998 among the Registrant as
             Pledgor, and Morgan Stanley & Co. Incorporated, Montgomery Securities LLC as
             Placement Agents, and United States Trust Company of New York, as Trustee.         (4)[4.6]
    4.7    Registration Rights Agreement dated June 12, 1998 between the Registrant and
             Morgan Stanley & Co. Incorporated, and NationsBanc Montgomery Securities LLC.      (4)[4.7]
    5      Opinion of McAfee & Taft A Professional Corporation.                                   (4)[5]
   10.1    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network Services, Inc. and the
             Registrant.                                                                        (2)[2.1]
   10.2    First Amendment to Stock Purchase Agreement among American Telco Inc. and
             American Telco Network Services, Inc. and the Registrant.                          (2)[2.2]
   10.3*   Letter dated September 16, 1997 from Registrant to William J. Hoffman, Jr.,
             describing employment arrangement.                                              (3)[10.3.4]
   11      Statement re computation of per share earnings.                                       (5)[11]
   12      Statement re computation of ratios.                                                   (5)[12]
   21      Subsidiaries
   23.1    Consent of McAfee & Taft A Professional Corporation is contained in Exhibit 5
             hereto.                                                                             (4)[21]
   23.2    Consent of Arthur Andersen LLP.                                                     (5)[23.2]
   23.3    Consent of Price Waterhouse LLP.                                                    (5)[23.3]
   24      Power of Attorney.
   25      Statement of eligibility of Trustee.                                                  (4)[24]
   27      Financial Data Schedule.                                                              (5)[27]
   99.1    Letter of Transmittal.                                                              (4)[99.1]
   99.2    Notice of Guarantee of Delivery.                                                    (4)[99.2]
   99.3    Company letter.                                                                     (4)[99.3]
   99.4    Client letter.                                                                      (4)[99.4]
   99.5    Guidelines for certification of taxpayer identification number.                     (4)[99.5]


------------------------

    All exhibits not filed herewith are either:

    (1) Filed as an exhibit to the Registration Statement on Form S-4 (Registration No. 33-23769), as the exhibit number indicated in brackets, by Dobson Communications Corporation, the Registrant's parent, and incorporated herein by reference;

    (2) Filed as an exhibit to Current Report on Form 8-K on June 30, 1998, of Dobson Communications Company, the Registrant's parent (File No. 333-23769), as the exhibit number indicated in brackets, and incorporated herein by reference; or

    (3) Filed as an exhibit the Annual Report on Form 10-K for the year ended December 31, 1997, of Dobson Communications Company, the Registrant's parent, as the exhibit number indicated in brackets, and incorporated herein by reference.


    (4) Previously filed as an exhibit to this Registration Statement (Registration No. 333-58693), as the exhibit number indicated in brackets.



    (5) Filed herewith as the exhibit number indicated in brackets.


*   Management contract or compensatory plan or arrangement.

    (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 11th day of September, 1998.


                                DOBSON WIRELINE COMPANY

                                By:            /s/ EVERETT R. DOBSON
                                     -----------------------------------------
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of September, 1998.


             NAME                                TITLE
------------------------------  ----------------------------------------

    /s/ EVERETT R. DOBSON       Chairman of the Board and Chief
------------------------------    Executive Officer (Principal Executive
      Everett R. Dobson           Officer)

    /s/ STEPHEN T. DOBSON
------------------------------  President and Director
      Stephen T. Dobson

   /s/ BRUCE R. KNOOIHUIZEN
------------------------------  Vice President and Chief Financial
     Bruce R. Knooihuizen         Officer (Principal Financial Officer)

    /s/ TRENTON W. LEFORCE
------------------------------  Corporate Controller (Principal
      Trenton W. LeForce          Accounting Officer)

    /s/ RUSSELL L. DOBSON
------------------------------  Director
      Russell L. Dobson

    /s/ JUSTIN L. JASCHKE
------------------------------  Director
      Justin L. Jaschke

   /s/ THADEUS J. MOCARSKI
------------------------------  Director
     Thadeus J. Mocarski


*By:        /s/ BRUCE R.
             KNOOIHUIZEN
      -------------------------
        Bruce R. Knooihuizen
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
    3.1    Registrant's Certificate of Incorporation, as amended                                (4)[3.1]
    3.2    Registrant's By-laws, as amended                                                     (4)[3.2]
    4.1    Telephone Loan Contract dated as of November 7, 1958 between Dobson Telephone
             Company, Inc. and United States of America.                                        (1)[4.2]
    4.2    Telephone Loan Contract dated as of March 19, 1956 between McLoud Telephone
             Company and United States of America.                                              (1)[4.3]
    4.3    Telephone Loan Contract dated as of January 15, 1993 between Dobson Telephone
             Company, Inc., Rural Telephone Bank and United States of America.                  (1)[4.4]
    4.4    Restated Mortgage, Security Agreement and Financing Statement dated as of May
             15, 1993 between Dobson Telephone Company and United States of America.            (1)[4.5]
    4.5    Indenture dated as of June 12, 1998 between the Registrant, as Issuer, and
             United States Trust Company of New York, as Trustee.                               (4)[4.5]
    4.6    Escrow and Security Agreement dated June 12, 1998 among the Registrant as
             Pledgor, and Morgan Stanley & Co. Incorporated, Montgomery Securities LLC as
             Placement Agents, and United States Trust Company of New York, as Trustee.         (4)[4.6]
    4.7    Registration Rights Agreement dated June 12, 1998 between the Registrant and
             Morgan Stanley & Co. Incorporated, and NationsBanc Montgomery Securities
             LLC.                                                                               (4)[4.7]
    5      Opinion of McAfee & Taft A Professional Corporation.                                   (4)[5]
   10.1    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network Services, Inc. and the
             Registrant.                                                                        (2)[2.1]
   10.2    First Amendment to Stock Purchase Agreement among American Telco Inc. and
             American Telco Network Services, Inc. and the Registrant.                          (2)[2.2]
   10.3*   Letter dated September 16, 1997 from Registrant to William J. Hoffman, Jr.,
             describing employment arrangement.                                              (3)[10.3.4]
   11      Statement re computation of per share earnings.                                       (5)[11]
   12      Statement re computation of ratios.                                                   (5)[12]
   21      Subsidiaries
   23.1    Consent of McAfee & Taft A Professional Corporation is contained in Exhibit 5
             hereto.                                                                             (4)[21]
   23.2    Consent of Arthur Andersen LLP.                                                     (5)[23.2]
   23.3    Consent of Price Waterhouse LLP.                                                    (5)[23.3]
   24      Power of Attorney.
   25      Statement of eligibility of Trustee.                                                  (4)[24]
   27      Financial Data Schedule.                                                              (5)[27]
   99.1    Letter of Transmittal.                                                              (4)[99.1]
   99.2    Notice of Guarantee of Delivery.                                                    (4)[99.2]
   99.3    Company letter.                                                                     (4)[99.3]
   99.4    Client letter.                                                                      (4)[99.4]
   99.5    Guidelines for certification of taxpayer identification number.                     (4)[99.5]


------------------------


All exhibits not filed herewith are either:

    (1) Filed as an exhibit to the Registration Statement on Form S-4 (Registration No. 33-23769), as the exhibit number indicated in brackets, by Dobson Communications Corporation, the Registrant's parent, and incorporated herein by reference;



    (2) Filed as an exhibit to Current Report on Form 8-K on June 30, 1998, of Dobson Communications Company, the Registrant's parent (File No. 333-23769), as the exhibit number indicated in brackets, and incorporated herein by reference; or



    (3) Filed as an exhibit the Annual Report on Form 10-K for the year ended December 31, 1997, of Dobson Communications Company, the Registrant's parent, as the exhibit number indicated in brackets, and incorporated herein by reference.



    (4) Previously filed as an exhibit to this Registration Statement (Registration No. 333-58693), as the exhibit number indicated in brackets.



    (5) Filed herewith as the exhibit number indicated in brackets.



*   Management contract or compensatory plan or arrangement.